                                 EXHIBIT 99.1
                                 ============



     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996
                                                 REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     AMERICAN COMMUNICATIONS SERVICES, INC.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                          4813                         52-1947746
(STATE OR OTHER JURISDICTION OF    (PRIMARY SIC CODE NUMBER)    (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)                                               NO.)

                         131 NATIONAL BUSINESS PARKWAY
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                 (301) 617-4200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             RILEY M. MURPHY, ESQ.
                     AMERICAN COMMUNICATIONS SERVICES, INC.
                         131 NATIONAL BUSINESS PARKWAY
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                 (301) 617-4215
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                with copies to:

            RICHARD C. TILGHMAN, JR., ESQ.                           GERALD S. BACKMAN, P.C.
                PIPER & MARBURY L.L.P.                              WEIL, GOTSHAL & MANGES LLP
               36 SOUTH CHARLES STREET                                   767 FIFTH AVENUE
            BALTIMORE, MARYLAND 21201-3018                        NEW YORK, NEW YORK 10153-0119
                    (410) 576-1678                                        (212) 310-8348

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                           --------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          ------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                   ------------------------

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------
                                                               PROPOSED
                                                               MAXIMUM                     AMOUNT OF
              TITLE OF EACH CLASS OF                          AGGREGATE                   REGISTRATION
            SECURITIES TO BE REGISTERED                     OFFERING PRICE                   FEE(1)
- -------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.............          $133,750,000                  $46,120.62
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(c) and Rule 457(o) under the Securities Act of 1933, the price used for calculating the registration fee was the last reported sales price of the Common Stock on June 13, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     AMERICAN COMMUNICATIONS SERVICES, INC.
                             CROSS-REFERENCE SHEET

                            ITEM
      -------------------------------------------------
  1.  Front of Registration Statement and Outside Front
        Cover of Prospectus............................  Facing Page of the Registration Statement;
                                                         Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................  Available Information; Outside Back Cover Page
                                                           of Prospectus
  3.  Summary Information and Risk Factors.............  Prospectus Summary; Summary Consolidated
                                                           Financial and Operating Data; Risk Factors
  4.  Use of Proceeds..................................  Use of Proceeds
  5.  Determination of Offering Price..................  Price Range of Common Stock
  6.  Dilution.........................................  Not Applicable
  7.  Selling Security Holders.........................  Not Applicable
  8.  Plan of Distribution.............................  Underwriting
  9.  Legal Proceedings................................  Business
 10.  Directors, Executive Officers, Promoters and
        Control Persons................................  Management
 11.  Security Ownership of Certain Beneficial Owners
        and Management.................................  Principal Stockholders
 12.  Description of Securities........................  Description of Capital Stock
 13.  Interests of Named Experts and Counsel...........  Legal Matters; Experts; Change in Independent
                                                           Public Accountants
 14.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................  Description of Capital Stock
 15.  Organization Within Last Five Years..............  Business; Management's Discussion and Analysis
                                                         of Financial Condition and Results of
                                                           Operations
 16.  Description of Business..........................  Business
 17.  Management's Discussion and Analysis or Plan of
        Operation......................................  Management's Discussion and Analysis of
                                                         Financial Condition and Results of Operations
 18.  Description of Property..........................  Business
 19.  Certain Relationships and Related Transactions...  Certain Relationships and Related Transactions
 20.  Market for Common Equity and Related Stockholder
        Matters........................................  Dividend Policy; Price Range of Common Stock
 21.  Executive Compensation...........................  Executive Compensation
 22.  Financial Statements.............................  Consolidated Financial Statements
 23.  Changes In and Disagreements With Accountants on
        Accounting and Financial Disclosure............  Change in Independent Public Accountants

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1996

PROSPECTUS
               , 1996

                                                SHARES

                                 [ACSI LOGO]

                                  COMMON STOCK

     All of the shares of Common Stock offered hereby (the "Offering") are being sold by American Communications Services, Inc. The Common Stock is traded on the
Nasdaq National Market under the symbol "ACNS." On          , 1996 the last
reported sales price of the Common Stock on the Nasdaq National Market was
$     per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
   HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ----------------------------------------------------------------------------------------------------------
                                           PRICE                 UNDERWRITING                PROCEEDS
                                       TO THE PUBLIC     DISCOUNTS AND COMMISSIONS(1)    TO THE COMPANY(2)
- ----------------------------------------------------------------------------------------------------------
Per Share.........................           $                         $                         $
Total(3)..........................           $                         $                         $
- ----------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses payable by the Company estimated at $          .

(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to an additional      shares of Common Stock, at the Price to the Public
    less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the
    Company will be $          , $          and $          , respectively. See
    "Underwriting."

     The shares of Common Stock offered hereby are being offered by the several Underwriters when, as and if delivered to and accepted by them, subject to certain conditions, including their right to withdraw, cancel or reject orders in whole or in part. It is expected that delivery of share certificates representing the shares of Common Stock will be made in New York, New York on or
about                , 1996.

DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION
                               ALEX. BROWN & SONS
                                      INCORPORATED
                                                  MONTGOMERY SECURITIES

                             [MAP TO BE INSERTED.]

This Prospectus includes trademarks, trade names and service marks of the Company and other companies.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND CERTAIN SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE
"UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Please refer to the "Glossary" for the definitions of certain capitalized terms used herein and elsewhere in this Prospectus.

     Unless otherwise indicated, all information in this Prospectus assumes (i) that the 464,164 issued and outstanding shares of the Company's Preferred Stock will be converted into 17,377,278 shares of Common Stock upon completion of this Offering and (ii) no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     American Communications Services, Inc. ("ACSI" or the "Company") is a rapidly growing competitive local exchange carrier ("CLEC," and is referred to as a competitive access provider or "CAP" with respect to provision of dedicated services) that constructs and operates digital fiber optic networks and offers local telecommunications services to long distance companies (interexchange carriers or "IXCs") and business and government end users in Tier II and Tier III markets (200,000 to 2,000,000 in population) principally in the southern United States. The Company provides non-switched dedicated services, including special access, switched transport and private line services. These services generally are offered by the Company at a discount to those of the local exchange carrier ("LEC") and are delivered with a high level of network reliability. In addition to these dedicated services, the Company is developing and has begun offering high-speed data services to business, government and other communications carriers (including Internet service providers, or "ISPs"). High-speed data services include Internet Protocol ("IP") switching, frame relay and Asynchronous Transfer Mode ("ATM"). Management believes this wide range of data services will ensure support of legacy, current and emerging applications, including multimedia applications such as desktop videoconferencing. The Company has also begun offering on a limited basis enhanced voice messaging services. Management believes that successful marketing of these high-speed data and enhanced voice messaging services should provide the Company with increased revenues, an expanded end-user customer base and relevant marketing experience that can be leveraged into offering local switched voice services. The Company plans to begin offering local switched voice services by late 1996.

     As of May 31, 1996, ACSI had 15 operational networks and seven additional networks under construction. From September 30, 1995 to May 31, 1996, the Company increased its operational networks from five to 15 and increased its route miles from 92 to 386. The Company expects to have 30 networks in service or under construction by September 30, 1996 and intends to have a total of 50 local distribution networks in service or under construction by the middle of calendar-year 1998. To date, management believes that it has been able to deploy its capital most efficiently by constructing, rather than acquiring, fiber optic networks. By constructing all of its networks, ACSI believes it has realized significant cost savings, created considerable networking efficiencies and ensured quality, reliability and high operating standards. The Company believes the concentration of its 50 networks principally throughout the southern United States, together with its planned inter-city broadband backbone network, will provide an effective platform for the provision of its high-speed data and enhanced voice messaging and local switched voice services at reduced costs. ACSI's management team includes several pioneers in the development of the competitive access industry with demonstrated expertise in successfully deploying fiber optic networks and aggressively managing operations to generate positive operating cash flow.

ACSI NETWORKS

                                                   TARGETED TO BE
           OPERATIONAL AS OF                       OPERATIONAL BY
              MAY 31, 1996                       SEPTEMBER 30, 1996
- ----------------------------------------        ---------------------
Albuquerque, NM          Las Vegas, NV              Amarillo, TX
 Birmingham, AL          Lexington, KY             Baton Rouge, LA
 Charleston, SC         Little Rock, AR         Colorado Springs, CO
  Columbia, SC           Louisville, KY             Columbus, GA
  El Paso, TX              Mobile, AL            Corpus Christi, TX
 Fort Worth, TX          Montgomery, AL              Jackson, MS
 Greenville, SC            Tucson, AZ              Spartanburg, SC
   Irving, TX

     Regulatory, technological and competitive trends have stimulated dramatic growth in the CLEC industry. Regulatory initiatives, such as the Telecommunications Act of 1996 (the "Telecommunications Act"), are expected to stimulate additional competition and demand for local telecommunications services, the total market for which was estimated to be approximately $93.0 billion in 1994. The Company expects continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act, together with increasing customer demand, will create more opportunities for the Company to provide additional services, expand the Company's networks and address a larger customer base.

COMPANY STRATEGY

     The Company's objective is to become a leading provider of dedicated and private line, high-speed data, including IP switching, and enhanced voice messaging and local switched voice services in its 50 planned markets by implementing the following strategies:

          Early Entry in Tier II and Tier III Markets in the Southern United States. The Company principally targets Tier II and Tier III markets, as they are generally subject to less competition from other CLECs relative to larger, more developed Tier I markets, thereby enabling the Company to achieve market penetration quickly. ACSI intends to continue focusing its market entry principally in areas of the southern United States because of attractive demographic trends and expected growth in demand for telecommunications services in these regions, which the Company believes have been underserved to date. Between 1989 and 1994, the rate of access line growth in all regions of the South exceeded the national average by approximately two and one-half times. Additionally, the 18 state area targeted by the Company accounts for approximately 37% of the U.S. population and approximately 35% of the total access lines in the United States. Although not precluding entry into a particular market by competitors, the Company believes that the first operational competitive network in a market generally has a competitive advantage in attracting customers willing to switch from the LEC. Management believes that the Company will be the first competitor to offer dedicated services in 14 of the above-listed 22 markets.

          Building on Strong Relationships with IXCs. ACSI has significant customer relationships with most of the major IXCs serving its markets. Currently, a substantial portion of the Company's revenues is billed to IXCs for services provided for the benefit of their customers. IXCs often choose the access provider for the local portion of a long distance call and have a strong presence in all of the Company's target markets. By demonstrating its ability to provide high quality services in its existing markets, the Company has the opportunity to obtain commitments for dedicated services from IXCs in new markets. The Company has signed a five-year agreement with MCImetro Access Transmission Services, Inc. ("MCImetro"), in which MCImetro has agreed to purchase minimum levels of dedicated services from ACSI and has committed to construct portions of ACSI's fiber optic networks in six cities. Recently, the Company signed agreements with AT&T Communications, Inc. ("AT&T") and two other IXCs, pursuant to which the Company expects AT&T and such other IXCs to use the Company as a supplier of dedicated special access services, as well as such other services as may be agreed upon, in particular markets. The Company markets its services directly to the end user in conjunction with IXC representatives. The Company expects further growth to the extent that LECs begin to compete with IXCs for long distance services, thereby providing IXCs with a competitive incentive to move access business away from LECs to CLECs. Moreover, because the Telecommunications Act prohibits the three largest IXCs from jointly marketing their long distance services with resold local services of an RBOC (until that RBOC itself offers in-region long distance service), the Company believes that IXCs should have incentive to resell CLEC services.

          Aggressive Bottom-Line Approach to Network Deployment. The Company rapidly deploys its networks and markets its services in order to quickly achieve operating cash flow breakeven, i.e., positive EBITDA (net income
     (loss) before net interest, income taxes, depreciation and amortization) before overhead allocations. The Company's objective is to commence construction of a network in the central business district of a market immediately upon receipt of the requisite municipal approval. ACSI targets completion of its initial network phase and commencement of commercial service in a market within approximately six months after the start of construction. The Company typically begins premarketing its services at the start of construction so that once a network becomes operational, customer demand already exists for its dedicated services. The Company then seeks to extend the reach of its network outside the central business district in response to customer demand. ACSI anticipates that each dedicated services network will achieve operating cash flow breakeven within ten to fifteen months after commencement of service. In its more mature markets, Louisville, Little Rock and Greenville, the Company achieved operating cash flow breakeven in a year or less after initiation of service.

          Cost-Effective Entry into Local Switched Voice and Value-Added Services. To take advantage of the opportunities created by the Telecommunications Act and following receipt of state regulatory approval and LEC interconnections, the Company plans to offer local switched voice services beginning in late 1996 where it is deploying local distribution networks. The Company expects to deploy telecommunications switching equipment in eight markets by mid-1997 and in 24 markets by early 1999. To take advantage of the size and regional concentration of ACSI's markets, where technically feasible and economically practicable, the Company plans to deploy a hubbed switching strategy whereby one switch can serve multiple markets via remote switching modules. This strategy would justify the switch investment in Tier II and Tier III markets by reducing capital costs and operating expenses. The Company recently agreed initially to purchase eight 5ESS()-2000 switching systems from Lucent Technologies. The Company believes that providing dedicated, enhanced voice messaging and high-speed data services will enhance the Company's ability to cross-market local switched voice services.

          ACSI has begun offering on a limited basis a range of enhanced voice messaging services to small and mid-sized business and government end users. The Company's initial offerings of enhanced voice messaging services include business voice messaging services utilizing the Company's First Line and First Line Plus products and one-number services utilizing the Company's Virtualine and Virtualine 800 products. The Company's enhanced voice messaging service can function as a virtual PBX. Management believes that the market for enhanced voice messaging services in 1993 was approximately $1.4 billion, that this market is underserved and that, with the availability of enhanced voice messaging services such as the Company's, this market has the potential for continued, rapid growth as customers become more accustomed to use of these services. The Company believes that this market should also serve as an additional customer base to which the Company can market its local switched voice services.

          Developing a Broadband Data Communications Backbone Network with Extensive Local Points of Presence. The Company believes that switched data communications represents one of the fastest growing segments of the telecommunications services market. Industry sources estimate that the U.S. switched data services market was approximately $1.1 billion in 1995 and the Company believes that this market will grow to approximately $8.8 billion by 2000 due, in part, to the continuing proliferation of computers and the increasing need to interconnect these computers via local and wide area networks, the dramatic growth of the Internet and the emergence of multimedia applications. Together, these applications have spawned numerous network technologies and communications protocols to support legacy, current and emerging needs. The domestic network infrastructure currently supporting both voice and data transport requirements is being strained by the increasing demand for high bandwidth transport at both the local and national levels. The Company believes that the growth of high speed applications will further strain the networks that exist today. Unless additional network infrastructure supporting these high bandwidth requirements is deployed, the ability of existing networks to service the demand for both speed and capacity may continue to be strained and may result in further degradation of the quality of service afforded by network service providers. The Company believes that this constraint in bandwidth capacity creates a significant business opportunity for the Company, particularly in its Tier II and Tier III markets, which have largely been ignored by the larger data communications providers.

          The Company is developing and currently implementing a coast-to-coast broadband data communications backbone network via leased inter-city fiber connections on which customers' high-speed data and multimedia traffic may be transported at a high-quality level on a cost-effective basis. ACSI believes its ATM-based high bandwidth network will be capable of simultaneously supporting IP switching, frame relay and multimedia applications. This technology will allow network customers to migrate transparently from lower speed services to high bandwidth services, as their data communications requirements expand. The Company plans to have 40 data POPs in service by the end of calendar year 1996. The Company believes this backbone, coupled with its planned 50 local distribution networks, provides the Company with a cost advantage for its high speed data services.

          Attract and Retain a Management Team with Extensive Telecommunications Experience. The senior management of ACSI pioneered the development of many of the first fiber optic networks in Tier I markets in the United States and has substantial experience in rapidly building cost-effective networks and managing service operations. The Company's Chairman, Anthony
     J. Pompliano, is the co-founder and former President and Chief Executive Officer of MFS Communications, Inc. ("MFS"). Richard A. Kozak, the Company's President and Chief Executive Officer, has held senior management positions at several telecommunications companies, including MFS and Sprint International (formerly Telenet Communications Corporation). Other members of the Company's senior management team have experience working at MFS, Teleport Communications Group, AT&T, MCI Communications Corporation ("MCI"), WilTel, Inc., BellSouth Telecommunications, Inc. and other telecommunications companies. The Company's management team collectively has over 200 years of marketing and operating experience in the telecommunications industry.

                              RECENT DEVELOPMENTS

     From September 30, 1995 to May 31, 1996, the Company increased the number of its operational networks from five to 15, began construction on networks in seven other markets, increased route miles from 92 to 386, increased buildings connected or ready to connect from 79 to 216 and increased its employee base from 100 to 181. Since May 31, 1996, the Company has commenced construction of an additional network in Central Maryland (Washington-Baltimore corridor). As of May 31, 1996, the Company obtained certifications to offer local switched voice services in Tennessee and Texas, has certifications pending in ten other states and has commenced interconnection negotiations with the five major LECs in markets in which it currently operates or has networks under construction.

     In May 1996, the Company entered into agreements to interconnect at two major Network Access Points ("NAPs") where national ISPs interconnect their networks, allowing the multitude of local and regional ISPs to exchange data and access the Internet globally, seamlessly and transparently. In addition to these two initial NAP agreements at MAE-East (Vienna, Virginia) and MAE-West (San Jose, California), ACSI is currently negotiating for interconnection at three additional NAPs, as well as peering agreements and Network-to-Network Interfaces ("NNIs") with most major IXCs.

     On March 21, 1996, the Company completed a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 of $120.0 million principal amount of 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes"), for which it received net proceeds of approximately $61.8 million.

     On February 1, 1996, the U.S. Congress enacted comprehensive telecommunications reform legislation, which the President signed into law as the Telecommunications Act on February 8, 1996. The Company believes that this legislation is likely to enhance competition in the local telecommunications marketplace through (i) removal of state and local entry barriers, (ii) requirements that LECs provide interconnections to their facilities, (iii) facilitation of the process of changing from LEC services to those offered by CLECs and (iv) access to rights-of-way. The Company expects further growth to the extent that LECs begin to compete with IXCs for long distance services, thereby providing IXCs with a competitive incentive to move access business away from LECs to CLECs, such as ACSI. See "Risk Factors -- Competition" and "Business -- Regulation."

     During the first five months of 1996, the Company entered into service agreements with AT&T and two other major IXCs under which the Company expects AT&T and such other IXCs to use the Company as a supplier of dedicated special access services in many of the Company's markets. The Company currently is providing certain services under these agreements in a number of its markets. The Company expects to add additional services in these markets and to add additional markets as may be mutually agreed to by the Company and AT&T or the other IXCs, as the case may be, subject to, among other things, satisfactory completion of all quality, service and network validation tests with respect to provision of such services in each additional market. There can be no assurance that such service agreements will be extended to cover additional markets or services.

                                  THE OFFERING

Common Stock offered by the
  Company..................

Common Stock to be
outstanding after the
  Offering.................            shares(1)

Use of proceeds............  To be applied towards the completion of the
                             Company's 50-city business plan and to pay approximately $4.8 million of accrued dividends on the Company's Preferred Stock, all of which will be converted into Common Stock upon completion of this Offering. See "Use of Proceeds."

Nasdaq National Market
  symbol...................  ACNS
- ---------------
(1) Includes 17,377,278 shares issuable upon conversion of 464,164 shares of Preferred Stock. Excludes 10,990,698 shares issuable upon exercise of options and warrants outstanding on March 31, 1996 at a weighted average exercise price of $3.32 per share.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 9 of this Prospectus for certain factors relating to an investment in the Common Stock that should be considered by prospective investors.

                            ------------------------

     ACSI is a Delaware corporation. The Company's principal executive offices are located at 131 National
Business Parkway, Suite 100, Annapolis Junction, Maryland 20701, and its telephone number is (301) 617-4200.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                         NINE MONTHS ENDED
                                                             MARCH 31,             FISCAL YEAR ENDED JUNE 30,
                                                    ---------------------------    ---------------------------
                                                        1996           1995            1995           1994
                                                    ------------    -----------    ------------    -----------
STATEMENT OF OPERATIONS DATA:
    Revenues.....................................   $  1,895,812    $    95,631    $    388,887    $        --
    Operating expenses...........................     15,330,108      8,842,313      14,797,021      2,986,975
    Income (loss) from operations................    (13,434,296)    (8,746,682)    (14,408,134)    (2,986,975)
    Interest and other income....................      1,438,817        189,474         217,525          5,155
    Interest and other expense...................     (6,374,884)      (214,900)       (170,095)      (332,997)
    Debt conversion expense......................             --       (584,985)       (385,000)      (681,250)
    Net income (loss) before minority interest...    (18,370,363)    (9,357,093)    (14,745,704)    (3,996,067)
    Minority interest(1).........................        190,668         16,155          48,055             --
    Net income (loss)............................    (18,179,695)    (9,340,938)    (14,697,649)    (3,996,067)
    Net income (loss) per common share...........   $      (3.48)   $     (2.17)   $      (3.30)   $     (1.77)
    Weighted average shares outstanding..........      6,046,136      4,590,182       4,771,689      2,283,695
OTHER DATA:
    EBITDA(2)....................................   $(11,829,767)   $(8,590,355)   $(13,862,268)   $(2,985,008)
    Depreciation & amortization..................      1,413,861        140,172         497,811          1,967
    Capital expenditures.........................     28,236,884     10,152,865      15,302,757        519,945

                                                               AS OF MARCH 31, 1996
                                                          -------------------------------
                                                                                  AS
                                                             ACTUAL          ADJUSTED(3)
                                                          ------------       ------------
BALANCE SHEET DATA:
    Cash and cash equivalents.........................    $154,454,550       $
    Total assets......................................     207,978,611
    Long-term liabilities.............................     183,667,996
    Redeemable stock, options and warrants............       2,457,337
    Stockholders' equity..............................      17,815,135

                                                      MAY 31,        MARCH 31,      DECEMBER 31,      SEPTEMBER 30,
                                                       1996            1996             1995              1995
                                                   -------------   -------------    -------------     -------------
NETWORK AND SELECTED STATISTICAL DATA(4):
    Total markets (in operation or under
      construction).............................           22              20               17                12
    Networks in operation.......................           15              11                9                 5
    Networks under construction.................            7               9                8                 7
    Route miles.................................          386             200              136                92
    Fiber miles.................................       28,476           9,466            5,957             4,373
    Buildings connected.........................          216             133              100                79
    VGE circuits in service.....................      137,431         125,208           82,055            50,303
    Employees...................................          181             142              111               100

- ---------------
(1) As of June 30, 1995, minority interest represents a 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries that operate its networks in Louisville and Fort Worth. As of March 31, 1996, minority interest also includes the 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries in Greenville, Columbia and El Paso. See "Description of Certain Indebtedness."
(2) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with Generally Accepted Accounting Principles.
(3) Adjusted to give effect to: (i) the sale of the shares of Common Stock offered hereby and application of the estimated net proceeds therefrom
    (assuming a per share offering price of $      , the last reported sales
    price of the Common Stock on June   , 1996) and (ii) the conversion of the
    Preferred Stock.
(4) Network and Selected Statistical Data are derived from ACSI's records.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Certain statements contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares offered by this Prospectus.

HISTORICAL AND ANTICIPATED FUTURE LOSSES; NEGATIVE CASH FLOW

     The Company has never been profitable and has never generated positive cash flow from consolidated operations. As of June 30, 1995, and March 31, 1996, the Company had accumulated deficits of $20.7 million and $38.9 million, respectively. Currently, although the Company has begun to generate revenues in 15 markets, it has not yet generated revenues in any other markets. Until December 1994, when it recorded its first operating revenues, the Company was considered a development stage company for accounting purposes. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operations in the future.

     The Company has incurred significant net operating losses and negative cash flow to date in connection with establishing its fiber optic networks. Losses and negative cash flow will continue while the Company concentrates on the development and construction of additional fiber optic networks and until its networks have established a sufficient revenue-generating customer base. The Company will also incur losses during the initial start-up phases of its local switched voice services, enhanced voice messaging and high-speed data. There can be no assurance that an adequate revenue base will be established or that these services will generate positive cash flow. Continued losses and negative cash flow may prevent the Company from meeting its debt obligations and pursuing its strategies for growth.

RAPID EXPANSION OF OPERATIONS; IMPLEMENTATION OF GROWTH STRATEGY

     ACSI plans to continue to expand its business rapidly. The Company currently has commenced service in 15 of its target markets, and its goal is to have begun service in all 50 contemplated target markets by the end of the calendar year 1998. The Company's ability to manage its rapid expansion effectively will require it to continue to implement and improve its operating, financial and accounting systems, to attract and hire qualified personnel in each market, and to expand, train and manage its employee base. Delays in constructing any network may require the Company to scale back the number of other networks it expects to build within a given time frame. There can be no assurance that the Company will be able to implement its growth strategy or manage its expanded operations effectively. Any failure to do so may have a material adverse effect on the Company's business, results of operations and financial condition.

     As part of its strategy, ACSI plans to expand the range of services that it offers. The Company is developing and has begun offering on a limited basis high-speed data and enhanced voice messaging services and, upon receipt of requisite regulatory approvals and where cost effective, plans to offer local switched services in certain of its markets beginning in late 1996. These are services that the Company has not previously offered. There can be no assurance that a market will develop for these services, that the Company's implementation will be technically or economically feasible, that the Company will be able to develop or market them successfully or that the Company will be able to operate and maintain these services profitably.

SUBSTANTIAL LEVERAGE; FUTURE CASH OBLIGATIONS

     Since inception, the Company's consolidated cash flow from operations has been negative. As a result, the Company has been required to pay its fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from sales of its debt and equity securities. As of March 31, 1996, the Company (through its subsidiaries) had approximately $14.1 million in debt outstanding under a secured credit facility (the "AT&T Credit Facility") with AT&T Credit Corporation, a subsidiary of AT&T. The maximum potential borrowings under the AT&T Credit Facility is $31.2 million. Borrowings under the AT&T Credit Facility may be used to fund the construction and operation of only six of the Company's 50 contemplated networks. With the issuance of $190.0 million principal amount of the Company's 13% Senior Discount Notes due 2005 (the "2005 Notes") and the 2006 Notes (collectively, the "Notes"), the Company will be required to satisfy substantially higher periodic cash debt service obligations in the future. Commencing in the year 2001, cash interest on the 2005 Notes and 2006 Notes will be payable semi-annually at the rate of 13% per annum (approximately $24.7 million per year) and 12 3/4% per annum (approximately $15.3 million per year), respectively. The full accreted value of the 2005 Notes and 2006 Notes of $190.0 million and $120.0 million, respectively, will become due on November 1, 2005 and April 1, 2006, respectively. As of March 31, 1996, the Company had approximately $183.0 million of outstanding long-term indebtedness. As of March 31, 1996, the total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) were approximately $15 million. It is expected that the Company and its subsidiaries will incur additional indebtedness, including increasing its borrowings under the AT&T Credit Facility to the maximum amount; provided the Company can successfully raise additional equity capital. Many factors, some of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay the Notes and its other debt. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes and its other debt. See "Description of Certain Indebtedness."

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The Indenture dated November 14, 1995 pursuant to which the 2005 Notes were issued and the Indenture dated March 21, 1996 pursuant to which the 2006 Notes were issued (collectively, the "Indentures") and the AT&T Credit Facility, impose operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company or its subsidiaries to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default thereunder. See "Description of Certain Indebtedness."

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS

     The Company's continued development, construction, expansion, operation and potential acquisition of fiber optic networks, as well as the further development and introduction of new services, including high speed data, enhanced voice messaging and local switched voice services, will require substantial capital expenditures. The Company's ability to fund these expenditures is dependent upon the Company's raising substantial financing. Prior to this Offering, the Company had raised approximately $202.6 million in debt and equity financing and obtained $31.2 million in financing commitments
from the AT&T Credit Facility. The Company will use $          million of the
estimated net proceeds from this Offering, toward completion of the Company's 50-city business plan including the development and construction of fiber optic networks, the deployment of a broadband inter-city data communications network and development and introduction of new services, such as high-speed data, voice messaging and local switched voice services, for expansion of the Company's existing networks and to fund negative operating cash flow until cash flow breakeven. The Company has estimated that from April 1, 1996 through the end of the calendar year 1998, capital requirements for implementation of its 50-city business plan are approximately $430.4 million. At March 31, 1996, the Company had approximately $154.5 million of cash and cash equivalents available for the completion of its planned networks. To meet any additional remaining capital requirements, ACSI may be required to sell additional debt or equity securities or increase its existing credit facility. The Company may also need to seek such additional equity financing to maintain balance sheet and liquidity ratios required under certain of its debt instruments. In addition, the Company in the past has considered and expects to continue to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan, although the Company is not currently negotiating any particular transaction. Any such acquisitions or strategic arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required. Failure to raise sufficient capital could compel the Company to delay or abandon some or all of its plans or expenditures, which could have a material adverse effect on its business, results of operations and financial condition. Also, the terms of any debt or equity capital raised by the Company in the future could restrict the Company's operational flexibility and ability to raise additional capital and thereby adversely affect the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

BUSINESS COMBINATIONS; STRATEGIC INVESTMENTS

     The Company from time to time engages in preliminary discussions with (i) potential strategic investors (i.e., investors in the same or related business) who have expressed an interest in making an investment in or acquiring the Company and (ii) potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of the Company's networks or services. In addition to providing additional growth capital, the Company believes that an alliance with an appropriate strategic investor or business partner could provide operating synergies to, and enhance the competitive position of, both ACSI and such strategic investor/business partner within the rapidly consolidating telecommunications industry. There can be no assurance that any agreement with any potential strategic investor or business partner will be reached on terms acceptable to the Company nor does the Company believe that any such investment, business combination or strategic alliance is necessary for successful consummation of its strategic plan. An investment, business combination or strategic alliance could constitute a Change of Control (as defined in the Indentures) requiring the Company to offer to purchase all outstanding Notes. In the event that such a Change of Control occurs at a time when the Company does not have sufficient available funds to purchase all Notes tendered or at a time when the Company is prohibited from purchasing the Notes, an Event of Default (as defined in the Indentures) could occur under the Indentures. However, the Company currently has no agreement, arrangement or understanding with any potential strategic investor or potential business partner with respect to any acquisition, business combination or strategic alliance.

EFFECT OF REGULATION

     As a common carrier, the Company is subject to substantial federal, state and local regulation. The Company's fiber optic networks do not require authorization from the Federal Communications Commission ("FCC") for construction or installation. However, the Company must file tariffs stating its rates, terms and conditions of service for interstate traffic, although the FCC has proposed adopting rules which would preclude IXCs from filing tariffs and is considering a request that the proposed rules also be applicable to CLECs. State regulatory agencies regulate intrastate communications, while local authorities control the Company's access to and use of municipal rights-of-way. The Telecommunications Act preempted all state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any intrastate telecommunications service. However, many states continue to require telecommunications carriers to obtain a certificate, license, permit or similar approval before providing services. Thus, the Company's ability to provide additional intrastate services is dependent upon its receipt of requisite state regulatory approval. The inability to obtain the approvals necessary to provide intrastate switched services could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, the Telecommunications Act has increased local competition by IXCs, cable television service providers ("CATVs") and public utility companies, which may have a material adverse effect on the Company. In addition, the Telecommunications Act has granted important benefits to the LECs, including providing LECs substantial new pricing flexibility, restoring the ability of RBOCs to provide long distance services and allowing RBOCs to provide certain cable television services. These changes will tend to enhance the competitive position of the LECs, which may materially adversely affect the Company. Furthermore, no assurance can be given that court decisions or changes in current or future federal or state legislation or regulations would not materially adversely affect the Company. See
"-- Competition" and "Business -- Regulation."

     Internet-related services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. The FCC recently requested comments on a petition filed by the America's Carriers Telecommunication Association which requests that the FCC regulate certain voice transmissions over the Internet as telecommunications services. Changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on the Company's Internet-related services business. The Telecommunications Act may permit telecommunications companies, RBOCs or others to increase the scope or reduce the cost of their Internet access services. The Company cannot predict the effect that the Telecommunications Act or any future legislation, regulation or regulatory changes may have on its business.

COMPETITION

     The Company operates in a highly competitive environment for all of its services. An increasing trend toward strategic business alliances in the telecommunications industry may create significant new competition for ACSI.

     Dedicated and Switched Voice Services. The Company's competitors in this market are predominantly LECs, other CLECs and CATVs and may potentially include microwave carriers, satellite carriers, teleports, public utilities, wireless telecommunications providers, IXCs, integrated communications providers and private networks built by large end users. With the passage of the Telecommunications Act and the entry of RBOCs into the long distance market, the Company believes that IXCs may construct their own local facilities and/or resell local services in order to compete with the bundled local and long distance services to be offered by the LECs as a result of the Telecommunications Act. Given that a substantial portion of the Company's revenues are billed to IXCs for services provided for the benefit of their customers, such action could have a material adverse effect on the Company. See "Business -- Competition."

     Currently, the Company does not have a significant market share in any market. Most of the Company's actual and potential competitors have substantially greater financial, technical and marketing resources than the Company. In particular, LECs have long-standing relationships with their customers, have the potential to subsidize access services with monopoly service revenue and benefit from certain existing federal, state and local regulations that the Company believes, in certain respects, favor LECs over the Company. See "Business -- Regulation." For example, the Interconnection Decisions issued by the FCC and the Telecommunications Act, which allow CLECs to interconnect with LECs' facilities, have been accompanied by increased pricing flexibility and partially relaxed regulatory oversight of LECs. The Company expects that LECs will offer time and volume discounts to customers, which will further increase competition for the Company and other CLECs and which could significantly adversely affect the Company's future dedicated services revenues. Moreover, some LECs impose reconfiguration charges on customers seeking to shift their traffic from LEC facilities to CLEC facilities, which may have an adverse effect on a CLEC's ability to attract these customers.

     The Company expects that other CLECs may operate in most, if not all, of the markets targeted by the Company and many of these markets may not be able to support multiple CLECs. Additionally, delays in constructing any network could adversely affect the Company's competitive position in markets where another CAP or CLEC has a network under construction or can provide services on an already-existing network. There can be no assurance that the Company will be able to achieve or maintain an adequate market share, maintain construction schedules or compete effectively in any of its markets. See
"Business -- Competition."

     Data Services. The market for data communications services, including IP switching, is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends on a number of factors, including: market presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new products and services by the Company and its competitors; the Company's ability to support industry standards; and industry and general economic trends. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services at competitive prices. See "Business -- Competition."

DEPENDENCE ON A SMALL NUMBER OF MAJOR CUSTOMERS

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the IXCs that service the Company's markets. For the fiscal year ended June 30, 1995, and for the nine months ended March 31, 1996, approximately 85%, and 60%, respectively, of the Company's revenues were attributable to access services provided to three and four of the largest IXCs, respectively, including services provided for the benefit of their customers. The Company is, and expects to continue to be, dependent upon such customers, and the loss of any one of them could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, customers who account for significant portions of the Company's revenues may have the ability to negotiate prices for the Company's services that are more favorable to the customer and that result in lower profit margins for the Company. The Telecommunications Act may also encourage IXCs to construct their own local facilities and/or resell the local services of ACSI's competitors, which may materially adversely affect the Company. See
"-- Competition," "Business -- Competition" and "-- Regulation."

LIMITED OPERATING REVENUES; LIMITED MARKETING AND OPERATING EFFORTS

     Although the Company has begun to generate operating revenues in 15 markets, it has not yet commenced operations or generated revenue in its other targeted markets. The Company will be required to expand its marketing efforts to attract customers as its networks are being built in each market. Additional staffing will be required to manage future administrative, operating, marketing and sales functions effectively. Failure to obtain significant and widespread commercial and public acceptance of its networks and access to certain buildings in a market could jeopardize the Company's ability to remain in business in that market. There can be no assurance that the Company will be able to secure customers for the commercial use of its proposed networks or access to buildings in each market.

IMPACT OF TECHNOLOGICAL CHANGE

     The telecommunications industry is subject to rapid and significant technological change that could materially affect the continued use of fiber optic cable or the electronics utilized in the Company's networks, and although the effect of technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies, on the future business of the Company cannot be predicted, it could have a material adverse effect on the Company's business, results of operations and financial condition.

     The market for the Company's telecommunications products and services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company will successfully identify new product and service opportunities and develop and bring new products and services to market. The Company is also at risk from fundamental changes in the way telecommunications services are marketed and delivered. The Company's data communications service strategy assumes that the TCP/IP, frame relay and ATM protocols, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocols and transport infrastructure for data communications services. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

     The Company must obtain easements, rights-of-way, franchises and licenses (collectively, "local approvals") from various private parties, actual and potential competitors and local governments in order to construct and maintain its fiber optic networks. The Company has obtained the local approvals necessary to construct and operate its networks in the central business districts of all of the markets in which the Company's digital fiber optic networks are presently operating or are under construction. The Company does not yet have all of the local approvals required to implement its business plan in prospective new markets, and there can be no assurance that the Company will be able to obtain and maintain local approvals on acceptable terms or that other CLECs will not obtain similar local approvals that will allow them to compete against the Company or enter a market before the Company. Some of the agreements for local approvals obtained by the Company may be short-term, or revocable at will, and there can be no assurance that the Company will have continued access to existing rights-of-way and franchises after their expiration. If any of these agreements were terminated or could not be renewed and the Company was forced to remove its fiber from the streets or abandon its network in place, such termination would be likely to have a materially adverse effect on the Company's business, results of operations and financial condition.

     As a condition to allowing use of rights-of-way or granting franchises to the Company, certain local governments have required the Company to post performance bonds or letters of credit and to pay ongoing fees based upon the gross revenues generated by, or linear footage of, the applicable network. In many markets, LECs are not required to pay such fees or pay substantially less than those paid by the Company which may put the Company at a competitive disadvantage in its markets. In addition, as of March 31, 1996, the Company had posted approximately $2.6 million of performance bonds and letters of credit and expects to post additional bonds or letters of credit in the future. As of March 31, 1996, the Company had been required to pledge approximately $1.5 million in cash collateral to obtain these bonds and letters of credit, and may be required to pledge substantial collateral to obtain the bonds or letters of credit in the future. See "Business -- Network Development -- Rights-of-Way" and
"-- Regulation."

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the Telecommunications Act, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. While this provision has been stayed by a federal court while its constitutionality is being considered, many states have adopted or are considering adopting similar requirements. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. In one such case pending in the United States District Court for the Northern District of California, i.e. Religious Technology Center v. NETCOM On-Line Communications Services, Inc., the court ruled that an Internet access provider can potentially be held liable for the copyright infringement committed by its subscribers. While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering the service altogether.

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause, interruptions in service or reduced capacity for the customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon LECs to provide telecommunications services to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the

Company at an affordable cost, or at all. Any failure to obtain such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards, interoperate with products and components from other vendors and function as intended when installed as part of the network infrastructure. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with Internet standards, interoperate with other products or components used by the Company in its network infrastructure or by its customers or fulfill their intended function as a part of the network infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

DEPENDENCE ON KEY PERSONNEL

     The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The success of the Company also depends upon its ability to hire and retain qualified operating, marketing, financial and technical personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain necessary personnel. The loss of key management personnel, particularly Anthony J. Pompliano, the Company's Chairman, or Richard A. Kozak, its President and Chief Executive Officer, would likely have a material adverse effect on the Company. See "Management."

CONTROL BY CERTAIN STOCKHOLDERS AND MANAGEMENT

     Upon completion of this Offering, the Company's directors, officers and
principal stockholders will beneficially own approximately   % of the
outstanding Common Stock, including   %,   % and   % of the then outstanding
Common Stock which will be owned by Huff Alternative Income Fund, L.P. ("Huff"), ING Equity Partners, L.P. ("ING") and Apex Investment Fund Limited Partnership ("Apex"), respectively. Accordingly, if they choose to act together, these persons will be able to control the election of the Board of Directors and other matters voted upon by the stockholders. A sale by one or more of these principal stockholders to third parties could trigger a Change of Control Offer (as defined in the Indentures). In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price (as defined in the Indentures) for all Notes tendered, or at a time when the Company is prohibited from purchasing the Notes, an Event of Default (as defined in the Indentures) could occur under the relevant Indenture. See "Management," "Principal Stockholders" and "Description of Certain Indebtedness -- 2005 Notes and 2006 Notes."

LIMITED TRADING MARKET AND POSSIBLE VOLATILITY OF PRICE OF THE COMMON STOCK

     The Company's Common Stock has been listed on the Nasdaq National Market since May 22, 1996 and is thinly traded. There can be no assurance that, after the completion of this Offering, the Company's Common Stock will be traded more actively. From March 3, 1995 through May 21, 1996, the Company's Common Stock was quoted on the Nasdaq SmallCap Market. The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by analysts, conditions in the telecommunications industry (particularly among CAPs or CLECs) or general market or economic conditions. In addition, in recent years, the stock market has experienced price and volume fluctuations. These fluctuations often have had a particularly substantial effect on the market prices for many emerging growth companies, often unrelated to their specific operating performances. Such market fluctuations could adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering and the simultaneous conversion of the Preferred Stock into Common Stock, the Company will have outstanding shares of Common Stock, plus options and warrants to acquire an additional 10,990,698 shares of Common Stock. Of the outstanding shares of Common Stock,
1,134,073 shares (plus the           shares offered hereby) are freely
transferable without restriction or
further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by affiliates of the Company. The remaining shares outstanding are "restricted securities" as that term is defined in Rule 144 of the Securities Act. Of such restricted shares, 4,258,162 have been held (or are deemed to have been held) for more than two years, and, as such, are saleable subject, in certain instances, to certain volume and manner of sale restrictions under Rule 144. Of the 10,990,698 shares reserved for issuance upon exercise of outstanding options and warrants, 9,229,771 shares have been or within a month after the date hereof will be registered under the Securities Act. Accordingly, any shares issued upon exercise of such options or warrants will be freely transferable upon registration thereof unless acquired by affiliates of the Company. Subject to certain exceptions, the Company, all of its executive officers and directors and certain stockholders of the Company have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or cause to be filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act to register any shares of Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of Common Stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days after the date of this Prospectus.

     Holders of substantially all of the restricted shares of Common Stock and outstanding options and warrants to purchase Common Stock have either piggy-back or demand registration rights relating to those shares. In December 1995, ACSI filed a registration statement with the Commission which covers the offer and sale of the warrants to purchase shares of Common Stock (the "Warrants") which were sold together with the 2005 Notes in a November 1995 private placement and the 2,432,000 shares of Common Stock underlying the Warrants. The filing of such registration statement required the Company to send notice to certain holders of its Common Stock and other warrants who have "piggy-back" registration rights. Such notice was sent to these holders in November 1995. A total of twenty-seven holders, holding approximately 635,225 shares of Common Stock and warrants to purchase 1,710,059 shares of Common Stock, either responded and requested to have their shares included in such registration statement or may not have received such notice. The Company did not include any of these shares in such registration statement and is in the process of obtaining waivers of such "piggy-back" rights from these holders. In connection with this Offering, the Company expects to obtain waivers from stockholders and holders of options and warrants having registration rights and, in connection therewith, has agreed to use its commercially reasonable efforts to file a registration statement relating to up to 4,324,467 of these shares if all such waivers are obtained on the later of 210 days from the date of this Prospectus or April 30, 1997. There can be no assurance that waivers will be obtained from all such stockholders, and the Company may be required to file an earlier registration statement for any non-waiving stockholders.

     The future sale pursuant to Rule 144 or pursuant to a registration statement of the outstanding Common Stock or the Common Stock underlying the options and warrants, or the future sale of Common Stock for the Company's own account, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of Common Stock. See "Certain Relationships and Related Transactions."

                                USE OF PROCEEDS

     The net proceeds to the Company from this Offering are estimated to be
approximately $       million ($       million if the Underwriters'
over-allotment option is exercised in full), assuming a public offering price of
$       per share (the last reported sale price of the Common Stock on June   ,
1996). The Company intends to use approximately $       million of the net
proceeds towards the completion of its 50-city business plan, including development and construction of 50 fiber optic networks, development and introduction of new data services including development of a high-speed data backbone network, enhanced voice-messaging and local switched voice services, for expansion of the Company's existing operational networks and to fund negative cash flow until breakeven. The Company has estimated that as of April 1, 1996, the total remaining capital requirements for implementation of its 50-city business plan through the end of calendar year 1998 was approximately $430.4 million. The Company will use approximately $4.8 million of net proceeds from this Offering to pay the accrued dividends on its Preferred Stock, which will be converted into 17,377,278 shares of Common Stock upon completion of this Offering.

     Upon completion of this Offering, the Company will have obtained
approximately $     million in net proceeds or commitments from debt and equity financings that have been or will be applied towards the development and initial construction of its planned networks and to support its general corporate development, network data and voice services and sales functions. To meet additional remaining capital requirements, ACSI will consider the sale of additional debt or equity securities or increases in existing credit facilities. In addition, the Company in the past has considered and expects to continue to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan, although the Company is not currently negotiating any particular transaction. Any acquisitions are likely to require additional equity or debt financing, which the Company will seek to obtain, as required.

     Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term U.S. government securities.

                          PRICE RANGE OF COMMON STOCK

     From March 3, 1995 until May 21, 1996, the Company's Common Stock traded under the symbol "ACNS" on The Nasdaq SmallCap Market. Since May 22, 1996, the Company's Common Stock has been included on the Nasdaq National Market.

     The following table sets forth, for the periods indicated, the range of high and low bid quotations for the Company's Common Stock obtained from the National Quotation Bureau for periods prior to March 3, 1995, from The Nasdaq SmallCap Market for the period March 3, 1995 through May 21, 1996 and from the Nasdaq National Market after May 21, 1996. No quotations for the Common Stock were available from the National Quotation Bureau for the first quarter of the fiscal year ended June 30, 1994, or any preceding period. The quotations as set forth below for periods prior to March 3, 1995, are believed to be representative of inter-dealer quotations, without retail mark-up, mark-down or commission, but may not necessarily represent actual transactions.

                                                                  HIGH
                                                                   BID         LOW BID
                                                                  PRICE         PRICE
                                                                 -------       -------
        Fiscal Year Ended June 30, 1994
             Second Quarter....................................  $ 4.00         $2.50
             Third Quarter.....................................    4.75          3.00
             Fourth Quarter....................................    3.25          1.75
        Fiscal Year Ended June 30, 1995
             First Quarter.....................................  $ 4.50         $1.50
             Second Quarter....................................    4.25          2.50
             Third Quarter.....................................    3.75          3.25
             Fourth Quarter....................................    4.33          3.25
        Fiscal Year Ending June 30, 1996
             First Quarter.....................................  $ 8.25         $3.75
             Second Quarter....................................    6.75          5.00
             Third Quarter.....................................    9.00          5.00
             Fourth Quarter (through June 13)..................   14.88          8.00

     On June   , 1996, the last reported sales price for the Company's Common
Stock as reported on The Nasdaq National Market was $     . As of May 31, 1996,
there were approximately 272 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not expect to declare any dividends on its Common Stock in the foreseeable future. The Company is, however, required to accrue quarterly dividends at an annual interest rate of 9% on its issued Preferred Stock. Such accrued dividends will be paid in cash cumulatively upon the consummation of this Offering, at which time the Preferred Stock will be converted into shares of Common Stock. The Company may not pay or declare any dividend or distribution in respect of its Common Stock unless all accrued and unpaid dividends on all outstanding shares of its Preferred Stock have been paid or declared and set apart for payment. In addition, the Indentures and a pledge agreement between the Company and AT&T Credit Corporation made in connection with the AT&T Credit Facility contain certain covenants that restrict the Company's ability to declare or pay dividends on its Common Stock. See "Description of Certain Indebtedness" and "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth the total cash and cash equivalents and capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the sale of the Common Stock offered hereby (at an assumed public
offering price of $     per share, the last reported per share sales price for
the Common Stock on June   , 1996) and application of the estimated net proceeds
therefrom, and the conversion of 464,164 shares of Preferred Stock into 17,377,278 shares of Common Stock. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                                           AS OF MARCH 31, 1996
                                                                          -----------------------
                                                                                (UNAUDITED)
                                                                              (IN THOUSANDS)

                                                                           ACTUAL     AS ADJUSTED
                                                                          --------    -----------
Cash and cash equivalents..............................................   $154,455     $
                                                                          ========     =========
Long term debt
     12 3/4% Senior Discount Notes due 2006............................    100,453       100,453
     13% Senior Discount Notes due 2005................................     64,571        64,571
     Notes payable(1)..................................................     14,054        14,054
     Dividends payable.................................................      3,919            --
                                                                          --------    -----------
          Total long term debt.........................................    182,997       179,078
Redeemable stock, options & warrants...................................      2,457         2,457
Minority interest......................................................        385           385
Stockholders' equity (deficit):
     9% Series A-1 convertible preferred stock, par value $1.00 per share, 813,336 shares authorized (for all series of convertible preferred stock); 186,664 shares issued and outstanding; no
      shares, as adjusted..............................................        187            --
     9% Series B convertible preferred stock, par value $1.00 per share, 277,500 shares issued and outstanding; no shares, as
      adjusted.........................................................        278            --
     Common Stock, par value $0.01 per share, 75,000,000 shares authorized, 6,555,455 shares issued and outstanding at March 31,
      1996;        shares, as adjusted for this Offering(2)(3).........         65
     Additional paid-in capital........................................     56,213
     Accumulated deficit...............................................    (38,928)      (38,928)
                                                                          --------    -----------
          Total stockholders' equity...................................     17,815
                                                                          --------    -----------
               Total capitalization....................................   $203,654     $
                                                                          ========     =========

- ---------------
(1) Consists of the AT&T Credit Facility totalling $31.2 million, of which approximately $14.1 million had been drawn as of March 31, 1996.

(2) Excludes 7,501,415 and 3,489,283 shares reserved for issuance upon exercise of options and warrants, respectively, outstanding at March 31, 1996, at a weighted average exercise price of $3.32.

(3) The aggregate proceeds from the exercise of all warrants and options outstanding at March 31, 1996, would be approximately $36,466,476.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial information presented below as of and for the period ended June 30, 1995 and 1994 are derived from and qualified by reference to the audited consolidated financial statements of the Company contained herein and the related notes thereto, and should be read in conjunction therewith and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The Company's consolidated financial statements as of and for the period ended June 30, 1994 have been derived from the consolidated financial data of the Company, which have been audited by Coopers & Lybrand LLC, independent public accountants. The Company's consolidated financial statements as of and for the period ended June 30, 1995 have been derived from the consolidated financial data of the Company, which have been audited by KPMG Peat Marwick LLP, independent auditors. The consolidated financial data of the Company as of and for the nine months ended March 31, 1995 and March 31, 1996 have been derived from the unaudited consolidated financial data of the Company appearing elsewhere herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments which the Company considers necessary for a fair presentation of the results of operations and the financial condition for those periods. The consolidated financial data for the nine months ended March 31, 1996 are not necessarily indicative of results for a full fiscal year.

                                                                      NINE MONTHS ENDED        FISCAL YEAR ENDED JUNE 30,
                                                                          MARCH 31,
                                                                  --------------------------   --------------------------
                                                                      1996          1995           1995          1994
                                                                  ------------   -----------   ------------   -----------
STATEMENT OF OPERATIONS DATA:
    Revenues....................................................  $  1,895,812   $    95,631   $    388,887   $        --
    Operating expenses..........................................    15,330,108     8,842,313     14,797,021     2,986,975
    Income (loss) from operations...............................   (13,434,296)   (8,746,682)   (14,408,134)   (2,986,975)
    Interest and other income...................................     1,438,817       189,474        217,525         5,155
    Interest and other expense..................................    (6,374,884)     (214,900)      (170,095)     (332,997)
    Debt conversion expense.....................................            --      (584,985)      (385,000)     (681,250)
    Net income (loss) before minority interest..................   (18,370,363)   (9,357,093)   (14,745,704)   (3,996,067)
    Minority interest(1)........................................       190,668        16,155         48,055            --
    Net income (loss)...........................................   (18,179,695)   (9,340,938)   (14,697,649)   (3,996,067)
    Net income (loss) per common share..........................  $      (3.48)  $     (2.17)  $      (3.30)  $     (1.77)
    Weighted average shares outstanding.........................     6,046,136     4,590,182      4,771,689     2,283,695
OTHER DATA:
    EBITDA(2)...................................................  $(11,829,767)  $(8,590,355)  $(13,862,268)  $(2,985,008)
    Depreciation & amortization.................................     1,413,861       140,172        497,811         1,967
    Capital expenditures........................................    28,236,884    10,152,865     15,302,757       519,945
BALANCE SHEET DATA (END OF PERIOD):
    Cash and short term investments.............................  $154,454,550   $ 2,558,801   $ 20,350,791   $ 3,270,397
    Total assets................................................   207,978,611    14,491,589     37,626,965     4,605,659
    Long-term liabilities.......................................   183,667,996     2,356,589      4,723,070            --
    Redeemable stock, options and warrants......................     2,457,337     5,827,371      2,930,778     1,116,276
    Stockholders' equity........................................    17,815,135     3,059,619     22,141,217    (3,265,757)

- ---------------
(1) As of June 30, 1995, minority interest represents a 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries that operate its networks in Louisville and Fort Worth. As of March 31, 1996, minority interest also includes the 7.25% ownership of AT&T Credit Corporation in the Company's subsidiaries in Greenville, Columbia and El Paso. See "Description of Certain Indebtedness."

(2) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with Generally Accepted Accounting Principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements. The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

     ACSI provides or plans to provide a variety of telecommunications services to IXCs and business and government end users in Tier II and Tier III markets located principally in the southern United States. The Company began construction of its first fiber optic network in Louisville in February 1994 and began to provide commercial service on that network in November 1994. Between August 1994 and May 31, 1996, the Company commenced construction of an additional 21 networks, 14 of which (plus the Louisville network) are currently operational. The Company expects to provide commercial service in the Amarillo, Baton Rouge, Colorado Springs, Columbus, Corpus Christi, Jackson and Spartanburg markets by the end of the third calendar quarter of 1996. The Company is actively developing necessary marketing and engineering plans and pursuing required municipal authorizations to begin construction of additional markets during 1996 and plans to have 30 networks in service or under construction by September 30, 1996 and a total of 50 networks in service or under construction by mid-calendar year 1998.

     The Company provides dedicated services to IXCs and to those business and government end users whose volumes of voice and data traffic are large enough to warrant paying a fixed monthly charge for a specific capacity requirement rather than a usage-based variable charge. These monthly charges vary according to the capacity of each circuit, the volume of individual circuits ordered by the customer, the mileage of the circuits, the need for any ancillary services and the term of the service contract, but are typically less than the rates charged by the LECs for similar services, volumes and terms. The Company focuses its sales efforts on the largest IXCs, with whom it believes it has good customer relationships. Sales of dedicated services are typically coordinated with the end user's IXC account team and billed by the IXC rather than by the Company, thus providing the end user a single point of contact for its entire long distance account and reducing the Company's back-office overhead requirements. Currently, the Company offers these services in all of its operational markets and plans to offer these services in all markets where it constructs and operates networks.

     The Company is developing and has begun offering on a limited basis high-speed data services, including IP switching, frame relay and ATM access services. IP switching facilitates the connectivity of corporate, institutional and governmental customers to the Internet, a collection of data networks that communicate with one another using common protocols. Frame relay is a cost-effective data transport solution for LAN-to-LAN connectivity, legacy networks and client-server applications. ATM is a high-bandwidth service offering virtual networking for voice, data and video traffic, allowing a customer to use a single network for all three applications. Customer charges include nonrecurring charges for installation and provisioning and either flat rate or usage-based recurring charges based on network access speed and the statistically guaranteed throughput rate of data for the particular service order. The Company intends to deploy a broadband inter-city backbone data network utilizing ATM switches that will connect the Company's service markets and major data centers and Internet access points. The same backbone network architecture can be utilized by the Company's enhanced voice and local switched services for its data services offerings, which the Company believes will result in operational efficiencies and lower costs while further enhancing opportunities for cross marketing and bundling services to ACSI's customers.

     ACSI is implementing its data communications network via leased high bandwidth (DS-3) longhaul circuits from various interexchange carriers. Network connectivity within each node will be via OC-3 bandwidth, enabling the transparent migration of longhaul circuits to OC-3 capacity as needed. The Company's initial network phase established data POPs in seven markets plus a link to ACSI's network management center in Maryland, where the data network is monitored on a 24-hour-a-day basis. The Company expects to have at least 20 POPs in operation by June 30, 1996 and at least 40 POPs by the end of calendar year 1996.

     The Company attained national service provider status for Internet services in May 1996. Subsequently, the Company entered into agreements to interconnect at two major Network Access Points ("NAPs") where national Internet service providers interconnect their networks, allowing the multitude of local and regional ISPs to exchange data and access the Internet globally, seamlessly and transparently. In addition to these two initial NAP agreements at MAE-East (Vienna, Virginia) and MAE-West (San Jose, California), ACSI is currently negotiating for interconnection at three additional NAPs as well as negotiating peering agreements and Network-to-Network Interfaces ("NNIs") with most major interexchange carriers. The Company is deploying a coast-to-coast DS-3/OC-3 backbone and deploying domain name systems for Internet routing. As the Company deploys additional data POPs (including POPs in all markets where ACSI has local infrastructure), it intends to negotiate additional NNIs to facilitate the exchange of data among other carriers' networks both domestically and abroad.

     In addition, with a limited capital investment, the Company is developing and during May 1996 began offering to small and mid-sized business and government end users in its first five markets, enhanced voice messaging services. These customers will be billed by the Company. The range of services includes a voice messaging service for a flat monthly charge that may be bundled with one or more additional features (such as automated attendant/call screening, follow-me calling, remote fax and paging and E-mail notification) in order to meet the customer's specific communications requirements. The additional features will be offered for incremental fixed charges and/or usage based charges. Management believes that successful marketing of these enhanced voice messaging services will help build the Company's customer base and provide relevant sales experience that can be leveraged into offering local switched services. The Company may also offer these enhanced voice messaging services on a retail or wholesale basis in markets where it has no network facilities, resulting in increased revenue potential. However, the gross margins associated with such revenues may be lower, resulting from the payment of LEC access charges in those non-ACSI markets. Additionally, unlike traditional telephone service, customers have not yet become fully accustomed to use of voice messaging services, and the demand for these services cannot be predicted at this time.

     As requisite interconnection agreements are obtained and regulatory approvals are obtained on a state-by-state basis, the Company plans to provide local switched voice services, such as local dial tone, termination of local calling, Centrex services, PBX trunking and switched access services. It is expected that these services will be offered for appropriate fixed and usage-based charges at rates below those charged by LECs for similar services. Where technically feasible and economically practicable, the Company intends to deploy a hubbed switching strategy by using Company-owned or leased switch capacity in a large, centrally located market to provide services within that market and to serve several other markets located within the same geographical area via remote switching modules. The Company believes that this strategy, if successfully implemented, will reduce the capital expense associated with installing a fully configured switch in each market, which market may otherwise be too small on its own to justify the investment. By aggregating switched traffic from multiple Tier II and Tier III markets through a central hub switch, the Company also expects to realize reduced operating expenses associated with switch engineering and maintenance. The Company believes that providing dedicated and private line, high-speed data and enhanced voice messaging services will enhance the Company's ability to cross-market local switched voice services to its then existing customers at a reduced cost. Finally, the Company is evaluating opportunities, on a market-by-market basis, to establish mutually beneficial alliances with certain entities that have local switching requirements, experience, facilities and/or administrative back office operations. Successful negotiation of switching alliances may further reduce the Company's capital and operating expenses associated with the provision of switched voice services.

     The Company believes that its local digital fiber optic networks, coupled with the distributed hub configurations and inter-city broadband digital networks described above, will provide a platform for the provision of a wide variety of voice, data and other communications services at a reduced cost. While the Company may offer its services to customers that are not directly connected to its network through resale of the LEC's network, the Company believes that it can gradually migrate many of these off-net customers to higher margin on-net accounts as it increases penetration of all its services within a given building. As a result, the capital investment of connecting additional buildings and customers to ACSI's network should become more cost-effective. Over time, the Company believes it can increase its market share of all of its service offerings as a result of the reliability and quality of its networks, prompt customer service, competitive pricing, cross marketing/bundling synergies and new service offerings over its target 50-city market area.

     Initially, the Company expects to experience negative cash flow from operations in each of its operating networks. The Company estimates that because of the reduced operating costs associated with its smaller markets and IXC-focused sales force, it can achieve operating cash flow breakeven (i.e., positive EBITDA before overhead allocations) results on its networks within ten to fifteen months from the start of commercial service. Thereafter, the Company anticipates that its profit margins will increase as each network is expanded to directly connect additional customers to its backbone, as off-net customers migrate to on-net status (thus allowing the Company to retain the portion of customer charges previously paid out to the LEC for resale of LEC facilities). The Company will also experience initial negative cash flow from operations as additional value-added services such as high-speed data, enhanced voice messaging and local switched voice services are offered and until networks providing those services reach operating cash flow breakeven.

  Capital Expenditures; Operating Cash Flow

     Currently, the Company is operating 15 digital fiber optic networks, and as of May 31, 1996 had initiated construction of seven additional networks and intends to have 30 networks operating or under construction by September 30, 1996 and 50 networks operating or under construction by the mid-calendar year 1998. The costs associated with the initial construction and operation of a network may vary greatly, primarily due to market variations in geographic and demographic characteristics. Management estimates that construction of the initial one-to-three mile fiber optic backbone and installation of related network transmission equipment for dedicated services for each market will generally cost between $3.5 million and $6.0 million, depending on the size of the market served. Including planned expansion routes, total capital expenditures per network are estimated to average $6.0 million. In addition to capital expenditure requirements, the Company incurs sales and marketing (including sales commissions) and operating expenses and other expenses such as property taxes and, in certain markets, franchise fees. Prior to the completion of network construction, certain of these expenses, to the extent they are related to pre-service construction, are capitalized. These capitalized expenses, estimated by management to be between approximately $500,000 and $1.0 million per network, are amortized over the anticipated life of the network. These costs vary depending on the size of the market, the length of time required to build-out the network and the rate of growth of the customer base.

     At such time as the Company develops, introduces and rolls out its high-speed data, enhanced voice messaging and local switched services in its target markets, additional capital expenditures and net operating costs will be incurred. The amount of these costs will vary based on the number of customers served and the actual services provided to the customers.

     Although the Company is now generating revenues from 15 of its fiber optic networks, on a consolidated basis, it is still incurring negative cash flows due, in part, to the funding requirements for the networks the Company is now planning or has under construction or development and due, in part, to the roll-out of its new data and voice services. The Company expects to continue to incur negative cash flow for at least the next several years.

RESULTS OF OPERATIONS

  Nine Months Ended March 31, 1996 Compared to Nine Months Ended March 31, 1995

  Revenues

     During the nine months ended March 31, 1996 (the "first three quarters of fiscal 1996"), the Company recorded revenues of $1,895,812 as compared to revenues of $95,631 during the nine months ended March 31, 1995 (the "first three quarters of fiscal 1995"). Three of the largest IXCs accounted for approximately $1,130,000, or 60%, of revenues for the first three quarters of fiscal 1996.

  Total Operating Expenses

     Network development and operations expenses for the first three quarters of fiscal 1996 increased to $4,796,067 from $1,220,125 in the first three quarters of fiscal 1995, reflecting significant increases in personnel, network development and non-payroll operating expenses. These increased costs were associated with developing and establishing centralized engineering, circuit provisioning and network management functions, constructing and initially operating the Company's competitive access networks and performing market feasibility, engineering, rights-of-way and regulatory evaluations in additional target cities. Related personnel costs increased to $1,501,959 in the first three quarters of fiscal 1996 from approximately $791,900 in the first three quarters of fiscal 1995, when the Company was operating primarily as a development stage company. Other operating expenses related to the development of prospective new markets, which include expenses such as contract labor and legal expenses and certain franchise fees, travel expenses, rent, utilities, charges and taxes, increased to $3,294,108 in the first three quarters of fiscal 1996 from approximately $428,225 in the first three quarters of fiscal 1995.

     In the first three quarters of fiscal 1996, selling, general and administrative expenses increased to $5,929,996 from $2,615,921 in the first three quarters of fiscal 1995. Related personnel costs increased to $3,622,229 in the first three quarters of fiscal 1996 from $1,909,821 in the first three quarters of fiscal 1995, and corresponding operating costs increased to $2,307,767 in the first three quarters of fiscal 1996 from $706,100 the first three quarters of fiscal 1995. This increase reflected costs associated with the Company's efforts in expanding its national and local city sales, marketing and administrative staffs, as well as increased legal and other consulting expenses associated with its aggressive programs for obtaining regulatory approvals and certifications and providing quality network services.

     Depreciation and amortization expenses increased to $1,413,861 in the first three quarters of fiscal 1996 from $140,172 in the first three quarters of fiscal 1995. During the first three quarters of fiscal 1996 the Company increased its capital assets to approximately $42,737,680, representing an increase of such assets of more than 293% over the end of the first three quarters of fiscal 1995. Non-cash stock compensation expense decreased to $3,190,184 for the first three quarters of fiscal 1996 from $4,866,095 for the first three quarters of fiscal 1995. This expense reflects the Company's accrual of non-cash costs for options and warrants granted to key executives, employees and others arising from the difference between the exercise price and the valuation prices used by the Company to record such costs and from the vesting of those options and warrants. Certain of these options had put rights and other factors that required variable plan accounting in fiscal 1994 and fiscal 1995 but, at the end of fiscal 1995, the Company renegotiated contracts with certain of its officers, establishing a limit of $2,000,000 on the Company's put right obligations with respect to those contracts.

  Interest and Other Expenses

     Interest and other income increased to $1,438,817 for the first three quarters of fiscal 1996 from $189,474 in the first three quarters in fiscal 1995. Interest expense and other costs increased to $6,374,884 in the first three quarters of fiscal 1996 from $214,900 in the first three quarters of fiscal 1995. These increases in interest income and expenses reflected the significant increase in available funds from the Company's sale of its 9% Series B Preferred Stock in June and November 1995 and the 2005 Notes in November 1995. The increase in interest and other expenses reflected the accrual of interest related to the 2005 Notes and the Company's increased borrowings under its secured financing facility with AT&T Credit Corporation (the "AT&T Credit Facility"). Payments of principal and interest on the AT&T Credit Facility will begin in calendar 1997, payments of interest on the 2005 Notes do not begin until November, 2000 and payments of interest of the 2006 Notes do not begin until October 2001.

     Debt conversion expense in the first three quarters of fiscal 1995 totaled $584,985, reflecting expenses incurred in connection with the conversion of certain of the Company's debt to equity in September 1994. AT&T Credit Corporation's minority interest in the Company's operating subsidiaries for which it provided funding, reduced operating losses by approximately $190,668 for the first three quarters of fiscal 1996, and by $16,155 for the first three quarters of fiscal 1995.

  Fiscal Year Ended June 30, 1995, Compared to Fiscal Year Ended June 30, 1994

  Revenues

     During the fiscal year ended June 30, 1995 ("fiscal 1995"), the Company recorded $388,887 in revenues compared to no revenues in the fiscal year ended June 30, 1994 ("fiscal 1994"). The Company operated as a development stage company throughout fiscal 1994 and through the first half of fiscal 1995. These revenues were comprised substantially of revenues from the Company's provision of interstate dedicated services in its Louisville, Little Rock, Greenville and Fort Worth networks in which it began recording revenues in December 1994, March 1995, May 1995 and June 1995, respectively. Three of the five largest IXCs accounted for $329,000, or 85%, of fiscal 1995 revenues.

  Total Operating Expenses

     Network development and operations expenses for fiscal 1995 increased to $3,282,200 compared to $1,054,400 in fiscal 1994, reflecting the Company's significant increases in personnel, network development and non-payroll operating expenses. These increased costs were associated with developing and establishing centralized engineering, circuit provisioning and network management functions, constructing and initially operating the Company's first five competitive access provider networks, and with the performance of market feasibility, engineering, rights-of-way and regulatory evaluations in several additional cities. Related salaries, wages and benefits increased from $331,500 in fiscal 1994 to $1,341,100 in fiscal 1995 as the number of network development and operations employees increased from six at June 30, 1994, to 44 at June 30, 1995. The Company also incurred significant operating expenses related to the development of prospective new markets. These costs, which include expenses such as contract labor, legal and certain franchise fees, travel, rent, utilities, and taxes, increased from $722,900 in fiscal 1994 to $1,941,100 in fiscal 1995.

     In fiscal 1995, selling, general and administrative expenses increased to $4,597,600 from $1,297,500 in fiscal 1994. Related salaries, wages and benefits increased from $382,900 during fiscal 1994 to $1,974,200 in fiscal 1995, and corresponding office and other operating costs increased to $2,210,900 in fiscal 1995 from $134,600 in fiscal 1994. This increase reflected costs associated with the recruitment of additional executive management, the establishment of a centralized sales and marketing organization, and the establishment of administration and sales staff in five cities. Selling, general and administrative staff grew from nine at June 30, 1994, to 30 at June 30, 1995. Consulting and professional fees decreased from $780,000 in fiscal 1994 to $412,500 in fiscal 1995, as the Company's need for the significant legal and accounting costs that it incurred early in fiscal 1994 as it restructured its operations and began to finance its growth activities was reduced. Depreciation and amortization expenses increased from $1,967 in fiscal 1994 to $497,811 in fiscal 1995, as the Company began to depreciate the capitalized costs of its first four networks in Louisville, Little Rock, Greenville, and Fort Worth.

     Non-cash stock compensation expense increased from $633,151 in fiscal 1994 to $6,419,412 in fiscal 1995, primarily reflecting the accrual of costs equal to the difference between the current fair market value of the shares of Common Stock which vested under options and warrants granted to key executives and consultants and the aggregate exercise price with respect to such shares. Such options have put rights and other factors that required variable plan accounting in fiscal 1994 and fiscal 1995. During June 1995, the Company renegotiated contracts with certain of its officers and established a limit of $2,500,000 on the Company's put obligations, thereby eliminating the requirement for the Company to continue to record expenses based on the continually changing fair market value of the underlying stock in excess of the $2,500,000 limitation. As a result of establishing this limitation, the Company reclassified $4,511,000 to additional paid-in capital from redeemable stock options and warrants. Subsequent to the end of fiscal 1995, this limitation was reduced to $2,000,000.

  Interest and Other Expenses

     Interest and other income increased from $5,155 in fiscal 1994 to $217,525 in fiscal 1995. The Company placed funds received from its financing efforts in short-term interest investments. Due to increased borrowings in connection with the construction and operation of its networks, interest and other expenses increased from $332,997 in fiscal 1994 to $706,000 in fiscal 1995. In fiscal 1995, the Company capitalized

$536,000 of interest in connection with its construction of fiber optic networks, causing interest expense to decrease to $170,095.

     Debt conversion expense in fiscal 1994 totalled $681,250, reflecting debt conversion expenses associated with the conversion of debt in September 1993. During fiscal 1995, the Company incurred costs of $554,900 in connection with
(i) the issuance in June 1994 of $4.3 million of notes, substantially all of which were retired or converted into Series A Preferred Stock (which was later exchanged for 9% Series A-1 Preferred Stock) in the Company's October 1994 $16.8 million equity financing, and (ii) the amortization of debt issuance costs associated with the Company's initial round of secured debt financing under the AT&T Credit Facility, $323,900 of which was capitalized. In connection with the conversion of the June 1994 notes, $231,000 was recorded as debt conversion expense for fiscal 1995. The Company recorded an additional debt conversion expense amount of $154,000 due to a premium associated with its conversion of certain secured notes that was paid in conjunction with the Company's October 1994 equity financing.

     AT&T Credit Corporation's minority interest in the Company's Louisville and Fort Worth operating subsidiaries reduced operating losses for fiscal 1995 by $40,000 and $8,000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has funded the construction of its networks and its operations with external financing. Prior to November 1995, the primary sources of funds used to finance the building of existing networks and the completion of new targeted networks were two Preferred Stock private offerings completed in October 1994 and June 1995, through which the Company raised approximately $46.0 million, and the AT&T Credit Facility, through which the Company has financing commitments for $31.2 million. On November 14, 1995, the Company completed a private offering of 190,000 Units consisting of the 2005 Notes and the Warrants from which the Company received approximately $97.8 million in net proceeds. The 2005 Notes will accrete to an aggregate principal amount of $190.0 million by November 1, 2000, after which cash interest will accrue and be payable on a semi-annual basis. The Company also received net proceeds of approximately $4.7 million from the private sale of an additional 50,000 shares of its Preferred Stock to a principal stockholder and the exercise by that stockholder of warrants to purchase 214,286 shares of Common Stock acquired in the Company's June 1995 private placement. On March 21, 1996, the Company completed a private offering of $120.0 million in principal amount of the 2006 Notes. The 2006 Notes will accrete to an aggregate principal amount of $120.0 million by April 1, 2001, after which cash interest will accrue and be payable on a semi-annual basis. The Company received net proceeds of approximately $61.8 million from the sale of the 2006 Notes.

     The Company intends to continue to use these funds and all but approximately $4.8 million of the net proceeds of this Offering towards completion of the Company's 50-city business plan, including the development and construction of fiber optic networks, the further development and introduction of new services, including high-speed data, enhanced voice messaging and local switched services, for expansion of the Company's existing networks and to fund negative operating cash flow until cash flow break even. The Company has estimated that from April 1, 1996 through the end of the calendar year 1998, capital requirements for implementation of its 50-city business plan are approximately $430.4 million. At March 31, 1996, the Company had approximately $154.5 million in cash and cash equivalents available for this purpose. To meet additional capital requirements, ACSI may be required to sell additional debt or equity securities or increase its existing credit facility. The Company may also need to seek such additional equity financing to maintain balance sheet and liquidity ratios required under certain of its debt instruments. In addition, the Company in the past has considered and expects to continue to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan, although the Company is not currently negotiating any particular transaction. Any such acquisitions or strategic arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required.

     Preferred Stock. In October 1994, the Company completed the private placement of 186,664 shares of its 9% Series A Convertible Preferred Stock, par value $1.00 per share (which was later exchanged for

Series A-1 Preferred Stock that will convert into 7,466,560 shares of Common Stock simultaneous with the completion of this Offering) with accompanying warrants to purchase an aggregate of 2,674,506 shares of Common Stock, for an aggregate consideration of $16.8 million, including the conversion of $4.3 million of outstanding debt. Of the warrants sold in October 1994, warrants to acquire 1,491,222 shares of Common Stock were exercised by a principal stockholder in connection with a June 1995 private placement of its Series B Preferred Stock, for an aggregate exercise price of approximately $100,000. See "Principal Stockholders."

     In June 1995, the Company completed a private placement of 227,500 shares of its Series B Preferred Stock with accompanying warrants to purchase an aggregate of 1,584,303 shares of Common Stock, for an aggregate consideration of $22,750,000. In addition, in November 1995, the Company completed a private placement of 50,000 shares of its Series B Preferred Stock together with the exercise of accompanying warrants to purchase 214,286 shares of Common Stock to a principal stockholder for an aggregate consideration of $5,000,000 (before deduction of estimated offering expenses). All classes of the Series B Preferred Stock will convert into an aggregate of 9,910,718 shares of Common Stock simultaneous with the completion of this Offering.

     Under the terms of the Preferred Stock, the Company is required to accrue quarterly dividends at an annual interest rate of 9% of the face value of the Preferred Stock outstanding. Such accrued dividends will be payable cumulatively beginning January 1, 1998, or earlier upon conversion into Common Stock. The Preferred Stock will convert into an aggregate of 17,377,278 shares of Common Stock upon completion of this Offering, at which time the Company will pay accrued dividends on the Preferred Stock of approximately $4.8 million.

     AT&T Credit Facility. In October 1994, the Company entered into the AT&T Credit Facility pursuant to which AT&T Credit Corporation has agreed to provide up to $31.2 million in financing for the development and construction of fiber optic networks by the Company's subsidiaries. In connection with each loan made under the AT&T Credit Facility, AT&T Credit Corporation purchases 7.25% of the capital stock of the funded subsidiary, and ACSI pledges the other shares and the assets of the subsidiary to AT&T Credit Corporation as security for the loan. During fiscal 1995, the Company's subsidiaries in Louisville, Fort Worth, Greenville and Columbia entered into loan agreements under the AT&T Credit Facility providing for AT&T Credit Corporation funding of up to $19.8 million in the aggregate, and in September 1995, the Company's subsidiary in El Paso entered into a loan agreement under the AT&T Credit Facility providing for up to $5.5 million of AT&T Credit Corporation funding. As of May 31, 1996, an aggregate of $14.5 had been borrowed under these agreements.

EFFECTS OF NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1997.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value-based method for financial accounting and reporting stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1997. The Company has elected to continue to apply the intrinsic value-based method of accounting for stock options.

     While the Company does not know precisely the impact of adopting SFAS No. 121 and SFAS No. 123, the Company does not expect that the adoption of SFAS No. 121 and SFAS No. 123 will have a material effect on the Company's consolidated financial statements.

                                    BUSINESS

INDUSTRY OVERVIEW

     The continuing deregulation of the telecommunications industry and technological change have resulted in an increasingly information-intensive business environment. The ability to access information quickly has become critical to the success of both business and government end users. Both voice and data communications traffic of large business and government end users have increased significantly. In addition, deregulation has led to an increase in competition in the telecommunication services industry, most recently in the local exchange markets. CLECs such as ACSI have sought to take advantage of the opportunities presented by increased competition and the demand for timely and reliable telecommunications services. Regulatory initiatives in the telecommunications industry introduced to foster competition in the local exchange market have stimulated demand for local voice services, the total market for which was approximately $93.0 billion in 1994.

     Several factors have served historically to promote competition in the local exchange market, including (i) rapidly growing customer demand for an alternative to the LEC's monopoly, spurred partly by the development of competitive activities in the long distance market; (ii) advances in the technology for transmission of data and video, which require greater capacity and reliability levels than copper-based LEC networks were able to accommodate;
(iii) a monopoly position and rate of return-based pricing structure that provided little incentive for LECs to upgrade their networks; (iv) the development of fiber optics and digital electronic technology, which combined the ability to build a network economically with the ability to transmit data and video at high-speeds and greatly increased capacity as compared to the LECs' copper-based networks; and (v) the significant access charges IXCs were required to pay to LECs to access the LECs' networks.

     Competition in the local exchange services market began in the mid-1980s. In New York City, Chicago and Washington, D.C., newly formed companies provided dedicated non-switched services by installing fiber optic facilities connecting POPs of IXCs within a metropolitan area and, in some cases, connecting business and government end users with IXCs. Most of the early CAPs operated limited networks in the central business districts of major cities in the U.S. where the highest concentration of voice and data traffic, including IXC traffic, is typically found. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of higher quality than could be obtained from the LECs due, in part, to antiquated copper-based facilities used in many LEC networks. In addition, based on management's experience, CAPs offered shorter installation and repair intervals, improved reliability and more responsive customer service in comparison to the LECs.

     Initially, CAPs could effectively compete only for special access and private line services to customers in buildings directly connected to their separate networks. The Interconnection Decisions allowed CAPs to significantly increase the number of customers and markets serviced without physically expanding their networks. The Interconnection Decisions also enabled CAPs to provide interstate switched access services in competition with LECs, which has encouraged the development of competitive interstate switched access market.

     With the enactment of the Telecommunications Act, the Company believes that competition in the local telecommunications marketplace will be enhanced through
(i) removal of state and local entity barriers, (ii) requirements that LECs provide interconnections to their facilities, (iii) facilitation of the process of changing from LEC services to those offered by CLECs and (iv) access to rights-of-way. To the extent that LECs begin to compete with IXCs for long distance services, IXCs may have a competitive incentive to move access business away from LECs to CLECs, and CLEC market share may increase.

THE COMPANY

     ACSI is a rapidly growing CLEC that constructs and operates digital fiber optic networks and offers local telecommunications services to IXCs and business and government end users principally in the southern United States. The Company provides non-switched dedicated services, generally at a discount to those of the

LEC, and delivers such services with a high level of network reliability. In addition to dedicated services, the Company is developing and has begun to offer to business and government end users, on a limited basis, high-speed data and enhanced voice messaging services. High-speed data services include IP switching, frame relay and ATM. Management believes that successful marketing of these high-speed data and enhanced voice messaging services should provide the Company with increased revenues, an expanded end-user customer base and relevant marketing experience that can be leveraged into offering local switched voice services. The Company plans to begin offering local switched voice services by late 1996.

     As of May 31, 1996, ACSI had 15 operational networks and seven additional networks under construction. From September 30, 1995 to May 31, 1996, the Company increased its operational networks from five to 15 and increased its route miles from 92 to 386. The Company expects to have 30 networks in service or under construction by September 30, 1996 and intends to have a total of 50 local distribution networks in service or under construction by the middle of calendar-year 1998. To date, management believes that it has been able to deploy its capital most efficiently by constructing, rather than acquiring, fiber optic networks. By constructing all of its networks, ACSI believes it has realized significant cost savings, created considerable networking efficiencies and ensured quality, reliability and high operating standards. The Company believes the concentration of its 50 networks principally throughout the southern United States, together with its planned inter-city broadband backbone network, will provide an effective platform for the provision of its high-speed data and enhanced voice messaging and local switched voice services at reduced costs. ACSI's management team includes several pioneers in the development of the competitive access industry with demonstrated expertise in successfully deploying fiber optic networks and aggressively managing operations to generate positive operating cash flow.

ACSI NETWORKS

                                             TARGETED
                                               TO BE
         OPERATIONAL AS OF                OPERATIONAL BY
           MAY 31, 1996                 SEPTEMBER 30, 1996
- -----------------------------------    ---------------------
Albuquerque, NM      Las Vegas, NV         Amarillo, TX
 Birmingham, AL      Lexington, KY        Baton Rouge, LA
 Charleston, SC     Little Rock, AR    Colorado Springs, CO
  Columbia, SC      Louisville, KY         Columbus, GA
  El Paso, TX         Mobile, AL        Corpus Christi, TX
 Fort Worth, TX     Montgomery, AL          Jackson, MS
 Greenville, SC       Tucson, AZ          Spartanburg, SC
   Irving, TX

COMPANY STRATEGY

     The Company's objective is to become a leading provider of dedicated and private line, high-speed data, including IP switching, and enhanced voice messaging and local switched voice services in its 50 planned markets by implementing the following strategies:

     Early Entry in Tier II and Tier III Markets in the Southern United States. The Company principally targets Tier II and Tier III markets, as they are generally subject to less competition from other CLECs relative to larger, more developed Tier I markets, thereby enabling the Company to achieve market penetration quickly. ACSI intends to continue focusing its market entry principally in areas of the southern United States because of attractive demographic trends and expected growth in demand for telecommunications services in these regions, which the Company believes have been underserved to date. However, the Company may consider larger markets or markets outside its current geographic focus. Between 1989 and 1994, the rate of access line growth in all the regions of the South exceeded the national average by approximately two and one-half times. Additionally, the 18 state area targeted by the Company accounts for approximately 37% of the U.S. population and approximately 35% of the total access lines in the United States. Although not precluding entry into a particular market by competitors, the Company believes that the first operational competitive network in a market generally has a competitive advantage in attracting customers willing to switch from the LEC. Management believes that the Company will be the first competitor to offer dedicated services in 14 of the above-listed 22 markets.

     Building on Strong Relationships with IXCs. ACSI has significant customer relationships with most of the major IXCs serving its markets. Currently, a substantial portion of the Company's revenues is billed to IXCs for services provided for the benefit of their customers. IXCs often choose the access provider for the local portion of a long distance call and have a strong presence in all of the Company's target markets. By demonstrating its ability to provide high quality services in its existing markets, the Company has the opportunity to obtain commitments for dedicated services from IXCs in new markets. The Company has signed a five-year agreement with MCImetro in which MCImetro has agreed to purchase minimum levels of dedicated services from ACSI and has committed to construct portions of ACSI's fiber optics networks in six cities. Recently, the Company signed agreements with AT&T and two other IXCs, pursuant to which the Company expects AT&T and such other IXCs to use the Company as a supplier of dedicated special access services as well as such other services as may be agreed upon in particular markets. The Company also markets its services directly to the end user in conjunction with IXC representatives. The Company expects further growth to the extent that LECs begin to compete with IXCs for long distance services, thereby providing IXCs with a competitive incentive to move access business away from LECs to CLECs. Moreover, because the Telecommunications Act prohibits the three largest IXCs from jointly marketing their long distance services with resold local services of an RBOC (until that RBOC itself offers in-region long distance service), the Company believes that IXCs should have incentive to resell CLEC services.

     Aggressive Bottom-Line Approach to Network Deployment. The Company rapidly deploys its networks and markets its services in order to quickly achieve operating cash flow breakeven, i.e., positive EBITDA before overhead allocation. The Company's objective is to commence construction of a network in the central business district of a market immediately upon receipt of the requisite municipal approval. ACSI targets completion of its initial network phase and commencement of commercial service in a market within approximately six months after the start of construction. The Company typically begins premarketing its services at the start of construction so that once a network becomes operational, customer demand exists for its dedicated services. The Company then seeks to extend the reach of its network outside the central business district in response to customer demand. ACSI anticipates that each dedicated services network will achieve operating cash flow breakeven within ten to fifteen months after commencement of service. In its more mature markets, Louisville, Little Rock and Greenville, the Company achieved operating cash flow breakeven in a year or less after initiation of service.

     Cost-Effective Entry into Local Switched Voice and Value-Added
Services. To take advantage of the opportunities created by the Telecommunications Act and following receipt of state regulatory approval and LEC interconnections, the Company plans to offer local switched voice services beginning in late 1996 where it is deploying local distribution networks. The Company expects to deploy telecommunications switching equipment in eight markets by mid-1997 and in 24 markets by early 1999. To take advantage of the size and regional concentration of ACSI's markets, where technically feasible and economically practicable, the Company plans to deploy a hubbed switching strategy whereby one switch can serve multiple markets via remote switching modules. This strategy would justify the switch investment in Tier II and Tier III markets by reducing capital costs and operating expenses. The Company recently agreed to purchase eight 5ESS(R)-2000 switches from Lucent Technologies. The Company believes that providing dedicated, enhanced voice messaging and high-speed data services will enhance the Company's ability to cross-market local switched voice services. The U.S. market for local switched voice services was estimated to constitute more than 95% of the approximately $93.0 billion local telecommunications services market in 1994 and represents a significant growth opportunity for the Company.

     The Company's local switched voice services plan is targeted at small and medium sized business and government end users. The typical customer is expected to have between ten and 100 employees. The Company plans to initially target users within the buildings of ACSI's existing customers to connect such users directly to its network and then to offer its services to customers that are not directly connected to the Company's network through interconnection agreements with the incumbent LECs. Several of these interconnection negotiations are currently in progress, in accordance with requirements of the Telecommunications Act. The Company believes that many of these potential customers can be gradually attracted as the Company expands the range of local switched voice services within specific buildings, thereby justifying the expansion of the Company's network to connect these additional customers and buildings.

     Additionally, the Company will seek existing and emerging technical solutions in order to serve smaller markets, where feasible and cost justified. The Company will continue to seek and evaluate opportunities in the future to deploy regional switching hubs that can serve multiple smaller markets. In addition, the Company is evaluating opportunities, on a market-by-market basis, to partner with certain entities that have local switching requirements, experience, facilities and/or back office operations that can result in mutually beneficial alliances. Successful negotiation of switching partnerships may further reduce the Company's capital and operating expenses associated with the provisioning of local switched services in its markets.

     The Company believes that its local digital fiber optic networks, coupled with the distributed hub configuration and its broad band inter-city network, will provide a robust platform for the provision of a wide variety of voice, data and communications services at a reduced cost. Over time, the Company believes it can increase its market share in all of its service offerings as a result of the reliability and quality of its networks, prompt customer service, competitive pricing, cross-marketing/bundling synergies and new service offerings over its target 50-city market area.

     ACSI has begun offering on a limited basis a range of enhanced voice messaging services to small and mid-sized business and government end users. The Company's initial offerings of enhanced voice messaging services include business voice messaging services utilizing the Company's First Line and First Line Plus products and one-number services utilizing the Company's Virtualine and Virtualine 800 products. The Company's enhanced voice messaging service can function as a virtual PBX. Management believes that the market for enhanced voice messaging services in 1993 was approximately $1.4 billion, that this market is underserved and that, with the availability of enhanced voice messaging services such as the Company's, the market has the potential for continued rapid growth as customers become more accustomed to use of these services. The Company believes that this service should enable the Company to begin marketing to small and mid-sized customers in ACSI on-net and off-net buildings that are not candidates for dedicated services in anticipation of offering local switched services to these customers. Additionally, the Company may market this service directly or through third parties (as a private label service) in cities where it does not have a network presence.

     Developing a Broadband Data Communications Backbone Network with Extensive Local Points of Presence. The Company believes that switched data communications represents one of the fastest growing segments of the telecommunications services market. Industry sources estimate that the U.S. switched data services market was approximately $1.1 billion in 1995 and the Company believes that this market will grow to approximately $8.8 billion by 2000 due, in part, to the continuing proliferation of personal computers and the increasing need to interconnect these computers via local and wide area networks, the dramatic growth of the Internet and the emergence of multimedia applications. Together, these applications have spawned numerous network technologies and communications protocols to support legacy, current and emerging needs. The domestic network infrastructure currently supporting both voice and data transport requirements is being strained by the increasing demand for high bandwidth transport at both the local and national levels. The Company believes that the growth of high speed applications will further strain the networks that exist today. Unless additional network infrastructure supporting these high bandwidth requirements is deployed, the ability of existing networks to service the demand for both speed and capacity may continue to be strained and may result in further degradation of the quality of service afforded by network service providers. The Company believes that this constraint in bandwidth capacity creates a significant business opportunity for the Company, particularly in its Tier II and Tier III markets, which have largely been ignored by the larger data communications providers.

     The Company is developing and currently implementing a coast-to-coast broadband data communications backbone network via leased inter-city fiber connections on which customers' high-speed data and multimedia traffic may be transported at a high-quality level on a cost-effective basis. ACSI believes its

ATM-based high bandwidth network will be capable of simultaneously supporting IP switching, frame relay and multimedia applications. This technology will allow network customers to migrate transparently from lower speed services to high bandwidth services, as their data communications requirements expand. The Company plans to have 40 data POPs in service by the end of calendar 1996. The Company believes this backbone, coupled with its planned 50 local distribution networks, provides the Company with a cost advantage for its high speed data services.

     The Company believes that it can become a major provider of high-speed data communications services (including IP switching, frame relay and ATM) in the southern United States by:

     - Offering Data Communications Solutions Based on Proven Carrier-Grade, Standards-Based Technology with Flexible and Superior Back-Office Systems. The Company believes open and carrier-grade, standards-based technology is necessary for companies to compete effectively (with respect to features and price), avoid costly conversion from legacy systems, offer multiple data solutions with minimal equipment and manpower cost, and cost effectively establish interconnection among key IXCs, LECs and customers. The Company believes that its ability to maintain flexibility on provisioning and billing with respect to its initial and future product offerings and pricing differentiates ACSI from its competitors. Examples of the billing flexibility that the Company plans to offer include accounting and billing information at the wholesale level to IXCs and resellers, retail level accounting and billing information to business customers and ISPs, flat/transaction billing, volume discounts (multi-product/multi-service) and chain billing.

     - Packaging Complex Data Solutions as a Simple Offering. ACSI packages its data communications service capabilities through a solutions-oriented, consultative selling approach supported by a highly trained sales and support staff, which provides the customer with easy and uncomplicated access to a series of complex services. Pricing, provisioning, and customer interface to the product has been structured as simply as possible. The Company expects that one-stop shopping through ACSI's data services business unit will facilitate implementation and minimize customers' need to interface with multiple vendors. A complete service offering capability is expected to enable the Company to provide improved quality of service as an "upstream" network provider to regional and local service providers as well as to public sector, corporate and institutional customers.

     - Addressing the Need for High Bandwidth Data Network Infrastructure in the Southern United States. The Company believes that, to date, major data services providers, such as the IXCs, have focused on serving the Tier I markets. An increasing number of regional, national and multinational corporations are located in mid-sized markets within the southern United States (the principal target markets of ACSI's local network infrastructure) and are demanding the entire range of switched data communications services, including IP switching, frame relay and high bandwidth transport services. The Company believes there is inadequate data services infrastructure in this region to support these services.

     - Offering Integrated Data Communications Services Via a Single High Bandwidth Network. While current growth in demand for data communications services has been focused on IP switching and frame relay services, the Company does not believe that either has been engineered to meet the growing demand for bandwidth. The Company believes that end users will benefit from being able to have their diverse data communications needs met by a single provider over a single network. By deploying an ATM-based, high bandwidth network, the Company can offer business, institutional and government customers the entire range of switched data communications service offerings through a single integrated network, aggregating traffic and increasing network efficiencies, managing bandwith, ensuring consistent delivery and servicing of customers' diverse data communications requirements. This backbone should enable the Company to expand its range of service coverage and offerings.

     - Leveraging Local Network and Switching Infrastructure to Reduce Cost of Service. Local access charges and switched local lines are a major cost component of data communications. Most data communications service providers, such as IXCs and ISPs, do not currently have local distribution network facilities in place and, therefore, must purchase these local components from other parties such as the LEC or a CLEC. Similarly, to the extent data service requirements include a need for local switched services, these lines must be obtained from the LEC or a CLEC with local switching capability. Because ACSI is planning local network facilities in 50 markets and switching capability in at least 24 of those markets, the Company believes that it can provide data communications services to customers in those markets where it has network and switching facilities at a lower cost with higher quality of service.

     The Company believes that the following data communications services constitute the principal growth areas in commercial data market:

          Internet Access Services. Businesses are increasingly using the Internet to transmit e-mail, engage in commercial transactions (e.g., electronic commerce) and develop internal communications networks, or "intranets." Businesses are also using the World Wide Web to disseminate information about their products and services. Increasing business utilization of the Internet has added to the demand for higher-speed Internet connections, increased port capacity and secure network facilities.

          Industry analysts estimate that the number of Internet users during the past five to ten years has grown by 100% a year. Demand for Internet services, including access (i.e., services connecting users to the Internet), applications (such as "Web browsers") and hardware, has resulted in significant demand for local and interexchange communications network services, applications software and systems integration services. The current U.S. market for IP switching is estimated to be approximately $550.0 million and is projected to grow to approximately $3.5 billion by 2000.

          Managed Services. Managed services are comprehensive value-added offerings that provide the design, installation, and on-going management, maintenance and hardware (such as switches, routers and modems) for a customer's network. By eliminating many of the timing, coordination and inter-operability issues that arise in installations requiring multiple vendors to design and install a network, managed services offer a single source solution. In addition, configuration management issues, such as maintaining consistent versions of the router software, deploying consistent configurations and overall network management, are addressed in most managed services offerings.

          While managed services can be provided for all data communications applications and technologies (including frame relay and ATM), the most immediate market opportunity for managed services is with local and regional ISPs. Managed services, via a turnkey approach, address numerous network implementation, expansion and management issues for ISPs, including the provision of hardware of local lines and dedicated circuits, and securing physical space via collocation for expansion of the ISP's network hardware. Collocation of the ISP's equipment in the managed services provider's network facility also reduces the ISP's local access costs by reducing circuits to approach the "zero-mile" level. Finally, because a managed services provider can aggregate and consolidate interexchange data communications traffic from multiple customers (and thus purchase transport at more cost effective higher bandwidths, e.g., 45 mbps versus 1.5 mbps), the provider can offer ISPs lower pricing on their interexchange (longhaul) transport than if the ISPs obtained the service directly from a longhaul carrier (such as an IXC). The U.S. market for Internet-related data network equipment was an estimated $800.0 million in 1995 and is projected to grow to approximately $4.0 billion by the year 2000. Managed service providers can penetrate this market for network equipment through bundling an ISP's hardware needs with network services on a turnkey basis.

          Frame Relay. Frame relay service is a fast-packet transport solution targeted at LAN-to-LAN and legacy networks such as SNA. Frame relay service is designed to meet fluctuating, or periodic, data transfer requirements by offering shared virtual bandwidth connectivity at high speed. Frame relay services offer low cost data transmission with generally minimal delay, few errors and high speed performance. Frame relay provides a solution that satisfies customer requirements for integrated, cost-effective data communications in environments where transmission needs fluctuate. As users' requirements expand into multimedia applications, which require higher bandwidth, frame relay offers a natural migration path to ATM. Industry sources project that the U.S. market for frame relay services will grow from an estimated $1.3 billion in 1996 to approximately $3.7 billion by the end of the year 2000.

          ATM. ATM is a high bandwidth service providing virtual networking for voice, data and multimedia traffic. The ability to combine all three media provides opportunities to reduce costs associated with running three separate networks for each medium. The major benefits of ATM include providing shared access to trunk bandwidth for multiple application and application types, minimizing the number of wide area connections needed, and supporting user access speeds of at least 1.5 mbps (T-1). Frame relay customers whose capacity requirements increase can achieve cost savings by migrating to fractional T-3 transmission speeds (between 1.5 mbps and 45 mbps) or to full 45 mbps and higher connectivity. Large customers, such as regional or national ISPs, financial institutions and other entities with very high volume data transport requirements, may also seek redundant dedicated transport at T-3 to OC-3 levels or higher, essentially obtaining the same level of network capacity and self-healing network reliability as a dedicated facilities customer with SONET service. Local ATM applications include native speed LAN connectivity, diagnostic imaging, videoconferencing and other high bandwidth applications. Industry sources estimate the ATM market will be approximately $63.0 million during 1996, and the Company believes that this market will increase to approximately $1.6 billion by the end of 2000.

     Attract and Retain a Management Team with Extensive Telecommunications Experience. The senior management of ACSI pioneered the development of many of the first fiber optic networks in Tier I markets in the United States and has substantial experience in rapidly building cost-effective networks and managing service operations. The Company's Chairman, Anthony J. Pompliano, is the co-founder and former President and Chief Executive Officer of MFS. Richard A. Kozak, the Company's President and Chief Executive Officer, has held senior management positions at several telecommunications companies, including MFS and Sprint International (formerly Telenet Communications Corporation). Other members of the Company's senior management team have experience working at MFS, Teleport Communications Group, AT&T, MCI, WilTel, Inc., BellSouth Telecommunications, Inc. and other telecommunications companies. The Company's management team collectively has over 200 years of marketing and operating experience in the telecommunications industry.

     The Company believes that various telecommunications companies, such as the IXCs and other LECs, will seek entry into the now competitive local exchange services market through relationships with alternative service providers such as the Company. The Company further believes that its service offerings will be attractive to such competitive telecommunications providers due to the Company's breadth of market coverage in a significant number of Tier II and Tier III markets in the southern United States. The Company is developing relationships with key partners and intends to create the infrastructure to support this resale opportunity.

NETWORK DEVELOPMENT

     The Company constructs and operates digital fiber optic networks. Signal transmissions carried over digital fiber optic networks are superior in many respects to older analog transmissions carried over copper wire and by microwave, which continues to be used in varying degrees by the LECs. Digital fiber optic telecommunications networks generally offer faster and more accurate transmissions for all data and voice communications than analog telecommunications systems or digital transmission systems using copper wire. Fiber optic networks also generally require less maintenance than copper wire or microwave facilities or comparable transmission capacity, thereby decreasing operating costs. An increase in capacity can be achieved through a change in electronics. Because ACSI is employing the latest digital transmission technology in its networks, its digital fiber optic networks will have substantial additional capacity. The Company believes it will be able to use its CLEC networks to provide a wide range of telecommunications services with only incremental facilities costs.

     Management believes that it can currently deploy its capital more efficiently by constructing fiber optic networks rather than acquiring networks constructed by other CLECs. In light of the significant premium to book values associated with recent acquisitions within the CLEC industry, there are considerable efficiencies associated with utilizing consistent vendors and equipment in the Company's network, therefore ensuring high quality, reliability and operating standards.

     Key elements of the Company's network development plan include: (i) thoroughly analyzing potentially favorable markets for development; (ii) seeking authorizations from public and private entities for rights-of-way; and (iii) efficiently implementing construction plans in a timely manner, thereby allowing the Company to gain a competitive position in the chosen market.

     Site Selection. Before deciding to enter a market, the Company conducts a detailed feasibility study to determine the potential size of the market, existing competition within the market, the Company's ability to obtain municipal authorizations, including franchises and access to rights-of-way, and the relative ease of market entry from a local and state regulatory standpoint. The rights-of-way assessment, done by independent telecommunications consultants, determines whether another CAP/CLEC network is under construction or ready to construct in the target market, the availability of economical rights-of-way, the local utility's receptiveness to allow use of its rights-of-way, the topology of the city and concentrations of commercial real estate, and the local city permitting and franchise requirements. The market or end user survey, also done by independent telecommunications consultants, identifies the significant commercial and government end users in the target service areas. Individual telephone and/or face-to-face interviews are then conducted with potential end users, focusing on those anticipated to have the largest business volume. The interviews determine the end user's receptiveness to using a competitor to the LEC, the telecommunications requirements of such end user, current pricing by the LEC and other relevant information. This "bottom up" sizing of the target service areas provides an estimate of the prospective business by building and by customer.

     Rights-of-Way. As part of its due diligence on a market during its site selection process, the Company seeks municipal authorizations (such as franchises, licenses, or permits) to construct and operate its network within the public rights-of-way. The duration of this approval process can vary from less than three months to several years, depending on the specific legal, administrative, and political factors existing in that market. The initial term of these municipal approvals, once granted, may range from as few as five years to as many as 25 years, and such approvals typically may be renewed for additional terms. See "Risk Factors -- Dependence on Rights-of-Way and Other Third Party Agreements" and "-- Effect of Regulation."

     Concurrent with its seeking municipal authorizations, the Company initiates discussions with electric or gas utilities, CATVs and other private providers of rights-of-way and/or facilities that may be used by the Company for installation of its network. These discussions are intended to result in agreements that allow the Company to make use of those parties' fiber optic cables (such as IRUs), the underground conduits, distribution poles, transmission towers, and building entrances. The Company's ability to enter into such agreements can have a material impact on the Company's capital costs for network construction and the speed with which the Company can construct its networks. Additionally, obtaining such agreements facilitates the Company's ability to expand efficiently beyond the central business district to serve additional end users in its markets. The term of such agreements is typically 10 to 25 years, with renewal terms of five to 15 years. The Company believes that the experience of members of its senior management team in negotiating such agreements gives it a competitive advantage over other CLECs that have less experience in successfully negotiating such agreements.

     Implementation of Network Construction. The Company initially builds a one- to three-mile self-healing fiber loop in the central business district or a discrete area outside of the central business district of a given target market. This network provides the users with lower costs, fiber optic clarity, diversity of access, and fault tolerant reliability of service, with automatic stand-by and rerouting in the event of operator, system or network failure. The Company utilizes outside contractors to construct its networks.

     Prior to its obtaining required municipal authorizations, the Company, through outside consultants, prepares preliminary and final engineering studies for the initial portions of its networks. The Company's intent is to have the necessary route maps, detailed final engineering drawings, and other construction documents completed by the time municipal authorizations are obtained. This process enables the Company to initiate network construction activities immediately upon receipt of municipal authorizations. Concurrent with the engineering process, the Company identifies commercial space for the location of its administrative and sales offices and node (hub) site and commences negotiations for the lease of such space. Outside plant construction of a typical downtown network will take from four to six months, depending on various factors. Preparation and build out of the Company's office and node space and subsequent installation of electronics and cabling typically proceed during the outside construction activity and are scheduled to be completed concurrently. Finally, the Company initiates the application processes for collocation with the LEC's downtown central office and interconnection with selected IXC POPs to coincide with other construction milestones. The Company believes that this coordinated construction process reduces overall network development costs and reduces construction intervals, allowing it to initiate operations at an earlier date.

     Following completion of its initial network and the commencement of network operations, the Company's local staff, in consultation with personnel at the Company's headquarters, designs expansion routes that will enable the Company to reach additional end users and to interconnect with additional LEC central offices outside the central business district or the targeted construction area. Construction of these expansion routes is typically done under agreements with third party rights-of-way providers as described above, but in some instances the Company constructs its own new facilities (typically by trenching or directional boring) where third party facilities (whether aerial or underground) do not exist or are not available for use by the Company. The Company also constructs lateral network facilities from its fiber optic backbone to provide on-network service to its customers. In some instances, the Company will design and construct some or substantially all of its routes outside the central business district concurrent with the construction of the downtown network, increasing the speed of overall network construction and, in the Company's opinion, creating a competitive advantage over other CLECs that may have entered or are seeking to enter the market. To the extent possible, the Company engages the third party right-of-way provider to install ACSI's cable in or on the third party's facilities, usually at a lower cost and with greater speed than that obtained by using outside contractors.

     The Company's network management center in Annapolis Junction, Maryland monitors all of the Company's networks from one central location. Centralized electronic monitoring and control of the Company's networks allows the Company to avoid duplication of this function in each city. This consolidated operations center also helps to reduce the Company's per customer monitoring and customer service costs, such that they are lower than would be available if monitored on a single-city basis. The Company also plans to use this facility to monitor the performance of data and switched voice services.

PRODUCTS AND SERVICES

     The Company currently provides, or is actively implementing plans to provide, a wide range of local telecommunications services including dedicated and private line, high-speed data service solutions, including IP switching and managed services, local switched voice services and enhanced voice messaging. The Company's local distribution networks are designed to support this wide range of enhanced communications services, provide increased network reliability and reduce costs for its customers.

     Dedicated Services. During the first three quarters of fiscal 1996, dedicated and private line services for IXCs and other carriers accounted for a substantial portion of the Company's revenues with the remainder coming from business and government end users. The Company's dedicated services provide high capacity non-switched interconnections: (i) between POPs of the same IXC; (ii) between POPs of different IXCs; (iii) between large business and government end users and their selected IXCs; (iv) between an IXC POP and a LEC central office or between two LEC central offices; and (v) between different locations of business or government end users.

     - Special access services. Special access services provide a link between an end user location and the POP of its IXC, or links between IXC POPs, thus bypassing the facilities of the incumbent
       LEC. These services, which may be ordered by either the long distance customer or directly by its IXC, typically provide the customer better reliability, shorter installation intervals, and lower costs than similar services offered by the LEC. Customer charges are based on the number of channel terminations, fixed and mileage-sensitive transport charges, and costs for any services required to multiplex (increase or decrease the bandwidth or transmission speed) circuits (e.g., taking VGE circuits at 64 kilobits per second and stepping them up to a single DS-1 (1.54) megabit circuit, which has the capacity to carry up to 24 VGE circuits and is priced at a significant discount to multiple VGE circuits over the same route). A CAP may provide special access service on an on-net basis by connecting an end user directly to its fiber backbone, or on an off-net basis by reselling a portion of the LEC's network to terminate the circuit at the end user's location and passing the cost of the LEC services on through to the customer (who realizes cost savings and network benefits for the portion of the circuit that is on the CAP's network). While resulting in lower margins than on-net service due to the payout to the LEC, off-net service can be provided to any customer within a LATA, reducing the CAP's need to build pervasive network infrastructure.

     - Switched transport services. Switched transport services are offered to IXCs that have large volumes of long distance traffic aggregated by a LEC switch at a central office where the CAP has collocated its network. The CAP provides dedicated facilities for transporting these aggregated volumes of long distance traffic from the LEC central office to its POP or between LEC central offices. The flat monthly charge to the IXC is typically lower than the transport fees charged by the LEC, which is typically lower than special access services that include a charge for terminating the traffic at the end user's location and/or the IXC POP in addition to the transport charges. Switched transport services, however, are also typically associated with higher volume orders compared to most special access orders, thus providing potential for large monthly recurring revenues to the CAP.

     - Private line services. Private line services provide dedicated facilities between two end user locations in the same metropolitan area (e.g., a central banking facility and a branch office or a manufacturing facility and its remote data processing center) and are priced like special access services (channel termination charges plus transport and any associated multiplexing charges). The Company expects the demand for private line service to increase in conjunction with higher bandwidth customer applications.

     High-Speed Data Services. The Company is developing and has begun offering advanced high-speed data services, including Internet access service, and plans to offer frame relay and ATM services to businesses, government entities, IXCs and ISPs in the Company's targeted markets.

     The Company expects that the majority of its initial high-speed data network traffic will be comprised of Internet access traffic from regional and national ISPs, online service providers, major corporations and educational and financial institutions. The Company expects frame relay, LAN-to-LAN and network consolidation traffic to constitute the second largest element of its high-speed traffic. The Company believes that during the next five years, the high-speed data market will evolve to higher bandwidth requirements and will accept new ATM applications and technology. Therefore, the Company believes the price of ATM service will decrease relative to that of frame relay offerings. The Company expects the growth in demand for frame relay services to slow and the demand for ATM services to increase. While ATM is currently in its introductory stage and is generally considered a premium service offering, the Company believes that ATM technology affords ACSI the ability to consolidate its internal and customer traffic on large backbone links. This consolidation will enable the Company to reduce its overall cost of service and position it to migrate its customers to higher bandwidth as their demand increases, with minimal impact to customers' applications.

     ACSI initially plans to utilize its ATM network to provide IP and frame relay transport for ISPs and major customers. The rapid growth in the Internet has strained the existing network infrastructure, which was not engineered to support the speeds or volumes of traffic that it now bears. The current infrastructure supporting the Internet protocol has been engineered to support speeds of up to 2 mbps (slightly above T-1 speed), while many major IP customers are demanding up to 45 mbps. ATM offers an immediate solution for providing efficient transport of IP switching traffic (as well as frame relay), allowing ACSI to utilize available capacity long before it becomes cost effective for a larger number of customers to deploy high bandwidth video, voice, WAN-to-WAN connectivity and multimedia applications via ATM. ACSI, as a network-based national service provider, will be positioned to offer Internet access and connectivity to national, regional and local ISPs, as well as to corporate, government and institutional customers that require direct access to the Internet for both internal and/or external communications. Early focus on IP customers is also expected to bolster demand for the Company's dedicated and local switched service offerings; a large regional ISP can require hundreds or up to several thousands of dial-up lines and numerous T-1 and DS-3 circuits to meet its subscribers' demands.

     Local Switched Voice Services. Following receipt of the requisite regulatory approvals and when cost-effective, the Company plans to offer local switched voice services such as origination and termination of local calls, Centrex services, PBX trunking and switched access services, in certain of its markets beginning in late 1996.

     The Company intends to offer the following local switched voice services:

     - Local Telephone Services. The Company plans to offer small and medium size businesses local telephone exchange service, which will also include optional enhanced services (e.g. call waiting, caller ID and three-way conference calling).

     - PBX Trunking. For those customers that use PBX equipment in their business offices, the Company plans to offer services to switch traffic between ACSI's switch and a business customer's PBX, routing local, intralata and interlata phone calls according to the customers' specific requirements.

     - Centrex Services. The Company plans to offer advanced telecommunications services for those businesses desiring the advanced features available in a PBX environment without the investment in PBX premise equipment and its attendant support staff. The Company intends to provide local dial tone services with functionality such as free internal communications, call forwarding, call transfer, conference call and speed dialing.

     - ISDN Services. ACSI also will offer ISDN data services to its local customer base. Those small businesses which require higher bandwidth for data communications needs such as remote file transfer, e-mail, collaborative computing, multi-media computing, telecommuting and Internet access services, will be able to access the lower cost data services provided by ACSI. As these customers' data requirements expand, the Company's advanced data services can be offered, thereby expanding the Company's opportunity to increase revenues from existing customers.

     - Enhanced Services. The Company already offers enhanced voice messaging services on a stand-alone basis. These and other services will also be offered on an integrated basis with local switched services, allowing the business or government customer to meet their telecommunications requirements from a single source.

     - Switched Access. The Company will offer origination and termination of long distance traffic between a customer premise and interexchange carrier via shared trunks utilizing the Company's local switch.

     The domestic market for local switched services (including switched access) was estimated to constitute more than 95% of the total local telecommunications market in 1994, or approximately $89.0 billion.

     Enhanced Voice Messaging Services. Market sources estimate that the voice messaging services marketplace was approximately $1.4 billion in 1993. The market for voice messaging services is projected to grow at a compound annual rate of 13% to approximately $3 billion nationally in 2000. Local service providers (i.e., ILECs, CLECs and wireless), are expected to begin to displace voice messaging services offered by IXCs. The Company is developing and has begun offering, on a limited basis, an enhanced voice messaging service to small and mid-sized business and government end users. The Company's enhanced voice messaging service can function as a virtual PBX. The Company's business voice messaging services will include its First Line and First Line Plus products. The Company also plans to market one number services under the brand names Virtualine and Virtualine 800. These offerings will be targeted towards the small and medium sized companies without voice messaging and those who are currently seeking to upgrade their existing systems, which marketplace has a significantly lower penetration rate than the larger business market. The Company believes there are significant growth opportunities in this market. Industry sources estimate that in 1994 fewer than 25% of companies with less than 100 employees had voice messaging services and that fewer than 12% of companies with 50 employees or less had voice messaging services.

     The services for the Company's enhanced messaging will include basic voice messaging, follow-me call routing, virtual calling card services, fax services, E-mail and paging notification services, and automated attendant services.

     - Voice messaging -- a basic voicemail solution that allows the subscriber greater flexibility, including closed-end user group message forwarding and interface capabilities with the office attendant.

     - Follow-me call routing -- the platform can be programmed to find the subscriber by forwarding calls to designated phone numbers anywhere nationwide at the subscriber's discretion and control. The current market for follow-me messaging is relatively undersized, as the technology enabling this feature has only recently begun to emerge. However, industry sources estimate that this market will have grown from less than 60,000 subscribers in 1995 to approximately 2.9 million subscribers in 1999.

     - Virtual calling card -- the platform enables the subscriber to use the service to make outbound calls in response to messages received without disconnecting the call.

     - Fax services -- the platform enables faxes to be stored and transmitted at the discretion of the subscriber.

     - Notification services -- at the subscriber's discretion, the arrival of voicemail can trigger pager or E-mail notification.

     - Automated attendant -- the platform can provide all of the above services, as well as call screening for the subscriber.

     The Company's enhanced voice messaging services will also provide links to the Internet through ACSI's web site, providing users with the capability to access their voice, electronic mail and fax messages. In addition to offering these services in its operational network markets, the Company may offer these services in other markets where it does not intend to construct or has not yet constructed a network. The Company believes that such services will allow it to develop relationships with end users that may be potential customers for either dedicated services or switched voice services that may be offered in these markets in the future. However, unlike traditional telephone service, customers have not yet become fully accustomed to use of voice messaging services, and the usage ramp-up of these services is not certain at this time.

SALES AND MARKETING

     While a network is under construction, the Company's salespeople in each city begin selling on-network interstate dedicated services to the major business and government end users in that city, while the central headquarters' sales staff concentrates on selling services to IXCs. The Company expects to initially price its services at a discount to the LEC's tariffs and sells on the basis of cost savings to the customer. However, based on management's experience in other cities where CAPs offer services, end users are expected to be attracted to the Company as a provider of back-up service for disaster recovery and a 100% fiber optic network that can provide generally higher quality and more reliable service than can the incumbent LEC's network.

     The Company's sales efforts with respect to dedicated services emphasize cooperation between ACSI's centralized and local sales staff and the regional and field sales staff of the IXCs. ACSI's centralized sales staff works closely with senior management of the IXCs to establish technical and service requirements, pricing, and quality standards on a nationwide basis, then coordinates at the local level specific orders for service to the IXC and/or its end user customers in a given market. The Company is pursuing multiple-city service arrangements with a number of IXCs, but no assurance can be made that the Company will ultimately be successful in negotiating such agreements with any of the IXCs.

     The Company typically has a general manager and at least one account executive in each of its major markets. In many cases, the general manager oversees the operations and sales efforts of additional smaller markets that may be operated as satellites of the larger market, thus reducing operating overhead. In the Company's experience, the sales process in the southern regions of the country is largely affected by personal relationships, and the Company's ability to hire sales and management staff with existing customer relationships enhances its ability to penetrate the market.

     The Company plans to utilize two separate sales forces to market its enhanced voice messaging services to business and government customers. While the Company's dedicated services sales force will target their on-net customers for such enhanced services, the enhanced voice sales staff will focus on potential customers that are not connected to ACSI's network and on potential resellers of the Company's services. These enhanced voice salespersons will also be responsible for encouraging existing accounts to subscribe to additional features and to increase their usage of those features. The Company believes that, once established, the customer relationships will enhance the Company's ability to market local switched voice services to these customers as such services are offered. The Company's enhanced voice messaging sales force will be augmented by additional sales personnel as local switched services are introduced on a market by market basis.

     The Company's data services will be marketed by a separate sales group that focuses on providing total solutions to a customer's data and networking needs. This marketing will require a more technically sophisticated staff than for the Company's dedicated, enhanced and switched voice services. The Company believes that it will be able to package and cross-market all of its services through centralized and local account team coordination, making ACSI a full-service regional provider of local telecommunications services.

     As of May 31, 1996, the Company has entered into contracts to provide managed services to ISPs totaling approximately $4.0 million. In addition, the Company has begun providing local area frame relay services to customers via the Company's local fiber optic networks.

     ACSI is marketing its data communications services via national, regional and local sales personnel supported by teams of sales engineers. In addition, sales representatives in the Company's network services group (primarily responsible for selling dedicated circuits at the local level) cross-market ACSI's data communications service offerings, generating leads and supporting the development and closure of relationships with established local access customers.

     The Company also plans to expand its distribution of certain data communications service offerings through alternative channels such as cable TV providers, electric utilities, out-of-region RBOCs, and independent LECs. ACSI is currently in discussions with several providers regarding reseller and private labeling arrangements involving the Company's data communications service offerings, but there can be no assurance that any of these discussions will result in an agreement to resell and private label such offerings.

COMPETITION

     Dedicated Services. The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company provides dedicated services to large business and government end users. In each of the metropolitan areas to be served by the Company's networks, the Company's dedicated services will compete principally with the dedicated services offered by the incumbent LEC. The LECs, as the historical monopoly providers of local access and other services, have long-standing relationships with their customers and have financial and technical resources substantially greater than those of the Company. The LECs also offer certain services that the Company cannot currently provide without first obtaining requisite regulatory approvals. See "-- Regulation."

     Competition for dedicated services is based on price, quality, network reliability, customer service, service features and responsiveness to the customer's needs. The Company believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the LECs, which may have not yet fully deployed fiber optic networks in many of the Company's target markets. The Company currently prices its services at a modest discount compared to the prices of the LEC while providing a higher level of customer service. The Company's fiber optic networks will provide both diverse access routing and redundant electronics, design features not widely deployed by the LEC's networks (which were originally designed in tree and branch or star configurations).

     Other potential competitors of the Company include CATV operators, public utilities, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, teleports, private networks built by large end users, and other CLECs. With the passage of the Telecommunications Act and the entry of RBOCs into the long distance market, the Company believes that IXC's may be motivated to construct their own local facilities and/or resell the local services of ACSI's competitors. For example, AT&T has announced its intention to offer local services and has filed for state certification in markets which include, among others, several of the Company's markets. See "Risk
Factors -- Competition." Other CLECs or CATVs currently are competitors in various markets in which the Company has networks in operation or under construction. Based on management's experience at other CLECs, the initial market entrant with an operational fiber optic CLEC network generally enjoys a competitive advantage over other CLECs that later enter the market. The Company expects that there will be other CLECs operating in most, if not all, of its target markets and that some of these CLECs may have networks in place and operating before the Company's network is operational. While it is generally accepted within the CLEC industry that being the first market entrant to offer services typically enhances that CLEC's competitive advantage relative to CLECs that enter the market at a later time, the Company recognizes that in some instances it may have other competitive advantages (such as a superior right-of-way arrangement or large customer commitments) that it believes outweighs another CLEC's first to market advantage; in these instances, the Company may elect to enter a market where an established CLEC already exists.

     High-Speed Data Services. The Company's competitors for high-speed data services include the major IXCs, other CLECs, and various providers of niche services (e.g., Internet access providers, router management services and systems integrators). In general, none of these competitors currently offers a comprehensive solution for a customer's potential data service requirements, a core premise of the Company's data strategy. The Company intends to pursue arrangements with other data service providers to leverage each entity's strengths in a given market or segment of the service chain by bundling elements of complete data solutions (i.e., bundle its local access and frame relay services with an IXC's longhaul transport services). The interconnectivity of the Company's markets will create additional competitive advantages over other data service providers that must obtain local access from the LEC or another CLEC in each market or that cannot obtain intercity transport rates on as favorable terms as the Company.

     There is significant competition for Internet access and related services in the United States, with few barriers to entry other than capital. The Company expects that competition will increase as existing services and network providers and new entrants compete for customers. ACSI's current and future competitors include telecommunications companies, including the RBOCs, IXCs, competitive local exchange companies and cable TV providers, and other Internet access providers, such as UUNET Technologies, Inc., Advanced Network & Services, Inc., BBN Corporation, NETCOM On-Line Communications Services, Inc. and PSINet Inc. Many of these competitors have greater financial, technical, marketing and human resources, more extensive infrastructure and stronger customer and strategic relationships than ACSI. The Company believes that it will have a competitive advantage in offering Internet access services to those ISP and commercial customers in markets where ACSI has local fiber optic network facilities relative to other Internet access providers that must purchase local loop access from the LEC, ACSI or another CLEC in that market. Additionally, ACSI believes that customers with operations in multiple locations served by ACSI local fiber optic networks will find single-source Internet access services from ACSI attractive.

     All of the seven original RBOCs offer at least some basic frame relay service. The Company believes that most IXCs offer substantial domestic and international frame relay service, generally positioned to provide a significant savings over traditional private lines. Other frame relay service providers include MFS Communications and Intermedia Communications. A number of companies, primarily CLECs, have announced plans to offer frame relay service. ATM offerings are only beginning to emerge. ATM service is currently being offered by most of the original RBOCs, MFS Communications, AT&T, MCI, Sprint and WilTel, Inc. A number of other data communications providers, CLECs and facilities-based cable TV providers have announced their intentions to offer ATM services in the future.

     A number of equipment vendors, systems integrators and Internet access and service providers offer components of managed services. The Company believes that it will have a competitive advantage over those managed services providers that do not have local loop facilities which means they cannot provide a full solution for customers.

     Local Switched Voice Services. In all of the markets where the Company is currently operating or plans to operate, the LEC currently is a de jure or de facto monopoly provider of local switched voice services. The Company expects that the enactment of the Telecommunications Act will enable CLECs, CATVs, electric utilities, cellular and wireless providers, and others to offer local switched voice services in competition with the LECs in the Company's target markets. The Company believes that its strategy to leverage its basic network infrastructure into higher margin service offerings, migrating to local switched voice services, will allow it to procure a profitable share of the market. The Company's ability to cross-market services will create opportunities to increase margins by migrating customers from off-network to on-network status. As the number of end users in a given off-network building increases for all service offerings, the economics improve to the point where the capital costs of connecting the building to ACSI's network are more than covered by the increased margins represented by retaining the portion of customer revenue paid out to the LEC.

     Enhanced Voice Messaging Services. Competition for enhanced voice messaging services primarily consists of basic voice mail services offered by LECs and cellular providers in connection with their core offerings and customer premise-based voice mail platforms. The voice mail offerings of the LECs typically have limited features and flexibility compared to the services contemplated by the Company; thus, the Company believes its enhanced voice messaging services and focused sales efforts should be able to penetrate effectively those segments of the small and mid-sized business market that require more features and/or flexibility than services offered by the LECs. Customer premise-based platform voice mail offerings typically require a relatively large up front capital investment and recurring maintenance costs and are generally marketed to large companies rather than the small and mid-sized end users targeted by the Company.

REGULATION

  Overview

     The Company's services are subject to federal, state and local regulation. The FCC exercises jurisdiction over all facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over the Company's facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments may require the Company to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate its networks.

     The allocation of jurisdiction between federal and state regulation of dedicated facilities carrying both interstate and intrastate traffic raises definitional issues. Although the FCC generally does not rule as to the jurisdictional nature of a carrier's traffic, under FCC practice, such services are considered to be jurisdictionally interstate if at least 10% of the traffic is interstate in nature. Virtually all dedicated services provided by the Company between long distance carrier POPs, and between IXCs and their end users, satisfy this requirement and are jurisdictionally interstate in the opinion of the Company.

     However, the FCC has proposed to adopt rules which would deny interexchange carriers the opportunity to file tariffs, and also is considering two requests that CAPs be freed of any tariff-filing obligation.

  Recent Federal Legislation

     On February 1, 1996, the U.S. Congress enacted comprehensive telecommunications reform legislation, which the President signed into law as the Telecommunications Act on February 8, 1996. The Telecommunications Act amends the Communications Act of 1934 to impose a legal duty upon incumbent LECs to provide interconnection (i) for the transmission and routing of telephone exchange service and exchange access, (ii) at any technically feasible point within the LECs' network, (iii) that is at least equal in quality to that provided by the LEC to itself, its affiliates or any other party to which the LEC provides interconnection, and (iv) at rates, terms and conditions that are just, reasonable and nondiscriminatory. LECs also are required under the new law to provide nondiscriminatory access to network elements on an unbundled basis at any technically feasible point, to offer its local telephone services for resale at wholesale rates, and to facilitate collocation of equipment necessary for competitors to interconnect with or access the unbundled network elements.

     The Telecommunications Act also imposes a legal duty on all telecommunications carriers (including LECs and CLECs) (i) not to prohibit or unduly restrict resale of their services; (ii) to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings; (iii) to afford access to poles, ducts, conduits and rights-of-way; and (iv) to establish reciprocal compensation arrangements for the transport and termination of telecommunications.

     In addition, under the terms of the Telecommunications Act, the RBOC's must offer terms and conditions for interconnection that satisfy a prescribed 14-point checklist before they may obtain authority to provide interLATA services within their operating regions. In addition to the obligations discussed in the preceding paragraphs in this subsection, RBOCs must offer interconnection that includes each of the following:

        - local loop transmission from the central office to the customer's premises, unbundled from local switches, or other services;

        - local switching, unbundled from transport, local loop transmission, or other services;

        - nondiscriminatory access to 911 and E911 services, directory assistance services and operator services;

        - white page directory listings;

        - nondiscriminatory assignment of telephone numbers;

        - nondiscriminatory access to data bases and associated signaling necessary for call routing or completion; and

        - interim number portability through remote call forwarding, direct inward dialing trunks or other comparable arrangements.

     The Company believes that this legislation is likely to enhance competition in the local telecommunications marketplace through (i) removal of state and local entry barriers, (ii) requirements that LECs provide interconnections to their facilities, (iii) facilitation of the process of changing from LEC services to those offered by CLECs and (iv) access to rights-of-way. Although there can be no assurances, the Company expects further growth to the extent that LECs begin to compete with IXCs for long distance services, thereby providing IXCs with a competitive incentive to move access business away from LECs to CLECs, such as ACSI. However, the legislation also has granted important benefits to the LECs. The LECs have substantial new pricing flexibility. RBOCs have regained the ability to provide long distance services and have obtained new rights to provide certain cable TV services. In addition, the legislation may encourage IXCs to construct their own local facilities and/or resell local services in order to compete with the bundled local and long distance services to be offered by the LECs as a result of the Telecommunications Act. The Telecommunications Act also amends the Communications Act of 1934 to preempt any state or municipal action requiring cable companies to obtain a franchise before offering telecommunications services or allowing their franchise fees to be based on their telecommunications revenues. The Telecommunications Act also lifts restrictions previously contained in the Public Utility Holding Company Act of 1935, which had previously prevented certain registered utility holding companies from diversifying into telecommunications services. These changes will tend to enhance the competitive position of the LECs and increase local competition by IXCs, CATVs and public utility companies, which may have a material adverse effect on the Company. See "Risk Factors -- Competition."

     The FCC has opened numerous proceedings intended to implement the provisions of the Telecommunications Act. In its CC Docket No. 96-98, for example, the FCC will develop rules implementing the Telecommunications Act requirements for interconnection, collocation, local traffic exchange, network element unbundling, local service resale, dialing parity, access to rights-of-way, local number portability and number administration. While the Company cannot predict what form these rules will take, their extent and form could prove critically important to the Company's ability to take advantage of the Telecommunications Act's local interconnection requirements. The outcome of FCC rules governing the pricing by incumbent LECs of interconnection, network elements and local resale services could prove particularly important to the Company. Other examples include proceedings to reform the system of universal service funding and establish rules for Exempt Telecommunications Companies. In addition, the passage of the Telecommunications Act has spawned a number of related FCC proceedings which could affect the Company. The Texas Public Utility Commission, for example, has petitioned the FCC to declare that certain limits on local competition included in Texas state statutes have not been preempted by the Telecommunications Act. Decisions made in these and other proceedings relating to implementation of the Telecommunications Act could affect the Company's business operations significantly.

     Pursuant to the terms of the Telecommunications Act, the FCC has convened a Federal-State Joint Board for the purpose of recommending a revised universal service funding program to the FCC. While it is impossible to predict what system of universal service support will ultimately result from this effort, the Telecommunications Act requires that all telecommunications carriers, including the Company, contribute to the funding effort on an equitable and nondiscriminatory basis, in an amount sufficient to preserve and advance universal service pursuant to a specific or predictable universal service funding mechanism. The Company cannot at this time predict the level or form of its mandatory contribution, but the Company believes that it will likely be a significant expenditure.

     On February 15, 1996, the FCC released an order granting in part Ameritech Corporation's (one of the seven RBOCs) request for a waiver of the Commission's access charge rules sufficient to grant it certain access charge pricing flexibility. The FCC permitted Ameritech to "bulk bill" IXCs for the portion of the Carrier Common Line Charge ("CCLC") that contributes to the National Exchange Carriers Association Long Term Support Fund for high-cost carriers. The FCC also allowed Ameritech to reduce the transport interconnection charge on a geographically deaveraged basis in the Chicago and Grand Rapids LATAs, on the basis that Ameritech faces actual competition from CCLCs in those LATAs. Such access charge pricing flexibility is likely to make it more difficult for CLECs to compete against Ameritech in the affected areas. Although the Company does not provide service in the Ameritech operating region, if the FCC grants similar access pricing flexibility to other LECs, it could become more difficult for the Company to compete for access traffic.

  Federal Regulation

     In general, the FCC has a policy of encouraging entry of new competitors, such as the Company, in the telecommunications industry and preventing anti-competitive practices.

     The FCC has established different levels of regulation for dominant carriers and nondominant carriers. For domestic common carrier telecommunications regulation, large LECs such as GTE and the RBOCs are currently considered dominant carriers, while CLECs such as the Company are considered nondominant carriers. As a nondominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization. Services of nondominant carriers have been subject to relatively limited regulation by the FCC, primarily consisting of the filing of tariffs and periodic reports concerning the carrier's interstate circuits and deployment of network facilities. However, the FCC has proposed adopting rules which would preclude IXCs from filing tariffs and is considering a request that the proposed rules also be applicable to CLECs. Moreover, the Company must offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures.

     Pursuant to these FCC requirements, the Company has filed and maintains a tariff for its interstate services with the FCC. All of the interstate retail "basic" services (as defined by the FCC) provided by the Company are described therein. "Enhanced" services (as defined by the FCC) need not be tariffed. The Company has an "enhanced" frame relay product, which is not contained in the Company's current FCC tariff. A tariff for a "basic" frame relay offering is under development. The Company believes that its voice messaging and Internet access products are "enhanced" services which need not be tariffed.

     In 1991, the FCC replaced traditional rate of return regulation for large LECs with price cap regulation. Under price caps, LECs can only raise prices for certain services, including interconnection services provided to CLECs, by a small percentage each year. In addition, there are constraints on the pricing of LEC services that are competitive with those of CLECs. On September 14, 1995, the FCC proposed to adopt a three-stage plan that would substantially reduce LEC price cap regulation as local markets become increasingly competitive. The FCC proposed to immediately eliminate the lower service band index limit on price reductions within service categories, modify tariff filing requirements and revise the structure of price cap baskets. The FCC also sought comment on whether LECs should be permitted to expand use of option discount plans such as volume and term discounts. Under the FCC's proposal, during the second phase certain LEC services could be removed from price cap regulation and regulated on a streamlined basis if they were deemed to be subject to competition. In the third stage, LECs would be granted nondominant status. Adoption of the FCC's proposal to significantly reduce its regulation of LEC pricing would significantly enhance the ability of LECs to compete against the Company and could have a material adverse effect on the Company.

     The FCC has granted LECs additional flexibility in pricing their interstate special and switched access services on a specific central office by central office basis. Under this pricing scheme, LECs may establish pricing zones based on access traffic density and charge different prices for each zone. The Company anticipates that this pricing flexibility will result in LECs lowering their prices in high traffic density areas, the probable arena of competition with the Company. The Company also anticipates that the FCC will grant LECs increasing pricing flexibility as the number of interconnections and competitors increases. In a concurrent proceeding on transport rate structure and pricing, the FCC enacted interim pricing rules that restructure LEC switched transport rates in order to facilitate competition for switched access.

  State Regulation

     The Company believes that most, if not all, states in which it proposes to operate will require a certification or other authorization to offer intrastate services. Many of the states in which the Company operates or intends to operate have not yet addressed issues relating to the regulation of CLECs. Some states that have authorized the competitive provision of dedicated services have not authorized the provision of competitive local switched services. Some states may require authorization to provide enhanced services.

     In some states, existing state statutes, regulations or regulatory policy may preclude some or all forms of local service competition. The Telecommunications Act contains provisions that prohibit states and localities from adopting or imposing any legal requirement that may prohibit, or have the effect of prohibiting, the ability of any entity to provide any interstate or intrastate telecommunications service. The FCC is required to preempt any such state or local requirements to the extent necessary to enforce the Telecommunications Act's open market entry requirements. States and localities may, however, continue to regulate the provision of intrastate telecommunications services, and, presumably, require carriers to obtain certificates or licenses before providing service.

     The Company currently has obtained intrastate authority for the provision of dedicated services in Alabama, Arkansas, Georgia, New Mexico, South Carolina, Tennessee, Texas, Nevada and Kentucky (excludes intraexchange private line services). The Company has applications pending before the public service commissions ("PSCs") in Arizona, Florida, Maryland, Mississippi and Louisiana for intrastate dedicated services authority. To the extent the Company expands the scope of its intrastate services in the future in these states to include the full range of local switched services, the Company will be required to seek additional authorization from such PSCs. As of May 31, 1996, the Company had applied for authorization to provide local switched services in Alabama, Arizona, Arkansas, Florida, Georgia, Louisiana, Maryland,

Nevada, New Mexico and South Carolina and had been granted such authority in Texas and Tennessee. There can be no assurances that the Company will receive the authorizations it is currently seeking, or will seek, from these PSCs. See "Risk Factors -- Rapid Expansion of Operations."

     In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate.

     The Company believes that, as the degree of intrastate competition increases, the states will offer the LECs increasing pricing flexibility. This flexibility may present the LECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing LECs to offer competitive services at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

     Local Interconnection. The Telecommunications Act imposes a duty upon all incumbent LECs to negotiate in good faith with potential interconnectors to provide interconnection to the ILEC network, exchange local traffic, make unbundled basic local network elements available, and permit resale of most local services. The Company has entered into interconnection negotiations with the major LECs in each of the markets it currently serves seeking mutual agreement on each of these points. The Company is unable to predict at this time the likelihood that voluntary mutual agreements will be reached. However, in the event that negotiations do not succeed, the Company has a right to seek state PUC arbitration of any unresolved issues. The state PUC must conclude the arbitration within nine months of the date upon which the incumbent LEC received the Company's initial request for interconnection.

  Local Government Authorizations

     The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis, as well as post performance bonds or letters of credit. As of March 31, 1996, the Company had posted approximately $2.6 million of such bonds and letters of credit. As of such date, the Company had been required to pledge approximately $1.5 million in cash collateral to obtain such bonds and letters of credit. There can be no assurance that the Company will not be required to post similar bonds in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the LECs do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company. To the extent that competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. However, the Telecommunications Act provides that any compensation extracted by states and localities for use of public rights-of-way must be "fair and reasonable," applied on a "competitively neutral and nondiscriminatory basis" and be "publicly disclosed" by such government entity.

     Termination of the existing franchise or license agreements prior to their expiration dates could have a materially adverse effect on the Company.

EMPLOYEES

     As of May 31, 1996, the Company employed a total of 181 individuals full time. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. None of the Company's employees is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company and its subsidiaries currently are not parties to any material litigation. The Company and its subsidiaries are from time to time parties to routine litigation incidental to their business, none of which, individually or in the aggregate, are expected to have a material adverse effect on the Company. The Company and its subsidiaries continue to participate in regulatory proceedings before the FCC and state regulatory agencies concerning the authorization of services and the adoption of new regulations.

PROPERTIES

     The Company leases a 23,925 square foot office space in Annapolis Junction, Maryland for its corporate headquarters and network management center for $27,812 per month as of March 31, 1996, subject to periodic increases in specified amounts. The lease expires in 2002, but may be renewed for two additional five-year terms. The Company's field office, housing its network development and real estate development operations, is located in a 1,358 square foot facility in Lombard, Illinois which the Company leases for $1,643 per month, subject to periodic increases in specified amounts. This lease expires on January 31, 1999.

     As of March 31, 1996, the Company's various operating subsidiaries have leased facilities for their offices and network nodes. The aggregate monthly rent on these properties is approximately $37,900. The various leases expire on dates ranging from February 28, 1998, to October 30, 2005. Most have renewal options. A subsidiary of the Company leases shared office space in Greenville, SC. Additional office space and equipment rooms will be leased as additional networks are constructed and the Company's operations are expanded.

     The Company believes that its insurance coverage on these properties is adequate and in compliance with the related leases.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding the directors and executive officers of the Company.

                   NAME                      AGE             POSITION AND OFFICES HELD
- -------------------------------------------  ---    -------------------------------------------
Anthony J. Pompliano.......................  57     Chairman of the Board of Directors
Richard A. Kozak...........................  50     President and Chief Executive Officer
George M. Tronsrue, III....................  39     Chief Operating Officer
Riley M. Murphy............................  40     Executive Vice President -- Legal and
                                                    Regulatory Affairs, General Counsel and
                                                    Secretary
Douglas R. Hudson..........................  34     Executive Vice President/General
                                                    Manager -- Network Services
Harry J. D'Andrea..........................  40     Chief Financial Officer
Robert H. Ottman...........................  57     Executive Vice President -- Network Systems
                                                    and Technical Support
George M. Middlemas(1).....................  50     Director
Edwin M. Banks(2)..........................  33     Director
Christopher L. Rafferty(1).................  48     Director
Benjamin P. Giess..........................  33     Director
Olivier L. Trouveroy(1)(2).................  41     Director
Peter C. Bentz.............................  31     Director

- ---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     In response to voting rights issues raised by the Nasdaq Stock Market staff concerning the Company's governance structure, the Company amended its Certificate of Incorporation, which amendments were approved by the stockholders of the Company on January 26, 1996, such that the Board will be comprised of seven members, four of whom will be elected by the holders of the Company's Common Stock and three of whom will be elected by the holders of the Company's Preferred Stock (a "Standard Board"). However, upon the occurrence of certain of the triggering events set forth in the Company's Certificate of Incorporation, the Board shall be increased to eleven members and the additional four directors (in addition to the existing seven directors) shall be elected by holders of the Company's Preferred Stock (a "Triggering Event Board"). Pursuant to the Governance Agreement dated November 8, 1995 between the Company and certain holders of its Preferred Stock (the "Governance Agreement"), until June 26, 1996, the Board was to consist of eleven members, four of whom were elected by holders of the Common Stock and seven of whom were elected by holders of the Preferred Stock. On February 26, 1996, the Company and the other parties to the Governance Agreement signed the Supplemental Governance Agreement pursuant to which the Board was reduced to seven members, four of whom were elected by holders of the Common Stock and three of whom were elected by holders of the Preferred Stock. Although the Supplemental Governance Agreement will terminate upon conversion of the Company's Preferred Stock, the holders of the Preferred Stock will own a sufficient amount of the Common Stock, upon conversion of their shares of Preferred Stock, to elect the Company's directors. When the Board was reduced to seven members on February 26, 1996, four directors, including Mr. Kozak, all of whom had been elected by the holders of the Company's Preferred Stock, resigned. Other than as provided herein, no other arrangement or understanding exists between an officer or director and any other person under which any officer or director was elected. All directors of the Company hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. No director or officer is related to any other director or officer by blood, marriage, or adoption.

     In connection with the changes in the Company's governance structure, certain principal holders of the Preferred Stock and Common Stock have entered into a Voting Rights Agreement dated November 8, 1995, as amended as of December 14, 1995 ("the Voting Rights Agreement"), pursuant to which such stockholders have agreed to vote their shares of Preferred Stock and Common Stock for the election of directors designated by Huff, ING and Apex, three principal stockholders of the Company. As of December 31, 1995, the parties to the Voting Rights Agreement owned approximately 98% of the Preferred Stock outstanding and approximately 51% of the Common Stock outstanding (and
upon completion of this Offering will own approximately   % of the outstanding
securities of the Company). The Voting Rights Agreement provides that it shall terminate upon the earliest of (i) a Qualifying Offering (an underwritten public offering of the Company's Common Stock with gross proceeds of at least $15.0 million, a price per share of at least $5.00 and the result of which is the inclusion of the Common Stock in the Nasdaq National Market or listing of the Common Stock on the New York Stock Exchange), (ii) ten years from the date of the Voting Rights Agreement or (iii) upon the written agreement of Huff and ING. The Company expects that this Offering will be a Qualifying Offering; and, thus, the Voting Rights Agreement will terminate upon consummation of this Offering.

     In the event the Voting Agreement does not automatically terminate because this Offering is not a Qualifying Offering, during a period in which a Standard Board is in effect, the parties to the Voting Rights Agreement (whose shares of Preferred Stock will be converted to Common Stock upon completion of this Offering even if it is not a Qualifying Offering) have agreed to vote all of their shares of Common Stock to elect Mr. Pompliano (designated by Huff and ING), Mr. Giess (designated by ING), Mr. Middlemas (designated by Apex) and Mr. Bentz (designated by Huff) to the Board. Designees may be substituted for the named designees in the Voting Rights Agreement from time to time by the party having the right to designate such named designees. Mr. Banks is an employee of
W. R. Huff Asset Management Co., L.L.C., an affiliate of Huff. Mr. Rafferty is an employee of WRH Partners, L.L.C., the general partner of Huff. Messrs. Trouveroy and Giess are employees of ING, which owned all of the shares of the Series B-1 Preferred Stock and Series B-4 Preferred Stock outstanding as of December 31, 1995. Mr. Bentz is also an employee of W. R. Huff Asset Management Co., L.L.C. Upon completion of this Offering, Huff will own approximately 37% of the Common Stock then outstanding. Mr. Middlemas is a general partner of Apex Management Partnership, which is the general partner of Apex. Apex, together with certain affiliated partnerships, will own approximately 4.5% of the Common Stock outstanding upon completion of this Offering. In addition to the aforementioned provisions, the Voting Rights Agreement contains provisions regarding the selection of substitute board members, members of board committees and board members of the Company's subsidiaries.

     The Board has established a Compensation Committee and an Audit Committee. The Compensation Committee is comprised of three directors, none of whom may be an employee of the Company or any of its subsidiaries and two of whom shall be directors elected by holders of the Company's Preferred Stock (the "Preferred Directors") selected by a majority of the Preferred Directors. The Audit Committee is generally comprised of three directors, one of whom shall be a senior executive officer of the Company (but not the chief financial or chief accounting officer) and two of whom may not be employees of the Company or any of its subsidiaries and shall be Preferred Directors selected by a majority of the Preferred Directors. Currently, only two directors serve on the Audit Committee.

     In the event that the group of directors of the Company that are specified to select a committee member is deadlocked over its selection of such committee member for more than 30 days, the full Board shall select such committee member from among such group of directors.

     Anthony J. Pompliano, Chairman of the Board of Directors, has 30 years of experience in the telecommunications industry. Mr. Pompliano was elected a director of the Company in November 1993. He was co-founder and President of Metropolitan Fiber Systems, the predecessor organization to MFS, a publicly-traded CLEC. Mr. Pompliano served as President, CEO and Vice Chairman of MFS from April 1988 until March 1991. He joined ACSI in August 1993 after the expiration of his non-competition agreement with MFS. Before his association with MFS and its predecessor, he was Vice President -- Operations and Sales for MCI Telecommunications International from 1981 to 1987, and prior thereto, was Vice President -- National Operations for Western Union International, Inc. from 1960 to 1981.

     Richard A. Kozak, President and Chief Executive Officer, served as a consultant to the Company starting in July 1993 and joined the Company as President and Chief Operating Officer in November 1993. Mr. Kozak served as Chief Financial Officer of the Company from September 30, 1994, until November 30, 1994. Mr. Kozak served on the Board from November 15, 1994, until June 1995, when he resigned voluntarily to allow the investors in the Company's June 1995 private placement to elect representatives to the Board without unduly increasing its size and from November 1995 until February 26, 1996 when he resigned to allow the Board to return to seven members. Mr. Kozak has more than twenty years of experience in the telecommunications industry. He was President of the Southern Division of MFS from October 1992 until June 1993, where he was responsible for networks in Atlanta, Baltimore, Dallas, Houston, Philadelphia, Pittsburgh and Washington, DC, as well as for establishing networks in additional markets in the southern U.S. Previously, he was President of MFS Development from July 1991 until October 1992, where he was responsible for the planning, development and implementation of more than $100 million of major expansions of networks throughout the U.S., and Senior Vice President of Network Services for MFS. Prior to joining MFS in 1990, he was a Vice-President and General Manager for Telenet Communications Corporation (now Sprint International) from 1986 through 1989 and an Executive Vice President and Chief Financial Officer for TRT Communications from 1982 to 1986. Mr. Kozak holds an Engineering degree from Brown University, studied at the University of Chicago Graduate School of Business, and completed his MBA in Finance at the George Washington University School of Government and Business Administration.

     George M. Tronsrue, III, Chief Operating Officer, has seventeen years of telecommunications industry and management experience. Mr. Tronsrue served as Executive Vice President -- Strategic Planning and Business Development from February 1994 until January 31, 1996. From 1993 until he joined ACSI in February 1994, Mr. Tronsrue was the Regional Vice President for the Central Region for Teleport Communications Group and the Vice President of Emerging Markets, responsible for start-up and profit and loss management of joint ventures with major cable television providers in eight major markets. From 1987 until 1992, he was a member of the initial management team at MFS, where he held senior positions in planning and market development, served as Vice President of Sales and the Vice President/General Manager for the initial start-up of MFS' New York operations, and served as the Executive Vice President for MFS-Intelenet. Prior to joining MFS, he was a Director of Operations for MCI Telecommunications International. Mr. Tronsrue has a B.S. degree in Applied Sciences and Engineering from the United States Military Academy at West Point.

     Riley M. Murphy, Executive Vice President -- Legal and Regulatory Affairs and Secretary, had twelve years of experience in the private practice of telecommunications regulatory law for inter-exchange, cellular, paging and other competitive telecommunication services prior to joining the Company. Since February 1995, she has served as an officer and director of The Association for Local Telecommunications Services. Ms. Murphy joined ACSI on a full-time basis in April 1994 and was senior counsel to Locke Purnell Rain Harrell, a Dallas-based law firm through December 1994. From 1987 to 1992, Ms. Murphy was a partner of Wirpel and Murphy, a telecommunications law firm she co-founded, and from 1992 to 1993 she was a sole practitioner. She holds a B.A. degree from the University of Colorado and a J.D. from the Catholic University of America, and is admitted to practice law in the District of Columbia and Louisiana.

     Douglas R. Hudson, Executive Vice President/General Manager -- Network Services, has ten years of sales and marketing experience within the telecommunications industry. For seven years prior to joining ACSI in May 1994, Mr. Hudson had been with MFS having served as, a director of field sales from September 1987 to September 1989, Vice President of Industry Sales and Marketing from September 1989 to July 1992 and as Vice President and General Manager in charge of MFS's Mid-Atlantic region from July 1992 until May 1994. Prior to joining MFS, Mr. Hudson was a regional sales manager for Microtel International, Inc., a national telecommunications company providing competitive long distance and private line services.

     Harry J. D'Andrea, Chief Financial Officer, has over fifteen years of experience in financial management. Mr. D'Andrea joined the Company on February 6, 1996. From 1989 through 1995, Mr. D'Andrea was employed by Caterair International Corporation ("CIC"), where he served as Vice President, Finance and Treasurer from 1989 through 1993 and Executive Vice President, Chief Financial Officer and Treasurer from 1993 through 1995. As Chief Financial Officer of CIC, Mr. D'Andrea was responsible for all of CIC's financial planning and analysis, treasury operations, financial and management reporting, tax and internal audit operations. From 1987 to 1989, Mr. D'Andrea served as Controller of Marriott Corporation ("Marri-ott"), where he was responsible for twelve airline catering units in five countries. Mr. D'Andrea also served as Director of Pricing of Marriott from 1986 to 1987. Mr. D'Andrea has a B.A. degree from Pennsylvania State University and completed his MBA in Finance at Drexel University.

     Robert H. Ottman, Executive Vice President -- Network Systems and Technical Support, joined the Company in May 1995. Mr. Ottman has 30 years of experience in telecommunications and has been involved in network services, operations, quality assurance, human resources and labor relations within the telecommunications industry. Prior to joining ACSI, he was the Vice President of Operations and Quality Assurance for MCI International and directly responsible for the New York City, Washington, Atlanta, Boston, Miami, Chicago, Detroit, San Francisco, Los Angeles, Puerto Rico, Hawaii and Guam Networks from 1993 to 1995. From 1981 to 1982, Mr. Ottman was Assistant Vice President of Operations and Labor Relations for Western Union International, Inc. (which was acquired by MCI in 1982). From 1982 to 1993, Mr. Ottman held various positions with MCI International, including: Director of Metro Operations from 1982 to 1983, Director of Administration and Labor Relations from 1983 to 1988, and Vice President of Administration and Labor Relations from 1988 to 1993. While at MCI International, in 1989 Mr. Ottman initiated Quality Programs for the support and assistance of MCI customers.

     George M. Middlemas, Director, was elected a director of the Company in December 1993. Mr. Middlemas is a general partner of Apex Management Partnership, which is the general partner of Apex Investment Fund I, L.P. and Apex Investment Fund II, L.P., both of which are venture capital funds, and affiliates of First Analysis Corporation, a principal stockholder of the Company. See "Principal Stockholders." From March 1991 to December 1991, Mr. Middlemas acted as an independent consultant providing fund raising and other advisory services. From 1985 until March 1991, Mr. Middlemas was a Senior Vice President and Principal of Inco Venture Capital Management, a venture capital firm. He also serves on the Board of Directors of PureCycle Corporation, Security Dynamics Technologies, Inc. and several privately held companies.

     Edwin M. Banks, Director, was elected a director of the Company in October 1994. Since 1988, Mr. Banks has been employed by W. R. Huff Asset Management Co., L.L.C. and currently serves as a portfolio manager concentrating in the healthcare, communications, food and food services industries. From 1985 until he joined W. R. Huff Asset Management Co., L.L.C., Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his Bachelor of Arts degree from Rutgers College and his Masters of Business Administration degree from Rutgers University. Mr. Banks also serves as a director of Charter Medical Corporation, Del Monte Foods Company and ABCO Food Service.

     Christopher L. Rafferty, Director, was elected a director of the Company in October 1994. Mr. Rafferty has been employed by WRH Partners, L.L.C., the general partner of Huff since June 1994. From January 1993 to February 1994, Mr. Rafferty was Vice President -- Acquisitions for Windsor Pet Care, Inc., a venture capital-backed firm focusing on consolidating the pet care services industry. From October 1990 to January 1993, Mr. Rafferty was a consultant specializing in merchant banking, leveraged acquisitions and venture capital transactions. From June 1987 to the time he started his consulting business, Mr. Rafferty was a Managing Director of Chase Manhattan Capital Corporation, the merchant banking and private equity investment affiliate of Chase Manhattan Corporation. Mr. Rafferty also serves as a director of Del Monte Foods Company. Mr. Rafferty received his undergraduate degree from Stanford University and his law degree from Georgetown University.

     Benjamin P. Giess, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Giess has been employed by ING and its predecessors and affiliates and currently serves as a Vice President responsible for originating, structuring and managing equity and debt investments. From 1991 to 1992, Mr. Giess worked in the Corporate Finance Group of ING Capital. From 1990 to 1991, Mr. Giess was employed by the Corporate Finance Group of General Electric Capital Corporation where he worked in the media and entertainment group. Prior to attending business school, from 1986 to 1988, Mr. Giess was the Credit Department Manager of the Boston Branch of ABN Amro North America, Inc. From 1984 to 1986, Mr. Giess was employed at the Shawmut Bank of Boston. Mr. Giess also serves as a director of Matthews Studio Equipment Group and CMI Holding Corp. Mr. Giess received his undergraduate degree from

Dartmouth College and his Masters of Business Administration degree from the Wharton School of the University of Pennsylvania.

     Olivier L. Trouveroy, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Trouveroy has been employed by ING and its predecessors and affiliates and currently serves as a Managing Director responsible for originating, structuring and managing equity and debt investments. From 1990 to 1992, Mr. Trouveroy was a Managing Director in the Corporate Finance Group ("CFG") of General Electric Capital Corporation in charge of CFG's office in Paris, France. From 1984 to 1990, Mr. Trouveroy held various positions in the Mergers and Acquisitions department of Drexel Burnham Lambert in New York, most recently as a First Vice President. Mr. Trouveroy also serves as a director of AccessLine Technologies, Inc. and Cost Plus, Inc. Mr. Trouveroy holds Bachelor of Science and Masters degrees in Economics from the University of Louvain in Belgium, as well as a Masters of Business Administration degree from the University of Chicago.

     Peter C. Bentz, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Bentz has been employed by W. R. Huff Asset Management Co., L.L.C. as a research analyst specializing in telecommunications, media and healthcare. Mr. Bentz received his Bachelor of Science degree from Boston College in 1987 and his Masters of Business Administration degree from the Wharton School of the University of Pennsylvania in 1992.

OTHER SIGNIFICANT EMPLOYEES

     Richard B. Robertson, Executive Vice President/General Manager -- Switched Services, joined the Company in April 1996. Prior to joining the Company, Mr. Robertson was employed by BellSouth for 16 years where, since 1991, he directed marketing activities for its network interconnection business. In that role, Mr. Robertson was responsible for negotiating interconnection agreements with competitive local exchange companies, development and implementation of BellSouth's advanced intelligent network (AIN) services for the interconnection market and also formulating the company's plan for and entry into the customer premise equipment (CPE) market in the mid-1980s. In other assignments during his 28-year career in the telecommunications industry, Robertson's experience included outside plant, manufacturing, finance, purchasing and strategy development and R&D positions with Western Electric, Bellcore, and the U.S. Army. Robertson received a B.S. in Electrical Engineering from Virginia Tech and an MBA from the University of Virginia.

     Michael H. Mansouri, Executive Vice President/General Manager -- Advanced Data Services, joined the Company in August 1995. Before joining ACSI, Mr. Mansouri spent nearly 10 years at Sprint International, serving as director of international multimedia services, director of global messaging, director of global value-added systems and director of business development. Prior to that, Mr. Mansouri was a manager of Applied Communications Systems at Tymshare/Tymnet, Inc. He received a B.S. in Computer Science and Statistics from Utah State University and an M.S. in Operations Research from The George Washington University.

     Dennis J. Ives, Senior Vice President -- Network Development, joined the Company's predecessor in 1992 as Vice President -- Operations. Prior to that, from 1990, Mr. Ives was involved in the planning and implementation of other fiber optic networks and Broadband Systems in Illinois and Wisconsin at DigiNet Communications, Inc. Mr. Ives spent over 30 years with AT&T in various engineering and operations management positions and has 37 years of telecommunications industry and management experience.

     Martin F. McDermott, Senior Vice President -- Marketing, joined the Company in April 1996. From July 1995 until he joined the Company, Mr. McDermott served as chief operating officer for American Wireless Communications Corporation. Prior thereto, Mr. McDermott spent four years at WilTel Inc. following his service as Chief Operating Officer of the National Telecommunications Network, a coalition of long distance carriers. Mr. McDermott attended Georgetown University, is active in industry associations such as ACTA, NATA and Comptel and has 30 years of telecommunications industry experience.

                             EXECUTIVE COMPENSATION

     The Company's current executive officers did not receive any compensation from the Company during any fiscal year prior to fiscal 1994. The following table provides a summary of compensation for fiscal 1995 and 1994, with respect to the Company's Chief Executive Officer and the other four most highly compensated officers of the Company whose annual salary and bonus during fiscal 1995 exceeded $100,000 (collectively, the "Named Officers"):

SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                        ANNUAL COMPENSATION(1)                  AWARDS
                                             --------------------------------------------    ------------
                                                                                 OTHER        SECURITIES
                                                                                ANNUAL        UNDERLYING       ALL OTHER
                 NAME AND                             SALARY       BONUS      COMPENSATION      OPTIONS       COMPENSATION
            PRINCIPAL POSITION               YEAR       ($)         ($)         ($)(2)          (#)(3)            ($)
          ----------------------             -----    -------     -------     -----------    -------------    -----------
Anthony J. Pompliano.......................   1995    219,500     175,000(4)         --          500,000          6,977(5)
  Chairman of the Board of Directors          1994    110,000       - 0 -        25,000(6)     1,349,899         61,507(7)
Richard A. Kozak...........................   1995    184,378     175,000(8)      - 0 -          399,999          3,750(9)
  President and Chief Executive Officer       1994     87,500       - 0 -        39,728(6)       899,932          - 0 -
George M. Tronsrue.........................   1995    150,000     135,417(10)    68,800(11)      350,000(12)      - 0 -
  Chief Operating Officer                     1994     53,827      50,000         - 0 -            - 0 -          - 0 -
Riley M. Murphy............................   1995    150,000      81,500(13)     - 0 -          250,002(12)      9,783(14)
  Executive Vice President -- Legal and
    Regulatory Affairs, General Counsel and
    Secretary                                 1994     37,500       - 0 -        48,620(15)        - 0 -          - 0 -
Douglas R. Hudson..........................   1995    125,004     100,000(16)     - 0 -          250,002(12)      - 0 -
  Executive Vice President/General
    Manager -- Network Services               1994     10,417       - 0 -         - 0 -            - 0 -          - 0 -

- ---------------

 (1) Prior to fiscal 1994, none of the individuals noted received compensation from the Company.

 (2) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of the Named Officers' total annual salary and bonus.

 (3) See information provided in "Option Grants in Last Fiscal Year," and "Option Exercises and Fiscal Year-End Values."

 (4) This bonus was comprised of $50,000 paid with respect to the successful debt financing for two networks during fiscal 1995 and $125,000 paid with respect to the successful completion of the June 1995 private placement of the Series B Preferred Stock.

 (5) Includes $3,800 for car allowance and $3,177 in premiums for disability insurance in excess of that provided to other employees.

 (6) Consists of amounts paid to Messers. Pompliano and Kozak as consultants for services rendered prior their employment by the Company in August 1993 and November 1993, respectively.

 (7) Consists of $20,000 received as compensation in connection with the Company's November 1993 sale of 400,000 shares of Common Stock and $41,507 received as compensation in connection with the Company's June 1994 issuance of $4,300,720 principal amount of 15% convertible notes.

 (8) This bonus was comprised of $50,000 paid with respect to the successful debt financing for two networks during fiscal 1995 and $125,000 paid with respect to the successful completion of the June 1995 private placement of the Series B Preferred Stock.

 (9) Includes $3,750 in premiums for disability insurance in excess of that provided to other employees.

(10) This payment represents the first installment of a bonus of $244,500, $135,417 of which was due and payable on February 28, 1995, and $54,116 of which is due and payable on each of February 24, 1996, and February 24, 1997.

(11) Includes $65,000 paid in connection with relocation and moving expenses relating to the relocation of the Company's headquarters from Oak Brook, Illinois to Annapolis Junction, Maryland, of which $45,000 must be repaid to the Company if Mr. Tronsrue voluntarily terminates his employment with the Company prior to May 31, 1996.

(12) 150,000 of these options were originally granted in fiscal 1994 at an exercise price of $2.50 per share and such exercise price was subsequently reduced to $2.25 per share in connection with the October 1994 Private Placement.

(13) This payment represents the first installment of a bonus of $244,500, which is due and payable in the amount of $81,500 on each of January 31, 1995, January 31, 1996, and January 31, 1997.

(14) Includes $3,360 of premiums for disability and life insurance paid for by the Company in excess of that provided for other employees and $6,423 of premiums in connection with professional liability insurance for the period prior to her employment with the Company.

(15) Consists of $43,620 received for performing legal services for the Company as outside counsel and $5,000 received pursuant to a relocation agreement.

(16) This payment was comprised of $18,750 paid with respect to a quarterly bonus payable pursuant to Mr. Hudson's employment agreement, and $81,250, which represents the first installment of a bonus of $243,750, which is due and payable in the amount of $81,250 on each of January 31, 1995, January 31, 1996, and January 31, 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options to the Named Officers during fiscal 1995.

                               INDIVIDUAL GRANTS

                                    NUMBER OF    % OF TOTAL
                                   SECURITIES     OPTIONS                      MARKET PRICE
                                   UNDERLYING    GRANTED TO    EXERCISE OR    OF UNDERLYING
                                     OPTIONS    EMPLOYEES IN    BASE PRICE    SECURITIES ON    EXPIRATION
              NAME                   GRANTED    FISCAL YEAR     ($/SHARE)     DATE OF GRANT      DATE
- ---------------------------------  -----------  ------------   ------------   -------------    ----------
Anthony J. Pompliano.............    50,000(1)      1.94%         $ 2.25        $ 3.75 (i)      10/20/99
                                    100,000(2)      3.87            2.25          3.94(ii)       6/26/00
                                    100,000(3)      3.87            2.25          3.94(ii)       8/24/06
                                    250,000(3)      9.68            2.80          3.94(ii)       8/24/06
Richard A. Kozak.................    30,000(4)      1.16            2.25          3.50 (i)      10/17/99
                                     40,000(5)      1.55            2.25          3.94(ii)       6/29/00
                                     80,000(6)      3.10            2.25          3.94(ii)      11/01/06
                                    249,999(6)      9.68            2.80          3.94(ii)      11/01/06
George M. Tronsrue, III..........    50,000(7)      1.94            2.25           3.75(i)       2/23/99
                                     33,333(7)      1.29            2.25           3.75(i)       2/23/00
                                     33,333(7)      1.29            2.25           3.75(i)       2/23/01
                                     33,333(7)      1.29            2.25           3.75(i)       2/23/02
                                     20,000(8)       .77            2.25           4.00(i)       3/31/00
                                     20,000(8)       .77            2.25           4.00(i)       8/31/00
                                     20,000(8)       .77            2.25           4.00(i)       6/30/01
                                     40,000(8)      1.55            2.25           4.00(i)       9/01/01
                                     16,667(9)       .65            2.25           3.25(i)       2/23/00
                                     16,667(9)       .65            2.25           3.25(i)       2/23/01
                                     16,667(9)       .65            2.25           3.25(i)       2/23/02
                                     50,000(9)      1.94            2.25           3.25(i)       2/23/03
Riley M. Murphy..................   25,000(10)       .97            2.25           3.75(i)       3/31/99
                                    41,666(10)      1.61            2.25           3.75(i)       3/31/00
                                    41,667(10)      1.61            2.25           3.75(i)       3/31/01
                                    41,667(10)      1.61            2.25           3.75(i)       3/31/02
                                    14,584(11)       .56            2.25           3.25(i)       3/30/00
                                    14,584(11)       .56            2.25           3.25(i)       3/30/01
                                    14,584(11)       .56            2.25           3.25(i)       3/30/02
                                    56,250(11)      2.18            2.25           3.25(i)       3/30/03
Douglas R. Hudson................   25,000(12)       .97            2.25           3.75(i)       5/30/99
                                    41,666(12)      1.61            2.25           3.75(i)       5/30/00
                                    41,667(12)      1.61            2.25           3.75(i)       5/30/01
                                    41,667(12)      1.61            2.25           3.75(i)       5/30/02
                                    14,584(11)       .56            2.25           3.25(i)       5/30/00
                                    14,584(11)       .56            2.25           3.25(i)       5/30/01
                                    14,584(11)       .56            2.25           3.25(i)       5/30/02
                                    56,250(11)      2.18            2.25           3.25(i)       5/30/03

- ---------------
 (i) Underlying market price is based on the average of the high and low bid price on the date of grant as reported by the National Quotation Bureau.
(ii) Underlying market price is based on the average of the closing bid and asked price of the Company's stock on the date of grant on The Nasdaq SmallCap Market.
(1)  These options vested on October 21, 1994.
(2)  These options vested on June 26, 1995.
(3) These options vest on August 24, 2001, except that vesting may be accelerated upon the achievement of certain milestones. In the event vesting is accelerated, the expiration date of such options will be modified to be five years from such accelerated vesting date.
(4)  These options vested on October 17, 1994.

(5)  These options vested on June 30, 1995.
(6) 63,333 of these options have vested and the remaining will vest on November 1, 2001, except that vesting may be accelerated upon the achievement of certain milestones. In the event vesting is accelerated, the expiration date of such options will be modified to be five years from such accelerated vesting date.
(7) These options were originally granted with an exercise price of $2.50. The average high and low bid price for the Common Stock on February 24, 1994, the date these options were granted, was $4.00. In connection with the October 1994 private placement, the exercise price of these options was reduced to $2.25, the conversion price of the Series A Preferred Stock. On October 21, 1994, the date the October 1994 private placement closed, the average high and low bid price of the Common Stock was $3.75. Mr. Tronsrue's options vested with respect to 50,000 shares upon the signing of his employment agreement, as to 33,333 shares on each of February 23, 1995 and February 23, 1996, and, provided that he does not voluntarily terminate his employment with the Company or is not terminated for cause prior to the applicable vesting date, as to 33,333 shares on the third anniversary of his employment with the Company. At the time such options were granted and the exercise price was reduced, the Common Stock was thinly traded and the Company believes the pink sheet quotes were not necessarily a fair representation of what the market price would have been if any significant volume of trading were to have occurred.
(8) Of such options, 20,000 were granted in connection with the Company's successful completion by December 31, 1994, of detailed business plans for five networks and completion by June 30, 1995, of detailed business plans for an additional five networks. The remaining 80,000 options were granted to Mr. Tronsrue at the same time and are fully vested.
(9) These options were granted on December 14, 1994, with an exercise price of $2.25. The average high and low bid price for the Common Stock on December 14, 1994, the date these options were granted, was $3.25. These options vested with respect to 16,667 shares on February 23, 1995 and with respect to 16,667 shares on February 23, 1996, and, provided that he does not voluntarily terminate his employment with the Company or is not terminated for cause prior to the applicable vesting date, will vest as to 16,667 shares on February 23, 1997, and as to the remaining 50,000 shares on February 23, 1998.
(10) These options were originally granted with an exercise price of $2.50. The average high and low bid price for the Common Stock on April 4, 1994, the date for which the National Quotation Bureau can provide quotes which is closest to the date these options were granted, was $2.625. In connection with the October 1994 private placement, the exercise price of these options was reduced to $2.25. On October 21, 1994, the date the October 1994 private placement closed, the average high and low bid price of the Common Stock was $3.75. Ms. Murphy's options vested with respect to 25,000 shares upon the signing of her employment agreement, as to 41,666 shares on March 31, 1995 and as to 41,667 shares on March 31, 1996, and, provided that she does not voluntarily terminate her employment with the Company or is not terminated for cause prior to the applicable vesting date, as to 41,667 shares on the third anniversary of her employment with the Company. At the time such options were granted and the exercise price was reduced the Common Stock was thinly traded and the Company believes the pink sheet quotes were not necessarily a fair representation of what the market price would have been if any significant volume of trading were to have occurred.
(11) These options were granted on December 14, 1994, with an exercise price of $2.25. The average high and low bid price for the Common Stock on December 14, 1994, the date these options were granted, was $3.25. These options vested with respect to 14,584 shares on March 31, or May 30, 1995 and as to 14,584 shares on March 31, or May 30, 1996, and, provided that Ms. Murphy or Mr. Hudson, as the case may be, does not voluntarily terminate employment with the Company or is not terminated for cause prior to the applicable vesting date, will vest as to 14,584 shares on each of March 31, or May 30, 1997, respectively, and as to the remaining 56,250 shares on March 31 or May 30, 1998, respectively.
(12) These options were originally granted with an exercise price of $2.50. The average high and low bid price for the Common Stock on May 26, 1994, the date these options were granted was $2.50. In connection with the October 1994 private placement, the exercise price of these options was reduced to $2.25. On October 21, 1994, the date the October 1994 private placement closed, the average high and low bid price of the Common Stock was $3.75. Mr. Hudson's options vested with respect to 25,000 shares upon the signing of his employment agreement, as to 41,666 shares on May 31, 1995, and as to 14,666 shares on May 31, 1996 and, provided that he does not voluntarily terminate his employment with the Company or is not terminated for cause prior to the applicable vesting date, as to 41,667 shares on each of the second and third anniversaries of his employment with the Company. At the time such options were granted and the exercise price was reduced the Common Stock was thinly traded and the Company believes the pink sheet quotes were not necessarily a fair representation of what the market price would have been if any significant volume of trading were to have occurred.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth the information with respect to the Named Officers concerning the exercise of options during fiscal 1995 and unexercised options held as of June 30, 1995.

                                                 NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                         SHARES                    OPTIONS AT FISCAL          OPTIONS AT FISCAL
                        ACQUIRED                       YEAR-END                  YEAR-END(1)
                           ON         VALUE     -----------------------   --------------------------
         NAME           EXERCISE(#) REALIZED($) EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
- ----------------------- ---------   ---------   -----------  ----------   ------------  ------------
Anthony J. Pompliano...    0           0         1,049,932     799,967     $2,943,546    $1,781,151
Richard A. Kozak.......    0           0           744,949     554,982      2,138,597     1,073,698
George M. Tronsrue,
  III..................    0           0           120,000     230,000        195,000       373,750
Riley M. Murphy........    0           0            81,250     168,752        132,031       274,222
Douglas R. Hudson......    0           0            81,250     168,752        132,031       274,222

- ---------------

(1) Represents the difference between the exercise price and a fair market value of $3.875 as determined by the average of the closing bid and asked quotations on June 29, 1995, as reported on The Nasdaq SmallCap Market. The Company's stock did not trade on June 30, 1995.

DIRECTORS' COMPENSATION

     Members of the Board do not receive cash compensation for acting as members of the Board or Committees of the Board, other than reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees. The Company is obligated to pay the reasonable fees and expenses of two counsel selected by the directors elected by the Preferred Directors from time to time to represent them in their capacity as directors. During fiscal 1995, the Company paid no such counsel fees. Directors who also serve as executive officers receive cash compensation for acting in their capacity as executive officers. See "--Summary Compensation Table."

  Directors' Stock Options

     From time to time the Board has granted options to purchase shares of Common Stock to members of the Board who are not also officers of the Company in consideration for their service as directors. However, other than "formula grants" under the Company's 1994 Stock Option Plan, no formal arrangement exists. For fiscal 1995, the following directors were granted the options listed below in consideration for serving on the Board.

                                                    NUMBER OF    EXERCISE   EXPIRATION
                           NAME                      OPTIONS      PRICE        DATE
        ------------------------------------------- ----------  ----------  -----------
        Russell Stern(1)...........................   20,000      $0.875(2)  07/21/99
                                                      30,000      $2.25 (3)  07/21/99

- ---------------

(1) Mr. Stern resigned as a director of the Company in September 1994.

(2) On July 21, 1994, the date for which the National Quotations Bureau can provide quotes which is closest to the date these options were granted, the average high and low bid price as reported by the National Quotations Bureau was $2.375.

(3) These options originally had exercise prices ranging from $6.00 to $8.00. On July 21, 1994, the exercise prices of the options were all reduced to $3.10. On that date, the average high and low bid price of the Common Stock was $2.375. On December 31, 1994, the exercise prices of the options were all reduced to $2.25. On that date, the average high and low bid price of the Common Stock was $3.50.

EMPLOYMENT AGREEMENTS

     Anthony J. Pompliano. The Company has entered into an employment agreement with Anthony J. Pompliano, its Chairman, which terminates on August 23, 1998. Under the terms of the agreement, as amended, Mr. Pompliano is entitled to an annual base salary of $250,000 and is entitled to a cash bonus of up to $175,000 for each of the fiscal years ending June 30, 1996, 1997 and 1998 based upon the Company's achievement of certain performance goals for the relevant fiscal year. Mr. Pompliano earned a bonus of $100,000 upon the consummation of the offering of the 2005 Notes. Under his prior employment agreement, Mr. Pompliano previously earned bonuses aggregating $225,000 based upon the Company's achievement of certain performance goals ($25,000 of which was earned subsequent to June 30, 1995) and will be entitled to an additional bonus of $25,000 in the event an additional performance goal is achieved. Mr. Pompliano was granted options to purchase an aggregate of 1,349,899 shares of the Company's Common Stock at an exercise price of $0.875 per share (the "Initial Stock Options"), all of which are currently vested and exercisable. Mr. Pompliano was also granted (i) options to purchase an additional 150,000 shares at an exercise price of $2.25 per share, all of which vested and became exercisable based upon the Company's achievement of certain performance goals, and (ii) options to purchase an additional 350,000 shares of Common Stock at exercise prices ranging from $2.25 per share to $2.80 per share, which will vest and become exercisable on August 24, 2001, if Mr. Pompliano is then employed by the Company or earlier, as to specified tranches of such shares, based upon the Company's achievement of certain performance goals related to each such tranche or upon a "change in control," as defined in the agreement (collectively, the "Performance Stock Options"). Mr. Pompliano has the right to obtain a 30-day loan from the Company for the purpose of paying the aggregate exercise price of the options granted to him.

     In the event Mr. Pompliano's employment is terminated pursuant to his death, disability or voluntary resignation, the Initial Stock Options, regardless of whether they have then vested, and the Performance Stock Options, to the extent they have then vested, will become immediately exercisable by Mr. Pompliano or his estate in accordance with their terms. In the event Mr. Pompliano's employment is terminated pursuant to the Company's material breach of the agreement, upon a "change in control," or by the Company without cause, all of the Initial Stock Options and the Performance Stock Options, regardless of whether they have then vested, will become immediately exercisable in accordance with their terms. In the event Mr. Pompliano's employment is terminated due to his death or disability, the Company's material breach of the agreement, upon a change in control or by the Company without cause prior to August 24, 1996, Mr. Pompliano (or his estate) is entitled to receive a lump sum severance payment equal to his base salary for two years and the continuation of his health and medical benefits for two years; or if Mr. Pompliano's employment is so terminated subsequent to August 24, 1996, he (or his estate) shall be entitled to receive a lump sum severance payment equal to the greater of his base salary for one year or his base salary from the date of termination through August 23, 1998, and continuation of his health and medical benefits for a minimum of one year.

     Mr. Pompliano shall have the right, for a period of 90 days after the termination of his employment with the Company (unless such employment is terminated by the Company "for cause" (as defined in the agreement) or Mr. Pompliano voluntarily resigns), to sell to the Company and the Company is required to purchase, the shares of Common Stock issued or issuable pursuant to the options granted to Mr. Pompliano under his employment agreement, at a price equal to the publicly-traded price of the Common Stock (as defined in the agreement), less the exercise price of the options with respect to unexercised options. The aggregate purchase price paid by the Company for such shares shall not exceed $1 million (which amount shall be reduced by the net proceeds received by Mr. Pompliano from his sales of shares of Common Stock in the market or otherwise). This right may be exercised by Mr. Pompliano only if at the time of exercise the aggregate value (based on the publicly traded price) of the Company's outstanding shares of Common Stock and the shares of Common Stock issuable pursuant to options, warrants and other convertible securities which have an exercise or conversion price which is equal to or less than the then publicly traded price of the Common Stock is greater than $200 million and at least 5,000,000 outstanding shares of Common Stock are neither held by "affiliates" (as defined in Rule 405 under the Securities Act) of the Company nor "restricted securities" (as defined in Rule 144 under the Securities Act). Mr. Pompliano's agreement contains non-compete, non-solicitation and confidentiality provisions.

     Richard A. Kozak. The Company has entered into an employment agreement with Richard A. Kozak, its President and Chief Executive Officer, which terminates on October 31, 1998. Under the terms of the agreement, Mr. Kozak is entitled to a minimum annual base salary of $200,000 through October 31, 1995, and $250,000 thereafter. He is entitled to cash bonuses of up to $150,000 for the fiscal year ending June 30, 1996, $175,000 for the fiscal year ending June 30, 1997, and $200,000 for the fiscal year ending June 30, 1998, based upon the Company's achievement of certain performance goals for the relevant fiscal year. Mr. Kozak earned a bonus of $50,000 upon the consummation of the offering of the 2005 Notes. Under his prior employment agreement, Mr. Kozak previously earned bonuses aggregating $225,000 based upon the Company's achievement of certain performance goals ($25,000 of which was earned subsequent to June 30, 1995) and will be entitled to an additional bonus of $25,000 in the event an additional performance goal is achieved. Mr. Kozak was granted Initial Stock Options to purchase an aggregate of 899,932 shares of the Company's Common Stock at an exercise price of

$0.875 per share, all of which are currently vested and exercisable. Mr. Kozak was also granted Performance Stock Options that will allow him to: (i) purchase an additional 70,000 shares at an exercise price of $2.25 per share, all of which vested and became exercisable based upon the Company's achievement of certain performance goals, and (ii) purchase an additional 369,999 shares of Common Stock at exercise prices ranging from $2.25 per share to $2.80 per share, which will vest and become exercisable on November 1, 2001, if Mr. Kozak is then employed by the Company or earlier, as to specified tranches of such shares, based upon the Company's achievement of certain performance goals related to each such tranche or upon a change in control, as defined in the agreement, of which 153,333 have vested. In particular, Mr. Kozak's Performance Stock Options vested as to 216,666 shares upon the consummation of the offering of the 2005 Notes. Mr. Kozak has the right to obtain a 30-day loan from the Company for the purpose of paying the aggregate exercise price of the options granted to him.

     In the event Mr. Kozak's employment is terminated pursuant to his death, disability or voluntary resignation, the Initial Stock Options, regardless of whether they have then vested, and the Performance Stock Options, to the extent they have then vested, will become immediately exercisable by Mr. Kozak or his estate in accordance with their terms. In the event Mr. Kozak's employment is terminated pursuant to the Company's material breach of the agreement, upon a "change in control", or by the Company without cause, all of the Initial Stock Options and the Performance Stock Options, regardless of whether they have then vested, will become immediately exercisable in accordance with their terms. In the event Mr. Kozak's employment is terminated due to his death or disability, the Company's material breach of the agreement, upon a change in control, or by the Company without cause prior to November 1, 1996, Mr. Kozak (or his estate) is entitled to receive a lump sum severance payment equal to his base salary for two years and the continuation of his health and medical benefits for two years; or if Mr. Kozak's employment is so terminated subsequent to November 1, 1996, he (or his estate) shall be entitled to receive a lump sum severance payment equal to the greater of his base salary for one year or his base salary from the date of termination through October 31, 1998, and continuation of his health and medical benefits for a minimum of one year.

     Mr. Kozak shall have the right, for a period of 90 days after the termination of his employment with the Company (unless such employment is terminated by the Company "for cause" (as defined in the agreement) or Mr. Kozak voluntarily resigns), to sell to the Company and the Company is required to purchase, the shares of Common Stock issued or issuable pursuant to the options granted to Mr. Kozak under his employment agreement, at a price equal to the publicly-traded price of the Common Stock (as defined in the agreement), less the exercise price of the options with respect to unexercised options. The aggregate purchase price paid by the Company for such shares shall not exceed $1 million (which amount shall be reduced by the net proceeds received by Mr. Kozak from his sales of shares of Common Stock in the market or otherwise). This right may be exercised by Mr. Kozak only, if at the time of exercise, the aggregate value (based on the publicly traded price) of the Company's outstanding shares of Common Stock and shares of Common Stock issuable pursuant to options, warrants and other convertible securities which have an exercise or conversion price which is equal to or less than the then publicly traded price of the Common Stock is greater than $200 million and at least 5,000,000 outstanding shares of Common Stock are neither held by "affiliates" (as defined, in Rule 405 under the Securities Act) of the Company nor "restricted securities" (as defined in Rule 144 under the Securities Act). Mr. Kozak's agreement contains non-compete, non-solicitation and confidentiality provisions.

     George M. Tronsrue III. The Company has entered into an employment agreement with George M. Tronsrue, III, its Chief Operating Officer, which terminates on February 23, 1999. The agreement, as amended, calls for an annual salary of $170,000, a $400 per month car allowance and a guaranteed bonus of $244,500, $135,417 of which was received on February 24, 1995, $54,116 of which was received on February 24, 1996, and $54,116 of which will be received by Mr. Tronsrue on February 24, 1997. Mr. Tronsrue was granted Initial Stock Options to purchase 150,000 shares of Common Stock at a price of $2.25 per share. These options vested as to 50,000 shares at the commencement of Mr. Tronsrue's employment and vested as to 33,333 shares on each of February 23, 1995 and February 23, 1996 (the first and second anniversaries, respectively, of his employment with the Company). The options will vest as to 33,333 shares on the third anniversary of Mr. Tronsrue's employment with the Company. Mr. Tronsrue was granted five year options to purchase up to 100,001 shares of Common Stock at an exercise price of $2.25 per share. These options vested with respect to 16,667 shares on each of February 23, 1995, and February 23, 1996, and will vest as to

16,667 shares on February 23, 1997, and as to the remaining 50,000 shares on February 23, 1998. Mr. Tronsrue was granted Performance Stock Options to purchase 20,000 shares of Common Stock exercisable at a price of $2.25 per share through March 31, 2000, based upon the achievement of certain performance goals. Upon the achievement of certain performance goals, Mr. Tronsrue also has received five year Performance Stock Options to purchase up to 80,000 shares of Common Stock at an exercise price of $2.25 per share, all of which options have vested. Upon the occurrence of the respective performance criteria, the options will vest as to 20,000 shares on June 30, 1996. On July 6, 1995, pursuant to the agreement, Mr. Tronsrue was also granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.40 per share. These options will vest as to 25,000 shares on each of February 23, 1998, and February 23, 1999. None of the foregoing options granted to Mr. Tronsrue shall be deemed earned if, as to any given year, Mr. Tronsrue's employment is terminated for cause or if he voluntarily resigns. In the event Mr. Tronsrue's employment is terminated without cause or pursuant to his death, disability or the Company's material breach of the agreement, Mr. Tronsrue or his estate shall be entitled to receive his earned bonus and exercise the Initial Stock Options to purchase 150,000 shares in accordance with their terms. In the event Mr. Tronsrue's employment is terminated without cause or pursuant to his death, disability or the Company's material breach of the agreement prior to February 24, 1997, he will receive his then current base salary and health and medical benefits coverage at the Company's expense for two years from the date of such termination or if on or subsequent to February 24, 1997, he will receive his then current base salary and health and medical benefits coverage at the Company's expense for the longer of (i) the period from the date of termination through February 23, 1999, or
(ii) one year from the date of termination. Mr. Tronsrue's employment agreement also contains a two year non-compete/non-solicit provision.

     Riley M. Murphy. The Company has entered into an employment agreement with Riley M. Murphy, its Executive Vice President for Legal and Regulatory Affairs, which terminates on March 31, 1999. The agreement, as amended, calls for an annual salary of $160,000 and a guaranteed bonus of $244,500. $81,500 of this bonus was received by Ms. Murphy on January 31, 1995, $81,500 was received by her on January 31, 1996, and $81,500 will be received by her on January 31, 1997. The agreement includes options to purchase 150,000 shares of Common Stock at a price of $2.25 per share. These options vested with respect to 25,000 shares upon the signing of her employment agreement and vested as to 41,666 shares on each of March 31, 1995 and March 31, 1996, and will vest as to 41,667 shares on the third anniversary of her employment with the Company. The agreement also includes options to purchase 100,002 shares which were granted on December 14, 1994, with an exercise price of $2.25. These options vested with respect to 14,584 shares on each of March 31, 1995 and March 31, 1996, and will vest as to 14,584 shares on March 31, 1997, and as to the remaining 56,250 shares on March 31, 1998. On July 6, 1995, pursuant to the agreement, Ms. Murphy was also granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.40 per share. These options will vest as to 25,000 shares on each of March 31, 1998, and March 31, 1999. None of the foregoing options granted to Ms. Murphy shall be deemed earned if, as to any given year, Ms. Murphy's employment is terminated for cause or if she voluntarily resigns. In the event Ms. Murphy's employment is terminated without cause or pursuant to her death, disability or the Company's material breach of the agreement, Ms. Murphy or her estate shall be entitled to receive her earned bonus and exercise the options to purchase 150,000 shares in accordance with their terms. In the event Ms. Murphy's employment is terminated without cause or pursuant to her death, disability or the Company's material breach of the agreement prior to April 1, 1997, she will receive her then current base salary and health and medical benefits coverage at the Company's expense for two years from the date of such termination or if on or subsequent to April 1, 1997, she will receive her then current base salary and health and medical benefits coverage at the Company's expense for the longer of (i) the period from the date of termination through March 31, 1999, or (ii) one year from the date of termination. Ms. Murphy's employment agreement also contains a two year non-compete/non-solicit provision.

     Douglas R. Hudson. The Company has entered into an employment agreement with Douglas R. Hudson, its Executive Vice President/General Manager -- Network Services for Sales and Marketing, which terminates on May 30, 1999. The agreement, as amended, calls for an annual salary of $135,000, a Sales Commission Plan for the fiscal year ending June 30, 1996, based on 1% of the incremental billings in excess of those for the fiscal year ended June 30, 1995, net of disconnects and credits, paid quarterly, and a guaranteed three year bonus, $81,250 of which was received by him on January 31, 1995, $81,250 of which was received by him on January 31, 1996, and $81,250 of which will be received by him on January 31, 1997. The agreement includes options to purchase 150,000 shares of Common Stock at a price of $2.25 per share. The options vested as to 25,000 shares on May 31, 1994 and as to 41,666 shares on each of May 31, 1995 and May 31, 1996 and will vest as to 41,667 shares on the third anniversary of his employment with the Company. The agreement also includes options to purchase 100,002 shares which were granted on December 14, 1994, with an exercise price of $2.25. These options vested with respect to 14,584 shares on May 31, 1995, and will vest as to 14,584 shares on each of May 31, 1996, and May 31, 1997, and as to the remaining 56,250 shares on May 31, 1998. On July 6, 1995, pursuant to the agreement, Mr. Hudson was also granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.40 per share. These options will vest as to 25,000 shares on each of May 31, 1998, and May 31, 1999. None of the foregoing options granted to Mr. Hudson shall be deemed earned if, as to any given year, Mr. Hudson's employment is terminated for cause or if he voluntarily resigns. In the event Mr. Hudson's employment is terminated without cause or pursuant to his death, disability or the Company's material breach of the agreement, Mr. Hudson or his estate shall be entitled to receive his earned bonus and exercise the options to purchase 150,000 shares in accordance with their terms. In the event Mr. Hudson's employment is terminated without cause or pursuant to his death, disability or the Company's material breach of the agreement prior to May 31, 1997, he will receive his then current base salary and health and medical benefits coverage at the Company's expense for two years from the date of such termination or if on or subsequent to May 31, 1997, he will receive his then current base salary and health and medical benefits coverage at the Company's expense for the longer of (i) the period from the date of termination through May 31, 1999, or (ii) one year from the date of termination. Mr. Hudson's employment agreement also contains a two year noncompete/non-solicit provision.

     The shares of Common Stock underlying the stock options discussed above are the subject of a registration rights agreement among the Company and Mr. Pompliano, Mr. Kozak, Mr. Tronsrue, Ms. Murphy and Mr. Hudson pursuant to which theses executive officers have been granted certain demand and piggy-back registration rights with respect to the shares of Common Stock underlying options granted to them under their employment agreements with the Company.

REPORTING OF SECURITIES TRANSACTIONS

     Ownership of, and transactions in, the Company's stock by executive officers and directors of the Company and owners of 10% or more of the Company's outstanding Common Stock are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act. Russell Stern, William Salatich and Cathy Markey, former directors of the Company, Anthony Pompliano, the Company's Chairman of the Board, Richard Kozak, the Company's President and Chief Executive Officer, Christopher Rafferty and Edwin Banks, directors of the Company, George Tronsrue, the Company's Chief Operating Officer, and Huff, ING and First Analysis Corporation, principal stockholders of the Company, each inadvertently did not file on a timely basis during the fiscal year ended June 30, 1995, a report regarding the beneficial ownership of, or transaction in, certain shares of the Company's Common Stock. Each of the foregoing have since filed reports regarding the beneficial ownership of or transaction in certain shares of the Company's Common Stock.

1994 STOCK OPTION PLAN

     On November 15, 1994, the Board adopted and on December 16, 1994, stockholders approved the 1994 Stock Option Plan (the "1994 Plan"). In December 1995, the Board adopted and on January 26, 1996, the Company's stockholders approved amendments to the 1994 Plan. The 1994 Plan will terminate no later than November 15, 2004, ten years after adoption by the Board of Directors and after such termination no additional options may be granted. The 1994 Plan is administered by the Compensation Committee which makes discretionary grants ("discretionary grants") of options to employees (including employees who are officers and directors of the Company), directors who are not employees of the Company ("Outside Directors") and consultants. The 1994 Plan also provides for formula grants of options to Outside Directors ("formula grants"). Under the 1994 Plan, 1,700,000 shares of Common Stock have been reserved for discretionary grants and 210,000 shares of Common Stock have been reserved for formula grants. As of March 31, 1996, 900,813 discretionary and 20,000 formula options have been granted under the 1994 Plan.

     Options granted pursuant to discretionary grants may be nonqualified options or incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options will be determined by the Compensation Committee, in its sole discretion. Options granted pursuant to discretionary grants are exercisable for a period of up to ten years, except that incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, are exercisable for a period of up to five years. The per-share exercise price of incentive options granted pursuant to discretionary grants must be no less than 100% of the fair market value of the Common Stock on the date of grant, except that the per share exercise price of incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, must be no less than 110% of the fair market value of the Common Stock. The per share exercise price of nonqualified stock options granted pursuant to discretionary grants must be no less than 85% of the fair market value of the Common Stock on the date of grant. To the extent options are granted at less than fair market value, the Company incurs a non-cash cost for financial reporting purposes.

     Under the formula grants, each Outside Director will be granted automatically a nonqualified option to purchase 50,000 shares (subject to adjustment as provided in the 1994 Plan). Each such director may decline such grant. Each option granted pursuant to a formula grant will vest and become exercisable as to 10,000 shares on the date such option is granted (the "Grant Date"), as to 10,000 shares on the date of the first annual meeting of stockholders held at least eight months after the Grant Date (the "First Annual Meeting") and as to 10,000 shares on the date of each of the next three annual meetings of stockholders held after the First Annual Meeting, provided that the option will only vest on the relevant annual meeting of stockholders date if the Outside Director is re-elected to the Board at such meeting. Each such option shall have a term of five years from the relevant vesting date. The exercise price per share of Common Stock for options granted pursuant to a formula grant shall be 100% of the fair market value as determined under the terms of the 1994 Plan.

     Options granted under the 1994 Plan are nontransferable, other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime, only by the optionee, or in the event of the optionee's legal incapacity to do so, by the optionee's guardian or legal representative.

     An optionee will not generally recognize any taxable income upon the grant of a nonqualified option because, under current Treasury regulations pursuant to
Section 83 of the Code, the fair market value of an option at the time it is granted is ordinarily not considered to be readily ascertainable. However, upon exercise of a nonqualified option, an optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price. Upon the subsequent disposition of the Common Stock, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the Common Stock on the date of exercise.

     An optionee's tax basis in the shares received on exercise of a nonqualified option will be equal to the amount of consideration paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares, which together equals the fair market value of the Common Stock on the date of exercise. The optionee's holding period in the Common Stock, for capital gains and losses purposes, begins on the date of exercise. Optionees who are required to report their holdings and transfers of the Common Stock under Section 16(a) of the Exchange Act ("Section 16 Persons") are subject to the trading restrictions of Section 16(b) of the Exchange Act and unless the election described below is made will not recognize ordinary compensation income until the date such trading restrictions terminate (the "Deferred Date"), rather than the exercise date. If the election is not made, the amount of such taxable income will equal the excess of the fair market value on the Deferred Date of the Common Stock received over the exercise price for such Common Stock and the holding period for long-term capital gain would not begin until the Deferred Date.

     Section 16 Persons may elect to recognize compensation income on the date of exercise of the nonqualified option. In such event, the amount of taxable income to be recognized would equal the excess of the fair market value of the Common Stock on such exercise date, over the exercise price for such Common

Stock. The election to recognize income on the date of exercise of the nonqualified option may be made by the timely filing of an appropriate statement with the Internal Revenue Service.

     The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes compensation income, provided the Company satisfied any applicable withholding tax obligation with respect to such income.

     Under Section 422 of the Code, no taxable income is realized by the optionee upon the grant or exercise of an incentive stock option, provided that the optionee is continuously employed by the Company during the period beginning on the date of grant and ending on the date three months before the date of exercise (or, in the case of disability, one year before the date of exercise). However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as long-term capital gain (and any loss sustained will be long-term capital loss) and no deduction will be allowed to the Company for federal income tax purposes. The grant of an incentive stock option and the optionee's exercise of the incentive stock option will result in no federal income tax consequences to the Company.

     If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Company will be entitled to deduct such amount as compensation expenses.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 1, 1992, Russell T. Stern, Jr., Patrick J. Haynes and Willard McNitt, the stockholders of Alabama Lightwave, Inc., North Carolina Lightwave, Inc., Chicago Lightwave, Inc., Delaware Lightwave, Inc., and Virginia Lightwave, Inc. (collectively referred to as the "ALI subsidiaries") entered into stock exchange agreements with ALI. Under these agreements, the stockholders of the ALI subsidiaries received 650 shares of ALI mandatorily redeemable, nonvoting, cumulative Series A preferred stock (the "ALI Preferred Stock") and 103,920 shares of ALI common stock (the "ALI Common Stock"). Additionally, ALI issued 363,720 shares of ALI Common Stock to existing stockholders for $0.0042 per share.

     At the time of the exchange agreements, ALI also entered into a stock subscription agreement under which an aggregate 500 shares of ALI Preferred Stock and an aggregate of 181,860 shares of ALI Common Stock were issued to Apex, The Productivity Fund II, L.P. ("Productivity") and Brian Boyer for a total of $500,875. The ALI Preferred Stock was issued for $1,000 per share and the ALI Common Stock was issued for $0.0048 per share.

     On December 15, 1992, 100 additional shares of ALI Preferred Stock and 36,372 shares of ALI Common Stock were issued to Apex, Productivity and Brian Boyer for a total of $100,175 under the stock subscription agreement noted above on the same terms and at the same per share price as noted above.

     On September 14, 1993, an acquisition agreement and related agreements, among other things, resulted in the acquisition of ALI by Golf Links Ltd. ("GLL"), a dormant publicly-held company, with GLL as the surviving corporation, in exchange for newly issued shares of GLL's preferred and common stock. Under the agreements, each outstanding common share of ALI Common Stock was exchanged for 207.84 shares of GLL common stock and each outstanding share of ALI Preferred Stock was exchanged for one share of GLL preferred stock (or an aggregate of 1,250 shares of Preferred Stock) and the shares of ACC and ACS which were held by certain stockholders of ALI were assigned to GLL. Additionally, notes receivable for common stock of ACC totaling $50,000 held by Russell T. Stern, Jr. and Patrick J. Haynes were forgiven in conjunction with the merger. After the merger, GLL changed its name to American Communication Services, Inc. (a Colorado Corporation).

     On September 15, 1993, the Company's former subsidiary, ALI, issued promissory notes to Apex, Productivity, Russell T. Stern, Jr. and Brian Boyer for $68,825, $68,825, $7,083 and $1,350, respectively (the "ALI Notes"). These ALI Notes were originally due September 15, 1994, but ALI had the option to extend the maturity date to September 15, 1995. Interest was payable on the notes at ten percent (10%) per annum. The noteholders had warrants to purchase, at any time up to September 14, 1996, shares of ALI Common Stock at a price of $181.86 per share, subject to anti-dilution adjustments. ALI elected to extend the maturity date to September 14, 1995, and the number of ALI shares that the noteholder could purchase pursuant to the warrant increased as provided therein. The holders of ALI Notes converted the ALI Notes and warrants into notes and warrants substantially similar to notes and warrants issued by the Company on or about September 14, 1993. These notes, together with accrued interest, were repaid on the maturity date. The converted warrants along with the additional warrants issued upon the extension of the ALI Notes gave the four holders listed above the right to purchase an aggregate of 36,500 shares of the Company's Common Stock at a price of $0.875 per share. The unexpired term of the three-year warrants carried over to the converted warrants. In connection with the October 1994 private placement, Apex and Productivity agreed to reduce the number of warrants held by each of them by 50% in exchange for the exercise price of 50% of such remaining warrants being reduced to $0.44 and 50% of such remaining warrants being reduced to $0.01. Apex and Productivity each exercised warrants for 8,353 shares of Common Stock at $0.44 per share during November 1994 and each exercised warrants for 8,353 shares of Common Stock at $0.01 per share during December 1994.

     In November 1993, the Company executed a financial consulting and advisory agreement with The Thurston Group, Inc. for a period of six months. The Company believes that Russell T. Stern, Jr., who, as of December 31, 1995, owned in excess of 5% of the Company's outstanding voting stock and was a director of the Company at the time the consulting agreement was executed, and Patrick J. Haynes, who at the time the consulting agreement was executed was an executive officer of the Company and owned in excess of 5% of the Company's outstanding voting stock, had controlling interests in The Thurston Group, Inc. In consideration, The Thurston Group, Inc. or its transferees received warrants to purchase 300,000 shares of ACSI Common Stock, exercisable at $0.875 per share. The holders of these warrants had the right to resell the shares to ACSI for $2.25 per share through October 25, 1995. Pursuant to an Assignment and Assumption Agreement dated June 21, 1995, Apex assumed the Company's obligation to purchase such shares for a purchase price of $2.25 per share.

     On June 1, 1994, the Company entered into a Stock Exchange Agreement with the following holders of 1,700 shares of its Preferred Stock, some of whom were affiliates of the Company at such time: Apex--247.5 shares; Productivity 247.5 shares; Brian Boyer--5 shares; Russell T. Stern, Jr.--550 shares and The Thurston Group, Inc.--650 shares. George Middlemas, who is a director of the Company, is a general partner of a partnership which is the general partner of Apex. Productivity, until the closing of the October 1994 private placement owned in excess of 5% of the Company's outstanding voting stock. Brian Boyer is a former officer and director of the Company. Russell T. Stern, Jr. owned in excess of 5% of the Company's outstanding voting stock as of December 31, 1995, and was a director of the Company at the time such exchange was effective. The Company believes that Mr. Stern is also a principal stockholder of The Thurston Group, Inc. See "Principal Stockholders". The Preferred Stock had a face value of $1,000 per share, and represented all of the then issued and outstanding shares of the Preferred Stock. As of June 30, 1994, none of the Preferred Stock remained outstanding. The Company exchanged each share of such Preferred Stock for the number of shares of Common Stock determined by dividing the face amount of such shares of Preferred Stock by $3.10 (which equals the average of the high bid and low ask prices for the Company's Common Stock during the five trading days immediately preceding June 1, 1994). The preferred stockholders were granted piggyback registration rights for the Common Stock received in the exchange, and demand registration rights on two occasions for the two year period, June 1, 1995, to June 1, 1997, upon written request of 60% of the holders of such Common Stock received in the exchange. The preferred stockholders also each executed a general release in favor of the Company.

     On June 9, 1994, the Company issued Secured Convertible Notes to, and executed Security Agreements with, Apex and Productivity, and with Russell T. Stern, Jr. The notes, which were repaid immediately following the October 1994 private placement, had principal amounts of $264,680, $264,680 and $77,281, respectively, with an interest rate of 15% per annum. The notes were secured pari passu by the tangible assets of the Company's subsidiaries in the first two cities to complete construction of networks, American Communication Services of Louisville, Inc. and American Communication Services of Little Rock, Inc. The Company paid the principal and accrued interest on Mr. Stern's note in cash and paid Apex and Productivity in shares of its Series A Preferred Stock. Under the terms of the notes, because the notes held by Apex and Productivity were paid in shares of Series A Preferred Stock valued at $90 per share, the Company was obligated to pay an additional $77,250 each to Apex and Productivity, payable also in shares of Series A Preferred Stock valued at $90 per share. Mr. Stern, Apex and Productivity released their security interests, upon repayment of their notes.

     On June 16, 1994, the Company entered into a financial consulting agreement with Thurston Partners, Inc. and Global Capital, Inc., both of which the Company believes to be affiliates of Russell T. Stern, Jr. and Patrick J. Haynes. The Company agreed to pay $153,750 for consulting services rendered through the date of the agreement, and a monthly payment of $7,500 continuing for a period of two years.

     In June 1994, Apex, Productivity and William G. Salatich, then a director of the Company, purchased notes with the aggregate principal amount of $1,300,720. These notes paid interest at a rate of 15% per annum and were originally due December 31, 1994. The principal of these Notes was converted into 14,453 shares of Series A Preferred Stock as part of the October 1994 private placement and the holders thereof received warrants to purchase 173,428 shares of Common Stock, which warrants were exercised. The accrued interest of $62,736 on these Notes as of October 21, 1994, was paid by the Company in cash.

     Effective July 1, 1994, the Company engaged SGC Advisory Services, Inc. ("SGC") as a financial and business consultant for three years. SGC is an affiliate of Steven G. Chrust, a former director of the Company. Pursuant to the agreement, the Company will compensate SGC as follows: (1) a monthly fee of $5,000; (2) options to purchase up to 50,000 shares of the Company's Common Stock that vest on July 1, 1997, and are exercisable on or before July 1, 1999; and (3) a fee equal to 4% of the total aggregate consideration received by the Company or its shareholders, in any transaction that the Company completes with a strategic partner, merger partner or buyer if SGC is the finder of such entity; or in the case where SGC is not the finder but proves instrumental in completing the transaction then a fee of 2% will be payable to SGC. In either case, 50% of the fee will be payable in cash at the time of closing and 50% will be payable in warrants to purchase securities or instruments similar to those received by the Company or its shareholders, unless the entire purchase price is paid in cash. In the latter case, the entire fee will be payable in cash at closing. Any warrants will have an exercise life of five years from date of issuance or vesting whichever is later and will be exercisable at the same price as established by the transaction that generates the warrant fee. At the end of each month of the term of the agreement, SGC earns a credit against the exercise price of the options referred to in (2) above equal to 1/36th of the exercise price. The shares issued upon exercise of the options were priced at the average of the high bid and low asked price on the closing date of the October 1994 private placement and have piggy-back registration rights.

     In August 1994, Apex loaned the Company $250,000. The terms of this loan were 15% per annum interest on a note due December 31, 1994, the grant of a security interest in the tangible assets of the Company's operating subsidiary that was then constructing a CAP network, and the issuance of the Company's warrants in the amount of $250,000 to purchase shares of Preferred Stock at $90 per share. Apex converted the principal of this loan into 2,778 shares of Series A Preferred at $90 per share as part of the October 1994 private placement. In addition, Apex received warrants to purchase 3,333 shares of Common Stock at $1.125 per share and warrants to purchase 3,333 shares of Common Stock at $0.01 per share in connection with this conversion. All of these warrants were exercised.

     In October 1994, the Company completed a private placement in which it sold an aggregate of 186,664 shares of its Series A Preferred Stock and issued warrants to purchase an aggregate of 2,674,506 shares of Common Stock for an aggregate consideration of $16.8 million, including the conversion of $4.3 million of outstanding debt. Each share of the Series A Preferred Stock is convertible into 40 shares of Common Stock, subject to anti-dilution adjustments, generally at the option of the holder. Huff acquired control of the Company through its purchase of 138,889 shares of the Series A Preferred Stock for an aggregate purchase price of $12.5 million and its receipt of warrants to purchase 77,000 and 1,414,222 shares of Common Stock at prices of $1.125 and $0.01 per share, respectively, all of which were exercised in November 1994. Huff is an investment limited partnership and the consideration for the Series A Preferred Stock was obtained from its general and limited partners through capital calls for investments by the fund. Upon completion of these transactions, Huff owned approximately 55.1% of the Company's outstanding voting stock.

     In June 1995, the Company completed a private placement of its Series B Preferred Stock, of which ING purchased an aggregate of 100,000 shares of Preferred Stock, warrants to purchase 428,571 shares of Common Stock at an exercise price of $0.01 per share and a warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share. Huff and certain of its affiliates purchased an aggregate of 100,975 shares of the Preferred Stock, warrants to purchase 432,749 shares of Common Stock at an exercise price of $0.01 per share, a warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.79 and a warrant to purchase 100,000 shares at an exercise price of $2.50 per share. Apex and certain of its affiliates purchased an aggregate of 21,000 shares of the Preferred Stock and warrants to purchase an aggregate of 90,000 shares of Common Stock at an exercise price of $0.01 per share. The price per unit in the June 1995 private placement was $100. Pursuant to the Series B Purchase Agreement, in November 1995, ING purchased 50,000 additional shares of the Series B Preferred Stock and exercised a warrant entitling ING to purchase 214,286 shares of Common Stock at an exercise price of $0.01 per share. In connection with these private placements, the Company entered into the Registration Rights Agreement dated June 26, 1995, among the holders of the Preferred Stock, certain holders of Common Stock and certain holders of options or warrants convertible into Common Stock (the "Registration Rights Agreement") wherein the parties were granted piggy-back registration rights with respect to any registration statements (other than Registration Statements filed on Forms S-4 or S-8) filed by the Company with the Commission at any time prior to the sixth anniversary of the Registration Rights Agreement, and certain demand registration rights following the occurrence of, among other things, a Qualifying Offering.

     The Company also has entered into the Stockholders' Agreement, dated as of June 26, 1995, with the holders of 414,164 shares of the Series A-1 and June 1995 Preferred Stock, Anthony J. Pompliano and Richard A. Kozak. The Stockholders' Agreement, among other things, generally restricts the transfer of Common and Preferred Stock owned by the parties to the agreement, with the exception of stock sold: (i) in a public offering pursuant to an effective registration statement under the Securities Act or (ii) in the public market pursuant to Rule 144 under the Securities Act. The agreement further provides the stockholders with rights of first refusal in the case of sales initiated by stockholders that are parties to the agreement and certain "tag-along" rights which allow the stockholders to sell a proportionate amount of their stock in the event a stockholder proposes to sell such stock to an unrelated purchaser.

     On November 8, 1995, the Company entered into the Governance Agreement with Huff, ING, Apex and other holders of the Preferred Stock. On February 26, 1996, the same parties entered into the Supplemental Governance Agreement. Although the Supplemental Governance Agreement will terminate upon conversion of the Company's Preferred Stock, the holders of the Preferred Stock will own a sufficient amount of the Common Stock, upon conversion of their shares of Preferred Stock, to elect the Company's directors. See "Management."

     On December 28, 1995, the Company entered into an agreement with Gerard Klauer Mattison & Co., LLC ("GKM"), wherein the Company agreed to pay to GKM approximately $1.4 million in full satisfaction of claims and as payment for past services provided by GKM to the Company and issue GKM a Warrant exercisable for 96 shares of the Company's Common Stock at an exercise price of $0.01 per share at any time before June 28, 1996 ("GKM Warrant I"), and Warrant, which will allow GKM to purchase 62,473 shares of the Company's Common Stock at an exercise price of $2.80 per share (subject to certain adjustments) at any time after 5:00 p.m. New York City time on December 28, 1996, until 5:00 p.m. New York City time on December 28, 2000 (collectively, the "GKM Warrants"). See "Business -- Legal Proceedings." The GKM Warrants were earned as a result of services that GKM performed in connection with the June 1995 private placement. The Common Stock issuable upon the exercise of the GKM Warrants have certain registration rights. The GKM Warrant I was exercised.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock (including shares issuable upon the exercise of currently exercisable options and warrants and the conversion of the Preferred Stock) as of May 31, 1996 by (i) each person who is known to the Company to own 5% or more of the Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the named executive officers and (iv) all executive officers and directors of the Company as a group.

     Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                                         SHARES BENEFICIALLY OWNED(1)
                                                               ------------------------------------------------
                                                                              PERCENT BEFORE     PERCENT AFTER
                          NAME(2)                                NUMBER          OFFERING           OFFERING
- -----------------------------------------------------------    ----------     --------------     --------------
Anthony J. Pompliano(3)....................................     1,499,999            5.9%
Richard A. Kozak(4)........................................     1,133,465            4.5%
George M. Tronsrue, III(5).................................       230,000            1.0%
Riley M. Murphy(6).........................................       137,501              *
Douglas R. Hudson(7).......................................       137,501              *
George M. Middlemas(8).....................................     1,423,676            5.9%
Christopher Rafferty(9)....................................         8,000              *
Edwin M. Banks(9)..........................................             0              *
Peter C. Bentz(9)..........................................             0              *
Olivier L. Trouveroy(10)...................................             0              *
Benjamin P. Giess(10)......................................             0              *
The Huff Alternative Income Fund, L.P.(11).................    11,246,782           46.6%
ING Equity Partners, L.P. I(12)............................     6,100,000           25.4%
First Analysis Corporation(13).............................     2,840,183           11.9%
Russell T. Stern, Jr.(14)..................................     1,355,860            5.7%
All executive officers and directors as a group (13
  persons).................................................     4,745,142           17.4%

- ------------
   * Less than one percent.

 (1) Assumes 464,164 shares of Preferred Stock, outstanding on December 31, 1995 were converted into 17,377,278 shares of Common Stock simultaneously with the completion of the Offering.

 (2) The address of all officers and directors listed above is in the care of the Company.

 (3) Includes 1,499,899 shares subject to currently exercisable options held by Mr. Pompliano.

 (4) Includes 1,133,265 shares subject to currently exercisable options held by Mr. Kozak.

 (5) Includes 230,000 shares subject to currently exercisable options held by Mr. Tronsrue.

 (6) Includes 137,501 shares subject to currently exercisable options held by Ms. Murphy.

 (7) Includes 137,501 shares subject to currently exercisable options held by Mr. Hudson.

 (8) Includes 30,000 shares subject to currently exercisable options held by Mr. Middlemas. Also includes 231,546 shares of Common Stock, 16,803 shares of Series A-1 Preferred Stock convertible into 672,120 shares of Common Stock, 3,269.9 shares of Series B-3 Preferred Stock convertible into 116,782 shares of Common Stock and 14,014 shares of Common Stock subject to currently exercisable warrants owned by Apex. Includes 2,595 shares of Series A-1 Preferred Stock convertible into 103,800 shares of Common Stock, 4,904.85 shares of Series B-3 Preferred Stock convertible into 175,173 shares of Common Stock and 21,021 shares of Common Stock subject to currently exercisable warrants owned by Apex Investment Fund Limited Partnership ("Apex I"). Mr. Middlemas is a general partner of Apex Management Partnership which is the general partner of Apex and Apex I. Mr. Middlemas disclaims beneficial ownership of the shares owned by Apex and Apex I, except to the extent of his ownership in the general partner of Apex I and in the general partner of Apex.

(9) Excludes shares listed as owned by Huff since none of Messrs. Banks, Bentz or Rafferty, each an employee of an affiliate of Huff, exercises any voting or dispositive power with respect to such shares. Mr. Rafferty's amounts include 200 shares of Series B-2 Preferred Stock convertible into 7,143 shares of Common Stock.

(10) Mr. Trouveroy is a stockholder, executive officer and director of Lexington Partners, Inc. and Mr. Giess is an executive officer of Lexington Partners, Inc., which is the sole general partner of Lexington Partners, L.P., the sole general partner of ING, but do not exercise sole or shared voting or dispositive power with respect to the shares held by ING which are described in footnote (15) and thus, are not deemed to beneficially own such shares.

(11) Includes 138,889 shares of Series A-1 Preferred Stock convertible into 5,555,560 shares of Common Stock, 100,000 shares of Series B-2 Preferred Stock convertible into 3,571,429 shares of Common Stock and 628,571 shares of Common Stock issuable upon the exercise of warrants. The address of this holder is 30 Schuyler Place, Morristown, NJ 07962.

(12) Includes 100,000 shares of Series B-1 Preferred Stock convertible into 3,571,429 shares of Common Stock and 100,000 shares issuable upon the exercise of warrants owned by ING and 50,000 shares of Series B-4 Preferred Stock convertible into 1,785,714 shares of Common Stock. The address of this holder is 135 E. 57th St., 9th Floor, New York, NY 10022.

(13) First Analysis Corporation ("FAC") is an ultimate general partner of Apex, Apex I, The Productivity Fund II, L.P. ("Productivity") and Equity Fund II, L.P. ("EPEF"). Includes 231,546 shares of Common Stock, 16,803 shares of Series A-1 Preferred Stock convertible into 672,120 shares of Common Stock, 3,269.9 shares of Series B-3 Preferred Stock convertible into 116,782 shares of Common Stock and 14,014 shares of Common Stock issuable upon the exercise of warrants owned by Apex. Includes 2,595 shares of Series A-1 Preferred Stock convertible into 103,800 shares of Common Stock, 4,904.85 shares of Series B-3 Preferred Stock convertible into 175,173 shares of Common Stock and 21,021 shares of Common Stock issuable upon the exercise of warrants owned by Apex I. Includes 253,232 shares of Common Stock, 10,249 shares of Series A-1 Preferred Stock convertible into 409,960 shares of Common Stock, 1,380.61 shares of Series B-3 Preferred Stock convertible into 49,308 shares of Common Stock and 5,917 shares of Common Stock issuable upon the exercise of warrants owned by Productivity. Includes 6,056 shares of Series A-1 Preferred Stock convertible into 242,240 shares of Common Stock, 11,444.64 shares of Series B-3 Preferred Stock convertible into 408,737 shares of Common Stock and 49,048 shares of Common Stock subject to currently exercisable warrants owned by EPEF. FAC disclaims beneficial ownership of these shares. This information was obtained from a
     Schedule 13D filed with the Securities and Exchange Commission on August 4, 1995, as amended in October 1995. The address of this holder is 233 South Wacker Drive, Suite 9600, Chicago, IL 60606.

(14) Includes 30,000 shares and 3,542 shares issuable upon exercise of an option and warrant, respectively. Also includes 238,306 shares owned of record by an option exercisable through The Thurston Group, Inc., of which Mr. Stern is a principal. The address of the holder is 660 Mews, Winnetka, IL 60093.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

AT&T CREDIT FACILITY

     In October 1994, the Company entered into the AT&T Credit Facility pursuant to which AT&T Credit Corporation has agreed to provide up to $31.2 million in financing for the development and construction of fiber optic networks by the Company's subsidiaries. Pursuant to the AT&T Credit Facility, during fiscal 1995 the Company's subsidiaries in Louisville, Fort Worth, Greenville and Columbia entered into loan agreements with AT&T Credit Corporation providing for up to $19.8 million in loans secured by the assets of such subsidiaries. As of June 30, 1995, an aggregate of approximately $3.7 million had been borrowed under these agreements. Subsequent to June 30, 1995, the Company's subsidiary in El Paso entered into a separate loan agreement with AT&T Credit Corporation pursuant to the AT&T Credit Facility providing for up to an aggregate of approximately $5.5 million in loans secured by its assets. As of March 31, 1996, outstanding borrowings under the AT&T Credit Facility totalled approximately $14.1 million, including accrued interest of approximately $945,000. Interest rates currently applicable to the loans range from 11.32% to 13.59%.

     The loans under the AT&T Credit Facility are secured by all of the assets of the respective borrowing subsidiary, including its installed fiber optic system and other equipment. The principal of borrowed amounts is payable in 28 consecutive quarterly installments, beginning with the ninth quarter after the date of the loan. The principal of borrowed amounts may be prepaid in certain circumstances, and must be prepaid along with a premium in other circumstances. Interest is due quarterly. At the borrowing subsidiary's option, the interest rate may be fixed or variable. The borrowing subsidiary has a one-time option to convert all variable rate loans to fixed rate loans. Upon certain events of default, additional interest ranging from 2% to 4% will become payable. Interest may generally be deferred so long as it would not cause the outstanding principal balance to exceed the commitment amounts for Capital Loans and for Equipment Loans (as defined in the loan documents). To date, the Company has elected to defer all interest due under the loans. In addition, the AT&T Credit Facility includes covenants, some of which impose certain restrictions on the Company and its subsidiaries including restrictions on the declaration or payment of dividends, the conduct of certain activities, certain capital expenditures, the creation of additional liens or indebtedness, the disposition of assets, transactions with affiliates, and extraordinary corporate transactions. The AT&T Credit Facility imposes restrictions on the ability of those subsidiaries of ACSI that incur indebtedness thereunder to transfer funds to ACSI in the form of dividends or other distributions. The AT&T Credit Facility also imposes restrictions on the ability of such subsidiaries to raise capital by incurring additional indebtedness. These factors could limit ACSI's ability to meet its obligations with respect to the Notes. The various agreements which comprise the AT&T Credit Facility terminate on dates ranging from October 1996 to May 1997.

     Pursuant to the AT&T Credit Facility, the Company has contributed approximately $7.9 million in capital to its subsidiaries through March 31, 1996, and AT&T Credit Corporation received 7.25% of the outstanding capital stock of each of the Company's operating subsidiaries for which it provided financing. The Company was required to pledge its interest in the respective subsidiaries to AT&T Credit Corporation as a condition to each loan. Under certain circumstances, this pledge agreement also restricts the Company's ability to pay dividends on its capital stock.

     The Company is presently considering a proposal by AT&T Credit Corporation to increase the amount of the AT&T Credit Facility on modified terms, but has not reached any decision regarding that proposal.

2005 NOTES AND 2006 NOTES

     The 2005 Notes were issued under an Indenture, dated as of November 14, 1995 (the "2005 Note Indenture"), between the Company and Chemical Bank, as trustee thereunder; and the 2006 Notes were issued under an Indenture dated as of March 21, 1996 (the "2006 Note Indenture" and, together with the 2005 Note Indenture, the "Indentures") between the Company and Chemical Bank, as trustee thereunder. The terms of the 2005 Notes and the 2006 Notes include those stated in the applicable Indenture and those made a part of the applicable Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of that Indenture. The terms of the Indentures are substantially similar. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture. A copy of the 2006 Note Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part and the 2005 Note Indenture is incorporated into the Registration Statement by reference.

     The Notes are general unsubordinated and unsecured obligations of ACSI and will rank pari passu with all other unsubordinated and unsecured indebtedness of ACSI. As a holding company that conducts virtually all of its business through subsidiaries, ACSI currently has no source of operating cash flow other than from dividends and distributions from its subsidiaries. ACSI's subsidiaries will have no obligation to pay amounts due on the Notes and will not guarantee the Notes. Therefore, the Notes will be effectively subordinated to all liabilities of ACSI's subsidiaries, including trade payables. Any rights of ACSI and its creditors, including the holders of the Notes, to participate in the assets of any of ACSI's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors).

     Upon a Change of Control (as defined in the Indentures), each holder of the Notes will have the right to require ACSI to repurchase all or any part of such holder's Notes at 101% of the Accreted Value (as defined in the Indenture) thereof, or, in the case of any such repurchase on or after November 1, 2000 in the case of the 2005 Notes and on or after April 1, 2001 in the case of the 2006 Notes, 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date of repurchase. A Change of Control would occur if, among other things, any person or group, other than Mr. Pompliano, Mr. Kozak or Huff, acquires more than 35% of the total voting power of the Company.

     Each of the Indentures contains certain covenants which, among other things, restrict the ability of ACSI and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of ACSI's capital stock or make certain other restricted payments, create restrictions on the ability of certain subsidiaries to make distributions on their capital stock, create liens, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of their assets.

  The 2005 Notes

     The 2005 Notes mature on November 1, 2005. The yield on the 2005 Notes equals 13% per annum, computed on a semi-annual bond equivalent basis and calculated from November 9, 1995. The 2005 Notes will accrete at a rate of 13%, compounded semi-annually, to an aggregate principal amount of $190,000,000 by November 1, 2000. Cash interest will not accrue on the 2005 Notes prior to November 1, 2000. Thereafter, interest on the 2005 Notes will accrue at the rate of 13% per annum and will be payable in cash semi-annually on May 1 and November 1, commencing May 1, 2001. The 2005 Notes will be redeemable, at the option of ACSI at any time, in whole or in part, on or after November 1, 2000, at 110%, 106 2/3% and 103 1/3% of the principal amount for the twelve months following November 1, 2000, 2001 and 2002, respectively, plus accrued and unpaid interest, if any, to the date of redemption.

  The 2006 Notes

     The 2006 Notes mature on April 1, 2006. The yield on the 2006 Notes equals 12 3/4% per annum, computed on a semi-annual bond equivalent basis and calculated from March 21, 1996. The 2006 Notes will accrete at a rate of 12 3/4%, compounded semi-annually, to an aggregate principal amount of $120,000,000 by April 1, 2001. Cash interest will not accrue on the 2006 Notes prior to April 1, 2001. Thereafter, interest on the 2006 Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually on April 1 and October 1, commencing October 1, 2001. The 2006 Notes will be redeemable, at the option of ACSI at any time, in whole or in part, on or after April 1, 2001 at 106 3/8%, 104 1/4% and 102 1/8% of the principal amount for the twelve months following April 1, 2001, 2002 and 2003, respectively, plus accrued and unpaid interest, if any, thereon, to the date of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

     ACSI's authorized capital stock consists of 75,813,336 shares of capital stock, consisting of 75,000,000 shares of Common Stock, par value $.01 per share, and 813,336 shares of Preferred Stock, par value $1.00 per share. On May 31, 1996, there were 6,555,455 shares of Common Stock issued and outstanding and held of record by approximately 291 persons. The Company has designated 186,664 shares of its authorized Preferred Stock as 9% Series A-1 Convertible Preferred Stock, 100,000 shares as its 9% Series B-1 Convertible Preferred Stock, 102,500 shares as its 9% Series B-2 Convertible Preferred Stock, 25,000 shares as its 9% Series B-3 Convertible Preferred Stock, and 50,000 shares as its 9% Series B-4 Convertible Preferred Stock. Upon completion of this Offering, the 464,164 issued and outstanding shares of Preferred Stock will be converted into 17,377,278 shares of Common Stock and will again become authorized but unissued shares of Preferred Stock.

PREFERRED STOCK

     The authorized but unissued Preferred Stock may be issued by the Board of Directors of the Company from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of the Company. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

     It is not possible to state the actual effect of the authorization of any particular series of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holder of Preferred Stock of any further series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

COMMON STOCK

     ACSI is authorized to issue 75,000,000 shares of Common Stock. Under the Company's By-Laws, at least a majority of the issued and outstanding voting securities of the Company present at a duly called stockholders' meeting constitutes a quorum. Generally, if a quorum is present the affirmative vote of the majority of the voting securities represented at the meeting constitutes an act of the stockholders.

     Subject to the rights of holders of the Preferred Stock, certain covenants contained in the Indentures which restrict the Company's ability to declare dividends on its Common Stock, and the restrictions on dividends contained in an agreement between the Company and AT&T Credit Corporation, holders of the Company's Common Stock are entitled to receive dividends, on a pro rata basis, as may from time to time be declared by the Board of Directors. The holders of Common Stock are entitled to one vote per share, voting together with the holders of Preferred Stock (voting on an as-converted basis) as a single class (except with respect to the election of directors and certain transactions and matters), on every question submitted to them at a meeting of shareholders. In the event of liquidation, dissolution or winding up, the holders of Common Stock are, subject to the liquidation preference of the holders of Preferred Stock, entitled to share ratably in all assets of the Company available for distribution to stockholders along with the holders of the Preferred Stock, any other series or class of preferred stock entitled to a share of the remaining assets of the Company pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock or such other series or class of preferred stock). The holders of the Company's Common Stock do not have pre-emptive rights or cumulative voting rights with respect to the election of directors.

ANTI-TAKEOVER STATUTE

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an interested stockholder, which is defined therein as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years following the time the interested stockholder acquired its stock unless (i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of 66 2/3% of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The Charter and By-laws do not exclude the Company from the restrictions imposed under Section 203 of the DGCL.

LIMITATION OF LIABILITY OF DIRECTORS

     The Charter provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Certificate of Incorporation and the By-laws provide that directors and officers of the Company (as well as agents and employees of the Company at the discretion of the Board) shall, to the fullest extent authorized by the DGCL or any other applicable laws then in effect, be indemnified against liabilities arising from their service as directors and officers. Additionally, the Company has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is a or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The foregoing summary of certain material provisions of ACSI's Charter and By-laws is qualified in its entirety by reference to the complete text of those documents.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of ACSI's Common Stock is The Bank of New York, 101 Barclay Street, New York, New York 10296.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering and the simultaneous conversion of the Preferred Stock into Common Stock, the Company will have outstanding shares of Common Stock, plus options and warrants to acquire an additional 10,990,698 shares of Common Stock. Of the outstanding shares of Common Stock,
1,134,073 shares (plus the           shares offered hereby) are freely
transferable without restriction or further registration under the Securities Act unless held by affiliates of the Company. The remaining shares outstanding are "restricted securities" as that term is defined in Rule 144 of the Securities Act. Of such restricted shares, 4,258,162 have been (or are deemed to have been) held for more than two years, and, as such, are saleable subject, in certain instances, to certain volume and manner of sale restrictions under Rule
144. Of the 10,990,698 shares reserved for issuance upon exercise of outstanding options and warrants, 9,229,771 shares have been or within a month of the date hereof will be registered under the Securities Act. Accordingly, any shares issued upon exercise of such options or warrants will be freely transferable upon registration thereof unless acquired by affiliates of the Company. Subject to certain exceptions, the Company, all of its executive officers and directors and certain stockholders of the Company have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or cause to be filed with the Securities and Exchange Commission a registration statement under the Securities Act to register any shares of Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of Common Stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days after the date of this Prospectus.

     Holders of substantially all of the restricted shares of Common Stock and outstanding options and warrants to purchase Common Stock have either piggy-back or demand registration rights relating to those shares. In December 1995, ACSI filed a registration statement with the Commission which covers the offer and sale of the Warrants and 2,432,000 shares of Common Stock underlying the Warrants. The filing of such registration statement required the Company to send notice to certain holders of its Common Stock and other warrants who have "piggy-back" registration rights. Such notice was sent to these holders in November 1995. A total of twenty-seven holders, holding approximately 635,225 shares of Common Stock and warrants to purchase 1,710,059 shares of Common Stock, either responded and requested to have their shares included in such registration statement or may not have received such notice. The Company did not include any of these shares in such registration statement and is in the process of obtaining waivers of such "piggy-back" rights from these holders. In connection with this Offering, the Company expects to obtain waivers from stockholders and holders of options and warrants having registration rights and, in connection therewith, has agreed to use its commercially reasonable best efforts to file a registration statement relating to up to 4,324,467 of these shares if all such waivers are obtained on the later of 210 days from the date of this Prospectus or April 30, 1997. There can be no assurance that waivers will be obtained from all such stockholders, and the Company may be required to file an earlier registration statement for any non-waiving stockholders.

     The future sale pursuant to Rule 144 or pursuant to a registration statement of the outstanding Common Stock or the Common Stock underlying the options and warrants, or the future sale of Common Stock for the Company's own account, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of Common Stock. See "Certain Relationships and Related Transactions."

     In general, under Rule 144 as currently in effect, as stockholder (or stockholders whose securities are aggregated) who (together with predecessor holders who are not affiliates of the Company) has beneficially owned shares of Common Stock which are treated as restricted securities for at least two years from the date such shares were acquired from the Company or an affiliate thereof, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the then outstanding shares of Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed with the Commission under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the two-year holding period requirement) in order to sell shares of Common Stock that are not restricted securities (such as shares acquired by affiliates of the Company in the public market). Furthermore, commencing three years after the acquisition of restricted securities from the Company or an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company at the time of the sale and has not been an affiliate for at least three months prior to such sale would be entitled to sell such securities immediately without regard to the volume limitations and other conditions described above.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Alex. Brown & Sons Incorporated and Montgomery Securities are acting as representatives (the "Representatives"), have agreed, severally and not jointly, to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below:

                                                                                   NUMBER OF
                                  UNDERWRITER                                        SHARES
- --------------------------------------------------------------------------------   ----------
Donaldson, Lufkin & Jenrette Securities Corporation.............................
Alex. Brown & Sons Incorporated.................................................
Montgomery Securities...........................................................

                                                                                   ----------
          Total.................................................................
                                                                                    =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than the shares subject to the over-allotment option described below) must be purchased.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock in part directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain selected dealers at such price less a concession not in excess
of $       per share; that the Underwriters may allow, and such dealers may
reallow, a concession not in excess of $       per share on sales to other
dealers; and that after this Offering, the Price to the Public, concession and discount to dealers may be changed by the Representatives.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date of this
Prospectus, to purchase up to an additional           shares of Common Stock at
the Price to the Public less underwriting discounts and commissions. The Underwriters may exercise such option from time to time only for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares of Common Stock offered hereby. To the extent the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase the same proportion of additional shares as the number of other shares to be purchased by that Underwriter bears to the total number of shares set forth on the cover page of this Prospectus.

     Subject to certain exceptions, the Company, all of its executive officers and directors and certain stockholders of the Company have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock or cause to be filed with the Securities and Exchange Commission a registration statement under the Securities Act to register any shares of Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of Common Stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days after the date of this Prospectus.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     In connection with this Offering, certain Underwriters and selling group members (and any of their affiliated purchasers) who are qualified registered market makers on the Nasdaq National Market, may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Common Stock in this Offering. Passive market making consists of, among other things, displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the securities during a specified prior period, and all passive market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland and for the Underwriters by Weil, Gotshal & Manges LLP (a limited liability partnership including professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of and for the fiscal year ended June 30, 1995, have been included in this Prospectus and in the registration statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of said firm as an expert in accounting and auditing. The consolidated financial statements of the Company as of and for the fiscal year ended June 30, 1994 have been included in this Prospectus and in the registration statement of which this Prospectus forms a part in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, and upon the authority of said firm as an expert in accounting and auditing.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     On April 21, 1995, pursuant to authorization of its Board of Directors and approval of its Audit Committee, the Company dismissed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as its auditors and retained KPMG Peat Marwick LLP ("KPMG Peat Marwick"). Coopers & Lybrand's report for each of the fiscal years ended June 30, 1993, and June 30, 1994, indicated uncertainties as to the Company's ability to continue as a going concern. However, Coopers & Lybrand's report for these years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles.

     During the fiscal years ended June 30, 1993, and June 30, 1994, and the subsequent interim periods immediately preceding the change in accountants, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Coopers & Lybrand would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Company's financial statements. During the fiscal years ended June 30, 1993, and June 30, 1994, and the subsequent interim periods immediately preceding the change in accountants, there were no reportable events (as that term is used in

Regulation S-K, Item 304(a)(1)(v)(A) through (D) of the Exchange Act), except that at the March 30, 1994, meeting of the Audit Committee at which representatives of Coopers & Lybrand were present, Coopers & Lybrand communicated to the Audit Committee that through approximately August 1993, documentation of equity or other non-cash transactions and controls over cash were less than adequate. This matter was then discussed. The Company has authorized Coopers & Lybrand to respond fully to the inquiries of KPMG Peat Marwick concerning such reportable events.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq National Market and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. This Prospectus contains summaries of the material terms and provisions of certain documents and, in each instance, reference is made to the copy of such the document filed as an exhibit to the Registration Statement. Copies of the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission, at the address set forth above.

                                    GLOSSARY

     ACCESS CHARGES -- The fees paid by IXCs to LECs for originating and terminating long distance calls on their local networks.

     ATM (Asynchronous Transfer Mode) -- A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM switching was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

     BROADBAND -- Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

     CAP (Competitive Access Provider) -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

     CENTRAL OFFICES -- The switching centers or central switching facilities of the LECs.

     CENTREX -- Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that carriers can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

     CLEC -- A CAP that also provides switched local telecommunications services.

     CO-CARRIER STATUS -- A relationship between competitive local exchange carriers (CLEC) that affords the same access and rights to the other's network, and provides access and services on an equal basis.

     COLLOCATION -- The ability of a CAP such as the Company to connect its network to the LEC's central offices. Physical collocation occurs when a CAP places its network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the LEC's central offices at competitive prices, even though the CAP's network connection equipment is not physically located inside the central offices.

     DEDICATED LINES -- Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the LEC's public switched network).

     DEDICATED SERVICES -- Special access, switched transport and private line services generally offered by CAPs, including the Company.

     DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

     DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     EBITDA -- Net income (loss) before net interest, income taxes, depreciation and amortization.

     FCC -- Federal Communications Commission.

     FIBER MILE -- The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

     FIBER OPTICS -- Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has significantly greater bandwidth capacity than copper cable, which is many times greater in size.

     FIBER OPTIC RING NETWORK -- Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture in its networks.

     FRAME RELAY -- Frame relay is a high-speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANs, but is not appropriate for voice and video applications due to the variable delays that can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     INTERCONNECTION DECISIONS -- Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

     ISDN -- An internationally agreed upon standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line. ISDN permits videoconferencing over a single line, for example, and also supports a multitude of value-added networking capabilities, reducing costs for end-users and results in more efficient use of available facilities. ISDN combines standards for highly flexible customers to network signaling with both voice and data within a common facility.

     ISP -- Internet service providers provide customers with access onto the Internet by linking their networks directly or through other ISPs to the Internet backbone network.

     IXC (Interexchange Carriers) -- See Long Distance Carrier.

     LANS (Local Area Networks) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LATAS (Local Access and Transport Areas) -- The geographically defined areas in which LECs are authorized by the MFJ to provide local switched services.

     LECS (Local Exchange Carrier) -- A company providing local telephone services.

     LOCAL EXCHANGE AREAS -- A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

     LONG DISTANCE CARRIERS OR IXCS (Interexchange Carriers) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Long distance carriers include, among others, AT&T, MCI, Sprint, WorldCom and LCI, as well as resellers of long distance capacity.

     MFJ (Modified Final Judgment) -- The MFJ was an agreement made in 1982 between AT&T and the Department of Justice that forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate Regional Bell Operating Companies (RBOCs) and created two distance segments of telecommunications service: local and long distance. This laid the ground work for intense competition in the long distance industry, but essentially created seven separate regionally-based local switched service monopolies.

     NAP -- Network Access Points are points where the national ISPs interconnect their networks, allowing a multitude of local and regional ISPs to exchange data and access the Internet globally.

     NODE -- An individual point of origination and termination of data on the network transported using frame relay or similar technology.

     OFF-NET -- A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

     ON-NET -- A customer that is physically connected to one of the Company's networks.

     PBX (Private Branch Exchange) -- A switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office byway of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

     PCS (Personal Communications Service) -- A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

     POPS (Points of Presence) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PRIVATE LINE -- A private, dedicated telecommunications connection between end-user locations (excluding long distance carrier POPs).

     RBOCS (Regional Bell Operating Companies) -- The seven local telephone companies established by the MFJ. These RBOCs are prohibited from providing interLATA services and from manufacturing telecommunications equipment.

     ROUTE MILES -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

     SPECIAL ACCESS SERVICES -- The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CAP (such as the Company), which lines or circuit run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to its long distance carrier POP. Special access services do not require the use of switches.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     SWITCHED ACCESS SERVICES -- The origination or termination of long distance traffic between a customer premise and an IXC POP via shared local trunks using a local switch.

     SWITCHED TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

     SWITCHED TRAFFIC -- Telecommunications traffic along a switched network.

     VGE (Voice Grade Equivalent Circuits) -- A measure of service equivalent to one telephone line (64 kilobits of bandwidth) actually billed to a customer.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................   F-2
Report of Independent Accountants.....................................................   F-3
Consolidated Balance Sheets as of June 30, 1995, and 1994.............................   F-4
Consolidated Statements of Operations for the Years Ended June 30, 1995, and 1994.....   F-5
Consolidated Statements of Series A Preferred Stock and Stockholders' Equity (Deficit)
  for the Years Ended June 30, 1995, and 1994.........................................   F-6
Consolidated Statements of Cash Flows for the Years Ended June 30, 1995, and 1994.....   F-7
Notes to Consolidated Financial Statements............................................   F-8
Condensed Consolidated Balance Sheet as of June 30, 1995 and as of March 31, 1996
  (unaudited).........................................................................  F-20
Condensed Consolidated Statements of Operations for the Three Months and Nine Months
  Ended March 31, 1996, and March 31, 1995 (unaudited)................................  F-21
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended March 31,
  1996, and March 31, 1995 and for the Three Months Ended March 31, 1996, and March
  31, 1995 (unaudited)................................................................  F-22
Notes to Unaudited Condensed Consolidated Interim Financial Statements................  F-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
American Communications Services, Inc.:

     We have audited the accompanying consolidated balance sheet of American Communications Services, Inc. and its subsidiaries as of June 30, 1995, and the related consolidated statements of operations, Series A preferred stock and stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Communications Services, Inc. and its subsidiaries as of June 30, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

                                          KPMG Peat Marwick LLP

Washington, D.C.
August 25, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
American Communication Services, Inc.:

     We have audited the accompanying consolidated balance sheet of American Communications Services, Inc. (a development stage company) as of June 30, 1994 and the related consolidated statements of operations, Series A preferred stock and stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     Our original report on the Company's fiscal 1994 financial statements, dated August 29, 1994, included an explanatory paragraph that referenced to a footnote discussing factors indicating substantial doubt as to the Company's ability to continue as a going concern for a reasonable period of time beyond December 31, 1994. Such note also discussed the Company's being in the development stage and continuation of the Company being dependent upon obtaining and maintaining adequate sources of capital or other financing arrangements, evolving from the development stage and achieving sufficiently profitable operations. Based on events subsequent to our original report, the reissued fiscal 1994 financial statements accompanying this report do not contain such footnote disclosures and an explanatory paragraph discussing such matters is no longer required.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Communication Services, Inc. as of June 30, 1994 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.
Chicago, Illinois
August 29, 1994, except for matters discussed in the third paragraph above, as to which the date is September 15, 1995

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1995 AND 1994

                                                                                 1995            1994
                                                                             ------------     -----------
ASSETS
Current assets:
  Cash and cash equivalents (note 1).......................................  $ 20,350,791     $ 3,270,397
  Restricted cash (note 1).................................................       752,000         200,000
  Trade accounts receivable, net of allowance for doubtful accounts of
    $8,570.................................................................       350,436              --
  Other current assets.....................................................        92,325              --
                                                                             ------------     -----------
         Total current assets..............................................    21,545,552       3,470,397
Networks, equipment and furniture, net (note 2)............................    15,567,290         522,918
Deferred financing fees, net of accumulated amortization of $34,956 and
  $124,021 at June 30, 1995 and 1994, respectively.........................       292,113         601,879
Other assets...............................................................       222,010          10,465
                                                                             ------------     -----------
         Total assets......................................................  $ 37,626,965     $ 4,605,659
                                                                             ============     ===========
LIABILITIES, REDEEMABLE STOCK, OPTIONS AND WARRANTS, MINORITY INTEREST AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................................  $  3,843,167     $   492,332
  Accrued financing fees...................................................     1,542,255         179,950
  Accrued employee costs...................................................       836,509         117,176
  Other accrued liabilities................................................     1,269,484         355,547
  Convertible bridge notes (note 4)........................................            --       4,300,720
  Secured note -- stockholder (note 4).....................................            --          75,000
  Secured convertible notes -- related party (note 4)......................            --         606,640
  Notes payable -- stockholders (note 4)...................................       146,083         627,775
                                                                             ------------     -----------
         Total current liabilities.........................................     7,637,498       6,755,140
Long term liabilities:
  Notes payable (note 4)...................................................     3,652,085              --
  Dividends payable (note 3)...............................................     1,070,985              --
                                                                             ------------     -----------
         Total liabilities.................................................    12,360,568       6,755,140
                                                                             ------------     -----------
Redeemable stock, options and warrants (notes 6 and 7).....................     2,930,778       1,116,276
                                                                             ------------     -----------
Minority interest (note 4).................................................       194,402              --
                                                                             ------------     -----------
Stockholders' equity (deficit) (note 6):
  Preferred stock, no par value, non-voting, cumulative, 2,000 shares authorized, 1,700 shares issued and outstanding at June 30, 1994,
    liquidation value is equal to face value (note 12).....................            --       1,700,000
  Preferred stock, $1.00 par value, 186,664 shares designated as 9% Series
    A-1 Convertible Preferred Stock authorized, issued and outstanding at
    June 30, 1995 (notes 3 and 4)..........................................       186,664              --
  Preferred stock, $1.00 par value, 277,500 shares authorized and designated as 9% Series B Convertible Preferred Stock; 227,500 shares
    issued and outstanding at June 30, 1995 (notes 3 and 5)................       227,500              --
  Common stock, no par value, 20,000,000 shares authorized, 2,755,005
    shares issued and outstanding at June 30, 1994.........................            --              --
  Common stock, $.01 par value, 30,000,000 shares authorized, 5,744,782 shares issued and outstanding at June 30, 1995 (notes 5, 6, and 12, and
    13)....................................................................        56,827              --
  Additional paid-in capital...............................................    42,411,448       1,080,566
  Note receivable from sale of common stock................................            --          (2,750)
  Accumulated deficit......................................................   (20,741,222)     (6,043,573)
                                                                             ------------     -----------
         Total stockholders' equity (deficit)..............................    22,141,217      (3,265,757)
                                                                             ------------     -----------
Commitments and contingencies (notes 1, 6, 7, 8, and 9)
Total liabilities, redeemable stock, options and warrants, minority
  interest and stockholders' equity (deficit)..............................  $ 37,626,965     $ 4,605,659
                                                                             ============     ===========

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       YEARS ENDED JUNE 30, 1995 AND 1994

                                                                         1995          1994
                                                                     ------------   -----------
Revenues...........................................................  $    388,887   $        --
                                                                     -------------  -----------
Operating expenses:
  Network development and operations...............................     3,282,183     1,054,358
  Selling, general and administrative..............................     4,597,615     1,297,499
  Noncash stock compensation (note 6)..............................     6,419,412       633,151
  Depreciation and amortization....................................       497,811         1,967
                                                                     -------------  -----------
Total operating expenses...........................................    14,797,021     2,986,975
Non-operating income (expenses):
  Interest and other income........................................       217,525         5,155
  Interest and other expense.......................................      (170,095)     (332,997)
  Debt conversion expense (note 4).................................      (385,000)     (681,250)
                                                                     -------------  -----------
Loss before minority interest......................................   (14,745,704)   (3,996,067)
Minority interest..................................................        48,055            --
                                                                     -------------  -----------
Net loss...........................................................   (14,697,649)   (3,996,067)
Preferred stock dividends and accretion (note 3)...................    (1,070,985)      (48,670)
                                                                     -------------  -----------
Net loss to common stockholders....................................  $(15,768,634)  $(4,044,737)
                                                                     =============  ===========
Net loss per common share..........................................  $      (3.30)  $     (1.77)
                                                                     =============  ===========
Average number of common shares outstanding........................     4,771,689     2,283,695
                                                                     =============  ===========

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

     CONSOLIDATED STATEMENTS OF SERIES A PREFERRED STOCK AND STOCKHOLDERS'
                                EQUITY(DEFICIT)
                       YEARS ENDED JUNE 30, 1995 AND 1994

                                                                              STOCKHOLDERS' EQUITY (DEFICIT)
                                                           --------------------------------------------------------------------
                                           SERIES A                                 SERIES A           SERIES B        COMMON
                                        PREFERRED STOCK      PREFERRED STOCK     PREFERRED STOCK    PREFERRED STOCK     STOCK
                                      -------------------  -------------------  -----------------  -----------------  ---------
                                      SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT   SHARES    AMOUNT    SHARES
                                      ------  -----------  ------  -----------  -------  --------  -------  --------  ---------
Balances at June 30, 1993............ 1,250   $   960,061     --   $        --       --  $     --       --  $     --    893,712
  Series A Preferred Stock dividends
    accrued..........................    --        48,670     --            --       --        --       --        --         --
  Exchange of Series A Preferred
    Stock and common stock for
    debt.............................  (100)      (73,378)    --            --       --        --       --        --    (36,372)
  Common stock exchanged for trade
    payables (note 5)................    --            --     --            --       --        --       --        --    151,588
  Exchange of notes receivable for
    Series A Preferred Stock and
    common stock (note 4)............   550       550,000     --            --       --        --       --        --    628,577
  Series A Preferred exchanged for
    Preferred Stock.................. (1,700)  (1,485,353) 1,700     1,700,000       --        --       --        --         --
  Common stock issuance in reverse
    acquisition......................    --            --     --            --       --        --       --        --    562,500
  Common stock issued to Bridge Loan
    creditors (note 3)...............    --            --     --            --       --        --       --        --    150,000
  Issuance of common stock to an
    employee.........................    --            --     --            --       --        --       --        --      5,000
  Issuance of common stock (note
    3)...............................    --            --     --            --       --        --       --        --    400,000
  Issuance of put right obligation
    (note 7).........................    --            --     --            --       --        --       --        --         --
  Net loss...........................    --            --     --            --       --        --       --        --         --
                                      ------  -----------  ------  -----------  -------  --------  -------  --------  ---------
Balances at June 30, 1994............    --            --  1,700     1,700,000       --        --       --        --  2,755,005
  Preferred Stock exchange (note
    12)..............................    --            --  (1,700)  (1,700,000)      --        --       --        --    548,387
  Set par value for common stock
    (note 5).........................    --            --     --            --       --        --       --        --         --
  Acquisition of Piedmont Teleport,
    Inc. (note 13)...................    --            --     --            --       --        --       --        --     62,000
  Write-off of note receivable for
    common stock.....................    --            --     --            --       --        --       --        --         --
  Series A Preferred private
    placement, net of related costs
    (note 3).........................    --            --     --            --  186,664   186,664       --        --         --
  Series B Preferred private
    placement, net of related costs
    (note 3).........................    --            --     --            --       --        --  227,500   227,500         --
  Issuance of put right obligations
    (notes 6 and 9)..................    --            --     --            --       --        --       --        --         --
  Cancellation of put right
    obligation (note 7)..............    --            --     --            --       --        --       --        --         --
  Warrant and stock option exercises
    and stock grant (note 6).........    --            --     --            --       --        --       --        --  2,379,390
  Establish limitation on common
    stock put right obligation (note
    6)...............................    --            --     --            --       --        --       --        --         --
  Series A Preferred Stock dividends
    accrued (note 3).................    --            --     --            --       --        --       --        --         --
  Net loss...........................    --            --     --            --       --        --       --        --         --
                                      ------  -----------  ------  -----------  -------  --------  -------  --------  ---------
Balances at June 30, 1995............    --   $        --     --   $        --  186,664  $186,664  227,500  $227,500  5,744,782
                                      ======   ==========  ======   ==========  =======  ========  =======  ========   ========




                                                   STOCKHOLDERS' EQUITY (DEFICIT)
                                       ------------------------------------------------------
                                                               NOTES
                                        COMMON               RECEIVABLE  EQUITY                    TOTAL
                                        STOCK   ADDITIONAL   ON SALE OF    IN                  STOCKHOLDERS'
                                       -------    PAID-IN      COMMON   COMBINED  ACCUMULATED     EQUITY
                                       AMOUNT     CAPITAL      STOCK    EQUITIES    DEFICIT      (DEFICIT)
                                       -------  -----------  ---------- --------  -----------  -------------
Balances at June 30, 1993............  $   --       190,919    (2,750)   35,000   (2,047,506)    (1,824,337)
  Series A Preferred Stock dividends
    accrued..........................      --       (48,670)       --        --           --        (48,670)
  Exchange of Series A Preferred
    Stock and common stock for
    debt.............................      --       (26,797)       --   (35,000)          --        (61,797)
  Common stock exchanged for trade
    payables (note 5)................      --       132,636        --        --           --        132,636
  Exchange of notes receivable for
    Series A Preferred Stock and
    common stock (note 4)............      --       550,000        --        --           --        550,000
  Series A Preferred exchanged for
    Preferred Stock..................      --      (214,647)       --        --           --      1,485,353
  Common stock issuance in reverse
    acquisition......................      --            --        --        --           --             --
  Common stock issued to Bridge Loan
    creditors (note 3)...............      --       131,250        --        --           --        131,250
  Issuance of common stock to an
    employee.........................      --         4,375        --        --           --          4,375
  Issuance of common stock (note
    3)...............................      --       849,000        --        --           --        849,000
  Issuance of put right obligation
    (note 7).........................      --      (487,500)       --        --           --       (487,500)
  Net loss...........................      --            --        --        --   (3,996,067)    (3,996,067)
                                       -------  -----------  ---------- --------  ----------   ------------
Balances at June 30, 1994............      --     1,080,566    (2,750)       --   (6,043,573)    (3,265,757)
  Preferred Stock exchange (note
    12)..............................      --     1,700,000        --        --           --             --
  Set par value for common stock
    (note 5).........................  33,033       (33,033)       --        --           --             --
  Acquisition of Piedmont Teleport,
    Inc. (note 13)...................      --            --        --        --           --             --
  Write-off of note receivable for
    common stock.....................      --        (2,750)    2,750        --           --             --
  Series A Preferred private
    placement, net of related costs
    (note 3).........................      --    15,009,461        --        --           --     15,196,125
  Series B Preferred private
    placement, net of related costs
    (note 3).........................      --    20,434,000        --        --           --     20,661,500
  Issuance of put right obligations
    (notes 6 and 9)..................      --       (53,303)       --        --           --        (53,303)
  Cancellation of put right
    obligation (note 7)..............      --       487,500        --        --           --        487,500
  Warrant and stock option exercises
    and stock grant (note 6).........  23,794       349,030        --        --           --        372,824
  Establish limitation on common
    stock put right obligation (note
    6)...............................      --     4,510,962        --        --           --      4,510,962
  Series A Preferred Stock dividends
    accrued (note 3).................      --    (1,070,985)       --        --           --     (1,070,985)
  Net loss...........................      --            --        --        --   (14,697,649)  (14,697,649)
                                       -------  -----------  ---------- --------- -----------  ------------
Balances at June 30, 1995............  $56,827   42,411,448        --        --   (20,741,222)   22,141,217
                                       =======   ==========  =========  ========= ===========  ============

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED JUNE 30, 1995 AND 1994

                                                                                               1995          1994
                                                                                           ------------   -----------
Cash flows from operating activities:
  Net loss...............................................................................  $(14,697,649)  $(3,996,067)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization........................................................       497,811         1,967
    Amortization of deferred financing fees..............................................       323,900       124,020
    Provision for doubtful accounts......................................................         8,570            --
    Loss attributed to minority interest.................................................       (48,055)           --
    Noncash compensation, consultants and other expenses.................................     6,419,412       633,151
    Noncash debt conversion expense......................................................       385,000       681,250
    Changes in operating assets and liabilities:
      Trade accounts receivable..........................................................      (359,007)           --
      Restricted cash related to operating activities....................................       200,000      (200,000)
      Other current assets...............................................................       (92,325)           --
      Other assets.......................................................................       (26,545)       (9,865)
      Accounts payable...................................................................     3,170,885       472,973
      Accrued financing fees.............................................................     1,542,255            --
      Accrued employee costs.............................................................       719,333       117,176
      Other accrued liabilities..........................................................     1,055,673       312,748
                                                                                           -------------  -----------
Net cash used in operating activities....................................................      (900,742)   (1,862,647)
                                                                                           -------------  -----------
Cash flows from investing activities:
  Purchase of net assets of Piedmont Teleport, Inc.......................................       (19,135)           --
  Proceeds from sale of Wilmington Delaware Network......................................            --        70,000
  Purchase of furniture and fixtures.....................................................      (306,454)      (14,731)
  Restricted cash related to network activities..........................................      (752,000)           --
  Network development costs..............................................................   (14,996,303)     (505,214)
                                                                                           -------------  -----------
Net cash used in investing activities....................................................   (16,073,892)     (449,945)
                                                                                           -------------  -----------
Cash flows from financing activities:
  Issuance of notes payable..............................................................     3,510,349            --
  Payment of deferred financing fees.....................................................      (310,175)     (594,900)
  Warrant and stock option exercises.....................................................       372,824            --
  Issuance of common stock, net of offering costs........................................            --       699,000
  Issuances of Series A Preferred Stock, net of offering costs and conversion of bridge
    financing............................................................................    10,962,046            --
  Issuances of Series B Preferred Stock, net of offering costs...........................    20,661,500            --
  Issuance of bridge notes...............................................................            --     4,300,720
  Issuance of secured convertible note...................................................            --       606,640
  Issuance of secured note...............................................................            --        75,000
  Issuance of notes payable -- stockholders..............................................       250,000       641,606
  Proceeds from sale of minority interest in subsidiaries................................       242,457            --
  Payments of notes payable -- stockholders..............................................      (481,692)     (150,000)
  Payments of bridge notes...............................................................    (1,000,000)           --
  Payments of secured note...............................................................       (75,000)           --
  Payments of secured convertible notes..................................................       (77,281)           --
                                                                                           -------------  -----------
Net cash provided by financing activities................................................    34,055,028     5,578,066
                                                                                           -------------  -----------
Net increase in cash and cash equivalents................................................    17,080,394     3,265,474
Cash and cash equivalents beginning of year..............................................     3,270,397         4,923
                                                                                           -------------  -----------
Cash and cash equivalents end of year....................................................  $ 20,350,791   $ 3,270,397
                                                                                           =============  ===========
Supplemental disclosure of cash flow information -- interest paid on all debt
  obligations............................................................................  $    219,554   $    21,452
                                                                                           =============  ===========
Supplemental disclosure of noncash investing and financing activities:
Series A Preferred exchanged for Preferred Stock.........................................  $         --   $ 1,485,353
                                                                                           =============  ===========
Dividends declared in connection with Series A Preferred Stock...........................  $  1,070,985   $    48,670
                                                                                           =============  ===========
Bridge financing, secured convertible notes, and notes payable -- stockholders converted
  to equity in connection with private placements........................................  $  4,080,079   $        --
                                                                                           =============  ===========
Accrued redeemable warrant costs.........................................................  $   (487,500)  $   487,500
                                                                                           =============  ===========
Write off of note receivable from sale of common stock...................................  $      2,750   $        --
                                                                                           =============  ===========
Preferred stock exchange.................................................................  $  1,700,000   $        --
                                                                                           =============  ===========
Purchase of Piedmont Teleport, Inc. for common stock and related put right obligation....  $    192,303   $        --
                                                                                           =============  ===========
Negotiation of right-of-way agreement for option discount................................  $    201,000   $        --
                                                                                           =============  ===========
Common stock exchanged for trade payable.................................................  $         --   $   132,636
                                                                                           =============  ===========

          See accompanying notes to consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1995 AND 1994

(1)  BASIS OF PRESENTATION AND RELATED MATTERS

  Basis of Presentation

     As of July 1, 1993, the Company's operations consisted of the activities of American Lightwave, Inc. (ALI) and its subsidiaries, Alabama Lightwave, Inc., North Carolina Lightwave, Inc., Chicago Lightwave, Inc., Delaware Lightwave, Inc. and Virginia Lightwave, Inc. combined with American Consolidated Communications, Inc. (ACC) and its subsidiaries, Austin Lightwave, Inc., Los Colinas Lightwave, Inc., Winston Salem Lightwave, Inc., and Phoenix Lightwave, Inc. combined with a management company, American Communication Services, Inc. (an Illinois Corporation) (ACS). These entities are collectively referred to hereafter as "Combined ALW." Common ownership served as the basis for combination. All significant intercompany accounts and transactions were eliminated in the combination.

     On September 14, 1993, a merger agreement and related agreements, among other things, caused the merger of Combined ALW into Golf Links Ltd. (GLL), a dormant publicly-held company, with GLL as the surviving corporation, in exchange for newly issued shares of GLL's preferred and common stock. Under the agreements, each outstanding common share of ALI was exchanged for 207.84044 shares of GLL common stock, and each outstanding share of ALI Series A Preferred Stock was exchanged for one share of GLL preferred stock and the shares of ACC and ACS were assigned to GLL. Additionally, notes receivable for common stock of ACC totaling $50,000 were forgiven in conjunction with the merger. After the merger, GLL changed its name to American Communication Services, Inc. (a Colorado Corporation) (hereinafter "the Company" or "ACSI"). ACSI became a Delaware corporation in September 1994.

     For accounting purposes, and as required by Securities and Exchange Commission Staff Accounting Bulletin 2A-2, the above transaction was treated as a reverse acquisition. Combined ALW is deemed to have acquired GLL. As such, the historical financial statements have been prepared on the historical basis of Combined ALW and have been presented as if held by a holding company. The transaction is presented as if the Company was capitalized with 1,637,500 shares of common stock and 1,700 shares of preferred stock issued to its stockholders which was consistent with the actual shares received in this transaction. The stockholders' equity (deficit) of the Company retroactively reflects such capitalization.

     Additionally, the transaction has been recorded as if the Company issued common stock to each of the stockholders of GLL in exchange for GLL shares on a one-for-one basis to effect the merger on September 14, 1993. Since this transaction was considered a reverse acquisition, it has been accounted for using the purchase method. All material intercompany transactions and accounts have been eliminated in consolidation.

     As of and for the year ended June 30, 1995, the consolidated financial statements include the accounts of American Communications Services, Inc. and its subsidiaries, all of which, excluding the Louisville and Fort Worth subsidiaries, are wholly owned. As discussed in note 4 to the consolidated financial statements, the Company has a 92.75 percent ownership interest in these two subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  Business

     The Company's efforts have been directed toward becoming a competitive access provider (CAP) of business telecommunications services in selected mid-sized cities. The Company builds and operates competitive access fiber optic networks to provide local special access telecommunications services to major businesses and government customers in selected target markets.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(1)  BASIS OF PRESENTATION AND RELATED MATTERS -- (CONTINUED)
     The Company was considered a Development Stage Company through November 1994 as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." In December of 1994, the Company recorded its first operating revenues.

     During 1995, the Company raised capital in two separate private placements of equity, a portion of which was used to repay debt (see notes 3 and 4). Also, the Company obtained a financing facility from AT&T Credit Corporation, with respect to equipment and working capital financing for up to $31.2 million, a portion of which has been drawn upon as of June 30, 1995 (see notes 3 and 4).

     The Company has utilized its existing equity and debt financing to enable it to establish its initial five networks and support its operations through 1995 and believes that it can sustain its general operating expenses through the end of fiscal 1996 through these sources. The Company is in the process of seeking and obtaining additional funding, without which it will be forced to severely curtail its operations and development activities, to enable it to support its future operating requirements and further develop its next networks.

     The Company is continuing discussions with a number of equity and debt investors. While the success of these efforts is uncertain, the Company's management believes that it will secure the necessary funding to carry out its business plans.

  Cash Equivalents

     Cash equivalents generally consist of highly liquid debt instruments with an initial maturity date of three months or less. At June 30, 1995, cash equivalent consisting of overnight investments are $20,944,751, including restricted cash of $752,000.

     The Company has provided performance bonds and letters of credit in various cities in connection with its operations, resulting in a restriction of cash amounting to $752,000 and $200,000 at June 30, 1995 and 1994, respectively.

  Networks, Equipment and Furniture

     Networks, equipment and furniture are stated at cost less accumulated depreciation. Costs capitalized during the network development stage include expenses associated with network engineering, design and construction, negotiation of rights-of-way, obtaining legal regulatory authorizations and the net amount of interest costs associated with the network development. In 1995, the Company has capitalized interest of approximately $536,000.

     Provision for depreciation of networks, equipment and furniture is computed using the straight-line method over the estimated useful lives of the assets beginning in the month a network is substantially complete and available for use and equipment and furniture are acquired.

     The estimated useful lives of the Company's principal classes of assets are as follows:

        Networks:
          Fiber optic cables and installation costs....................  20 years
          Telecommunications equipment.................................  3-7 years
          Interconnection and collocation costs........................  10 years
        Leasehold improvements.........................................  Life of lease
        Furniture and fixtures.........................................  5 years

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(1)  BASIS OF PRESENTATION AND RELATED MATTERS -- (CONTINUED)
  Deferred Financing Fees

     Deferred financing fees include commitment fees and other costs related to certain debt financing transactions and are being amortized using the effective interest method over the initial term of the related debt.

  Revenue Recognition

     Revenue is recognized as services are provided and is recorded net of interconnection payments to local exchange carriers. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned.

  Earnings (Loss) Per Common Share

     The computation of earnings (loss) per common share is based upon the weighted average number of common shares outstanding. For the per share computation, accrued dividends on the Series A Preferred Stock have been added to the reported net loss. The effect of including common stock options and warrants as common stock equivalents would be anti-dilutive and is excluded from the calculation of loss per common share.

  Income Taxes

     Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  Reclassifications

     Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 presentation. Such reclassifications had no effect on net loss or total stockholders' equity.

(2)  NETWORKS, EQUIPMENT AND FURNITURE

     Networks, equipment and furniture consists of the following at June 30:

                                                                     1995           1994
                                                                  -----------     --------
    Networks and telecommunications equipment...................  $15,570,450     $505,214
    Furniture and fixtures......................................      327,112       20,658
                                                                  -----------     --------
                                                                   15,897,562      525,872
    Less -- accumulated depreciation and amortization...........      330,272        2,954
                                                                  -----------     --------
    Total, net of accumulated depreciation and amortization.....  $15,567,290     $522,918
                                                                  ===========     ========

(3)  PRIVATE PLACEMENTS

     In October 1994, the Company completed a private placement of its 9% Series A Convertible Preferred Stock, $1.00 par value (the "Series A Preferred Stock"). There were 138,889 shares issued for cash at $90 per share with proceeds of $10,962,046, net of placement agent commissions and related placement fees and costs.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(3)  PRIVATE PLACEMENTS -- (CONTINUED)
In addition, bridge financing was converted and several other obligations were retired with proceeds of the offering. See note 4 to the consolidated financial statements. Further, as discussed in note 6 to the consolidated financial statements, certain parties obtained warrants to purchase shares of the Company's common stock. In June 1995, the Series A Preferred Stock was exchanged for an identical number of 9% Series A-1 Convertible Preferred Stock, $1.00 par value (the Series A-1 Preferred Stock).

     In June 1995, the Company completed a second private placement of its 9% Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred"), 9% Series B-2 Convertible Preferred Stock (the "Series B-2 Preferred") and 9% Series B-3 Convertible Preferred Stock (the "Series B-3 Preferred"), each having a par value of $1.00 per share (the Series B-1 Preferred, Series B-2 Preferred and Series B-3 Preferred, hereafter collectively referred to as the "Series B Preferred Stock"). There were 227,500 shares issued for cash at $100 per share with proceeds of $20,661,500, net of placement agents commissions and related placement fees and costs. An additional 50,000 shares of 9% Series B-4 Convertible Preferred Stock (the "Series B-4 Preferred Stock"), $1.00 par value, will be issued for $5,000,000 in cash less commissions upon the achievement of certain milestones. The Company currently expects to meet these requirements by the end of the second quarter of 1996. Additionally, as discussed in note 6 to the consolidated financial statements, certain parties obtained warrants to purchase shares of the Company's common stock.

     The Company's Preferred Stock and common stock vote as a single class (except with respect to the election of directors and certain transactions and matters) with the common stock entitled to one vote per share and the Preferred Stock entitled to one vote for each share of common stock into which it is convertible. At June 30, 1995, the outstanding Series A-1 Preferred Stock was convertible into 7,466,560 shares of common stock and the outstanding Series B Preferred Stock (all series) was convertible into 8,125,003 shares of common stock. If issued, the Series B-4 Preferred Stock will be convertible into 1,785,714 shares of the Company's common stock.

     The holders of common stock are entitled to elect two directors and the holders of the Preferred Stock are entitled to elect an aggregate of seven directors. In addition, certain transactions and matters require the consent of the holders of at least the majority of the shares of Series A-1 Preferred Stock voting as a separate class and a majority of the shares of Series B-1 Preferred Stock voting as a separate class.

     In connection with the Company's private placement offering of its Series A-1 Preferred Stock, the Company has recorded $1,070,985 as a reduction in additional paid-in capital, for the payment of anticipated dividends. The associated investment agreement requires the Company to accrue dividends, on a quarterly basis, at an annual rate of 9 percent of the face value of the Series A-1 Preferred Stock. The Series B Preferred Stock, which was issued on June 26, 1995, will also accrue dividends on a quarterly basis, at an annual rate of 9 percent of their face value.

     Although the Board of Directors of the Company has not taken any formal action as of June 30, 1995, as a condition of the aforementioned agreement, the dividends have been deemed declared and properly reflected in the accompanying consolidated financial statements as of June 30, 1995. Pursuant to the resolution authorizing the Series A-1 and B Preferred Stock, dividends accrued shall be paid cumulatively, beginning December 31, 1997, or earlier upon conversion. Upon such conversion prior to December 31, 1997, the Company may, in lieu of accrued and unpaid dividends, issue promissory notes to the holders of the Preferred Stock. The Company will issue promissory notes to the holders on January 1, 1998 for dividends accrued, if conversion has not occurred. Conversion may occur at any time at the holder's option or automatically, upon certain qualifying issuance of common stock, liquidation, or occurrence of certain triggering events. As of June 30, 1995, no conversions have occurred.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(4)  DEBT

     Long-term debt at June 30 consists of the following:

                                                                       1995         1994
                                                                    ----------   ----------
    Convertible Bridge Notes, interest at 15%, maturing
      December 31, 1994...........................................  $       --   $4,300,720
    Secured note -- stockholder, interest at 15%, maturing
      December 31, 1994...........................................          --       75,000
    Secured convertible notes -- related party at 15%, maturing
      December 31, 1994...........................................          --      606,640
    Notes payable -- stockholders at 10-15%, maturing September
      15, 1995 and September 14 and 15, 1994, respectively........     146,083      627,775
    AT&T Credit Corporation equipment and working capital
      financing facility..........................................   3,652,085           --
                                                                    ----------    ---------
    Total long-term debt..........................................   3,798,168    5,610,135
    Less current portion..........................................     146,083    5,610,135
                                                                    ----------    ---------
                                                                    $3,652,085   $       --
                                                                    ==========    =========

     Principal payments for each of the years from 1996 to 2000 and thereafter, are due as follows at June 30, 1995:

                              YEAR ENDING JUNE 30,                   AMOUNT
                -------------------------------------------------  ----------
                1996.............................................  $  146,083
                1997.............................................     198,715
                1998.............................................     190,946
                1999.............................................     376,331
                2000.............................................     546,180
                Thereafter.......................................   2,339,913
                                                                   ----------
                                                                   $3,798,168
                                                                   ==========

  Convertible Bridge Notes

     On June 28, 1994, the Company issued a total of $4,300,720 principal of its 15 percent convertible bridge notes due December 31, 1994, including $1,300,720 issued to then existing stockholders. During 1995, the holders of $3,300,720 of these convertible bridge notes converted the notes plus accrued interest thereon of $35,754, to 37,073 shares of Series A Preferred Stock. The remaining $1,000,000 principal amount was retired by cash payment from the proceeds of the Series A Preferred Stock offering (see note 3). The Company recorded noncash debt conversion expense of $231,000 associated with the related unamortized financing fees.

  Secured Note -- Stockholder

     On May 25, 1994, the Company issued a Promissory Note in the principal amount of $75,000 to a stockholder with an interest rate of 15 percent per annum, due December 31, 1994. As additional consideration, the Company issued 6,923 shares of common stock. In October 1994, the cash proceeds of the Series A Preferred Stock private placement offering were used to retire the outstanding principal and accrued interest associated with this secured note (see note 3).

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(4)  DEBT -- (CONTINUED)
  Secured Convertible Notes

     At June 30, 1994, the Company had outstanding loans from affiliates with an aggregate principal balance of $606,640, which were notes secured by certain assets of the Company. These loans bore interest at 15 percent per annum and had a scheduled maturity date of December 31, 1994.

     In October 1994, the holders of $529,359 principal amount of these notes, plus accrued interest thereon of $29,368, converted the notes for 7,924 shares of Series A Preferred Stock. The remaining principal on the secured convertible notes of $77,281 was retired by a cash payment from the proceeds of the Series A Preferred Stock private placement offering (see note 3). The Company recorded noncash debt conversion expense of $154,000 equal to the premium to induce conversion.

  Demand Note

     In August 1994, the Company borrowed $250,000, at a rate of 15 percent per annum from an affiliate that was payable on demand. In October 1994, this note was converted for 2,778 shares of Series A Preferred Stock (see note 3).

  Notes Payable -- Stockholders

     At June 30, 1994, the Company had a total of $627,775 in notes payable to stockholders. Such notes payable included $300,000 in ACSI Bridge Notes due September 14, 1994, $252,775 in ALI Senior Subordinated Notes Payable (Senior Notes) including accrued interest due September 15, 1994, that were convertible into ACSI Bridge Notes, and a note payable to a stockholder of $75,000, that was paid by the Company on July 6, 1994. The ACSI Bridge Notes and the Senior Notes bore interest at 10 percent per annum while the note payable to stockholder bore interest at 15 percent per annum. Additionally, at June 30, 1994, the Senior Notes had attached warrants to purchase a total of 12,500 shares of ACSI common stock for every $50,000 of principal amount exercisable at $.875.

     The aforementioned ACSI Bridge Notes and Senior Notes due September 14, 1994 and September 15, 1994, respectively, were all, with the exception of $146,083 principal amount, paid in July and August 1994. The maturity date for the remaining $146,083 was extended until September 14, 1995.

     At June 30, 1993, ALI had short-term notes payable due to stockholders (ALI Notes Payable) totaling $569,994. The notes bore interest at various rates ranging from 8 to 10 percent, which was payable quarterly. Immediately prior to the reverse acquisition, as described in note 1, a stockholder exchanged the remaining balance on these ALI Notes Payable totaling $550,000 for 550 shares of no par Series A Preferred Stock and 628,577 shares of common stock. The Company recorded noncash debt conversion expense of $550,000 related to the exchange transaction.

     Immediately prior to the September 14, 1993 reverse acquisition, ALI issued $600,000 of Senior Unsecured Promissory Notes (ALI Bridge Notes), which bore interest at 10 percent, payable quarterly. The ALI Bridge Notes had attached warrants to purchase 12,500 shares of common stock of ACSI, exercisable at $.875 per share, for every $50,000 of principal amount. The ALI Bridge Notes carried an initial term of one year. In conjunction with the reverse acquisition, the ALI Bridge Notes were converted into ACSI Bridge Notes (ACSI Bridge Notes). As an inducement to convert, the holders of the ALI Bridge Notes received, at no cost, 12,500 shares of ACSI common stock for every $50,000 of principal amount. The Company recorded a noncash debt conversion expense of $131,250 in 1994 associated with the debt conversion. During 1994, the Company made principal payments totaling $150,000 to the holders of such ACSI Bridge Notes. The Company also issued 400,000 shares of common stock at $2.50 per share for cash totaling $850,000 in

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(4)  DEBT -- (CONTINUED)
satisfaction of $150,000 of such ACSI Bridge Notes. The issuance of the common stock has been recorded as an increase in additional paid-in capital net of offering costs totaling $151,000.

     Additionally, in anticipation of the September 14, 1993 reverse acquisition, certain stockholders converted 100 shares of ALI Series A Preferred Stock, 36,372 shares of ALI common stock, and 3,325 shares of ACC common stock to Senior Notes with principal value of $135,175. The Senior Notes bore interest at 10 percent and matured in one year. Stockholders also exchanged short-term notes payable totaling $107,083 for Senior Notes.

  AT&T Credit Corporation Equipment and Working Capital Financing Facility

     The Company has an arrangement for an anticipated $31,200,000 secured equipment and working capital financing facility with AT&T Credit Corporation. Each network is treated as a separate loan facility which has a maturity date of nine years after the closing of the facility. Each loan shall bear interest at a rate per annum equal to a fixed rate or a variable rate, computed on the basis of a 360 day year compounded monthly. The variable rate is based upon the average offering rate for three month commercial paper. The fixed rate is based upon the "ask yields" of United States seven year treasury notes.

     Interest on each loan shall be payable quarterly in arrears on each payment date providing that no event of default has occurred. All of the principal and related interest payments are deferred for twenty-four months from the date of closing. The Company is responsible for an interest deferral rate ranging from 5 to 5.75 percent.

     The Company's subsidiaries, which have built and are currently operating networks in Louisville, Kentucky, Fort Worth, Texas, and Greenville and Columbia, South Carolina, have received loan commitments totaling approximately $19.8 million under this arrangement, of which approximately $3,650,000, including interest of approximately $142,000, which is accruing at rates ranging from 11.76 to 13.59 percent, has been drawn down at June 30, 1995. The Company also sold a 7.25 percent ownership interest in the Louisville and Fort Worth subsidiaries to AT&T Credit Corporation during 1995. Pursuant to this facility, subsequent to June 30, 1995, the Company also sold a 7.25 percent ownership interest in its Greenville and Columbia, South Carolina subsidiaries to AT&T Credit Corporation and received additional loan commitments from AT&T Credit Corporation totalling $5.5 million for its El Paso, Texas network on substantially identical terms.

     The AT&T Credit Corporation facility is subject to certain conditions with respect to the funding of each city's network, including the execution of definitive loan documents, the completion of due diligence and submission of business plans satisfactory to the lender for each network to be funded.

     The provisions of the facility restrict the subsidiaries' incurrence of liens and other indebtedness, sale of assets, dividend payments, and other activities not designated in the business plan. Additionally, timely reporting of financial and other non-financial information is required as well as maintaining the established minimum cash flow requirements, fixed charge coverage, and debt service reserve. At June 30, 1995, the Company and its subsidiaries were in compliance with the covenants contained in the agreements.

     Further, pursuant to the facility, the Company is required to purchase certain minimum levels of equipment from AT&T, an affiliate of AT&T Credit Corporation, at prevailing market prices. At June 30, 1995, the Company is required to purchase approximately $2.3 million in AT&T equipment over the next two years. For the year ended June 30, 1995, the Company purchased approximately $1,775,000 of telecommunications equipment from AT&T, which amount is recorded as networks, equipment and furniture within the accompanying consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(5)  STOCKHOLDERS' EQUITY

  Common Stock

     In 1995, the Company established a par value of $.01 for its issued and outstanding common stock.

     In 1994, prior to the September 14, 1993 reverse acquisition (see note 1), the Company issued 151,588 shares of common stock in settlement of $132,636 in liabilities payable for services rendered. GLL issued 212,500 shares of common stock in payment of $185,938 in services to effect the reverse acquisition. This amount was charged to paid-in-capital.

     Additionally, in October 1993, the Company approved the issuance of a total of 5,000 shares of the common stock of the Company to an employee in consideration for services performed. Noncash compensation expense recorded for the transaction was $4,375.

  Preferred Stock

     Pursuant to the Series B Preferred Stock offering, as described in note 3, four classes of Series B Preferred Stock have been issued. The composition of the Series B Preferred Stock at June 30, 1995 is as follows:

    Preferred Stock, $1.00 par value, 100,000 shares designated as 9% Series
      B-1 Convertible Preferred Stock authorized, issued and outstanding......  $100,000
    Preferred Stock, $1.00 par value, 102,500 shares designated as 9% Series
      B-2 Convertible Preferred Stock authorized, issued and outstanding......   102,500
    Preferred Stock, $1.00 par value, 25,000 shares designated as 9% Series
      B-3 Convertible Preferred Stock authorized, issued and outstanding......    25,000
    Preferred Stock, $1.00 par value, 50,000 shares authorized and designated as 9% Series B-4 Convertible Preferred Stock; none issued and
      outstanding.............................................................        --
                                                                                --------
    Total.....................................................................  $227,500
                                                                                ========

(6)  STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     The Company has a stock option plan which provides for the granting of options to certain officers, employees, and affiliated members of the Company to purchase shares of its common stock within prescribed periods at a price which generally equals the fair market value on the date of grant.

     In 1994, the Company entered into employment agreements with five executive officers. In 1995, the employment agreements were amended. As of June 30, 1995, pursuant to the agreements, as amended, such executive officers have been granted options to purchase 3,999,835 shares of common stock of the Company at exercise prices ranging from $.875 to $2.80 per share. The options vest at various dates as specified in the employment agreements with 3,919,835 of the options vesting on specific dates ranging from October 31, 1993 to March 31, 1998, and 80,000 of such options vesting upon the occurrence of certain specified performance milestones from August 31, 1995 through September 1, 1996. When the employment of these individuals with the Company terminates, these individuals have the right to sell certain of their shares to the Company (the put right) for a price equal to fair market value. On June 26, 1995, the employment agreements were amended to limit the purchase price paid by the Company pursuant to the put right to a maximum of $2,500,000, which amount is subject to further reduction based on the employees' sales of stock. As of June 30, 1995 and 1994, 2,586,487 and 549,966 of the options are vested and exercisable, respectively. Noncash compensation expense associated with these agreements amounted to approximately $6,382,000 and $628,000, in 1995 and 1994, respectively.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(6)  STOCK OPTIONS AND STOCK PURCHASE WARRANTS -- (CONTINUED)
     During 1995 and in connection with the Series A and Series B Preferred Stock private placements and related bridge note conversions, warrants for 4,258,810 shares of common stock were issued at prices ranging from $.01 to $3.10. Subsequently, 2,299,967 in such options and warrants were exercised during the year for proceeds totaling approximately $305,000.

     The Company has also issued 500,000 options to a supplier to purchase stock at 90 percent of the fair value at the date of exercise. Such options give the supplier the right to sell the stock acquired back to the Company at fair value. None of the options have been exercised to date and they expire in June of 1998. The Company's obligation with respect to the options is included in redeemable stock, options, and warrants in the accompanying consolidated financial statements.

     Stock option activity for the years ended June 30, 1995 and 1994 is as follows:

                                                                  NUMBER       PRICE PER SHARE
                                                                 ---------     ---------------
    Balances, June 30, 1993....................................         --      $          --
      Granted..................................................    858,875        .875 - 3.10
      Cancelled................................................         --                 --
                                                                 ---------        -----------
    Balances, June 30, 1994....................................    858,875        .875 - 3.10
      Granted..................................................  4,935,314        .875 - 4.00
      Exercised................................................         --                 --
      Cancelled................................................   (100,000)              2.25
                                                                 ---------        -----------
    Balances, June 30, 1995....................................  5,694,189      $ .875 - 4.00
                                                                 =========        ===========

     In addition to the Company's stock option plan, several options and warrants to purchase the Company's stock have been issued pursuant to various consulting agreements, bridge note conversions and in connection with the Company's Series A Preferred Stock and Series B Preferred Stock private placements.

     At June 30, 1994, 512,194 warrants pursuant to consulting and subordinated note agreements, granted at $.875 during 1994, were outstanding. Pursuant to these warrant agreements, an additional 2,109 warrants were issued during 1995. Additionally, during 1995, 33,412 of such warrants were canceled and 72,500 of such warrants were exercised. Proceeds to the Company upon the exercise of such warrants approximated $64,000.

     At June 30, 1995, the remaining warrants outstanding are as follows:

                                                                  NUMBER       PRICE PER SHARE
                                                                 ---------     ---------------
    Pursuant to consulting and subordinated note agreements,
      expiration through September 13, 1996....................    408,391      $       0.875
    Series A and Series B Preferred Stock placements...........  1,958,843         .01 - 3.10
                                                                 ---------        -----------
    Total......................................................  2,367,234      $  .01 - 3.10

     Subsequent to June 30, 1995, warrants issued in connection with the Series B private placement for 108,268 shares were exercised at $.01 per share.

(7)  COMMITMENTS AND CONTINGENCIES

     In October 1993, the Company executed a financial consulting and advisory agreement with a related party for a period of six months. In consideration, the related party received warrants to purchase 300,000 shares of ACSI common stock exercisable at $.875 per share if a future equity financing was successfully completed. The related party had the right to resell the shares to ACSI for $2.50 per share two years from the date of the agreement. At June 30, 1994, the Company provided an accrual of $487,500 for this redemption privilege at the redemption price net of the exercise price. In June 1995, the Company was released from its

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(7) COMMITMENTS AND CONTINGENCIES -- (CONTINUED) obligations to repurchase the shares. Accordingly, as of June 30, 1995, the $487,500 share value has been transferred from redeemable stock, options, and warrants to additional paid-in-capital.

     As of June 30, 1995, the Company has signed nonexclusive license agreements with various utility and inter exchange carrier companies, including an affiliate of one of the country's three largest long distance carriers, to install and maintain fiber cable systems for the Company's use for periods up to 15 years or more, upon exercising of extensions available to the parties. Under these agreements, the Company has use of these rights-of-way for its telecommunications systems, and may be entitled to certain payments for providing telecommunications service, subject to its satisfactory performance of certain agreed upon requirements.

(8)  LEASES

     The Company is obligated under various noncancelable operating leases for office and node space as well as office furniture. The minimum future lease obligations under these noncancelable operating leases as of June 30, 1995 are, approximately, as follows:

                YEAR ENDING JUNE 30,                                 AMOUNT
                -------------------------------------------------  ----------
                1996.............................................  $  787,000
                1997.............................................     719,000
                1998.............................................     604,000
                1999.............................................     562,000
                2000.............................................     569,000
                Thereafter.......................................     888,000
                                                                   ----------
                                                                   $4,129,000
                                                                   ==========

     Rent expense for the years ended June 30, 1995 and 1994 was approximately $200,000 and $48,000, respectively.

(9)  RELATED-PARTY TRANSACTIONS

     The Company and all of its subsidiaries are parties to a management services agreement whereby the Company renders financial, legal, and other administrative and network support services in connection with the development and operational needs of each subsidiary. A fee, based on direct and allocated costs, is billed monthly. The term of the agreement is initially 15 years and is renewed automatically for successive 5 year terms. During 1995 and 1994, intercompany billings for the aforementioned arrangement were approximately $2.3 million and $0, respectively, all of which have been eliminated in consolidation.

     On June 16, 1994, the Company entered into a financial consulting agreement for capital raising activities with an entity controlled by significant stockholders of the Company. Under this agreement, the Company paid $153,750 for consulting services rendered through the date of the agreement relating to placement of the Convertible Bridge Notes. Additionally, the Company agreed to pay a $7,500 monthly consulting fee for a two year period beginning on the closing date of the first private placement. During 1995, the Company paid $67,500 under this arrangement.

     Effective July 1, 1994, the Company engaged SGC Advisory Services, Inc. ("SGC") as a financial and business consultant for three years. SGC is an affiliate of Steven G. Chrust, a director of the Company. Pursuant to the agreement, the Company will compensate SGC as follows: (1) a monthly fee of $5,000; and (2) options to purchase up to 50,000 shares of the Company's Common Stock which vest on July 1, 1997, and are exercisable on or before July 1, 1999. At the end of each month of the term of the agreement, SGC earns a credit against the exercise price of those options equal to 1/36th of the exercise price. The shares issued upon

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(9) RELATED-PARTY TRANSACTIONS -- (CONTINUED) exercise of the options will be priced at $2.25 per share and the shares issued will have piggy back registration rights.

     An entity controlled by significant stockholders of the Company provided office space and certain administrative personnel through February 1, 1994. The Company was charged for these items based on a percentage of space occupancy and personnel time usage. Total charges for the year ended June 30, 1994 were $78,840. The Company incurred no such costs during 1995.

(10)  INCOME TAXES

     Temporary differences and carryforwards that give rise to deferred tax assets and liabilities at June 30 are as follows:

                                                                     1995           1994
                                                                  ----------     ----------
    Deferred tax assets:
      Capitalized start-up and other costs......................  $4,163,941     $1,898,244
      Stock options -- noncash compensation.....................   2,768,488        251,510
      Net operating loss carryforwards..........................   1,149,755        225,573
      Other accrued liabilities.................................     454,391             --
                                                                  ----------     ----------
    Total gross deferred tax assets.............................   8,536,575      2,375,327
      Less: valuation allowance.................................   8,291,380      2,375,327
                                                                  ----------     ----------
    Net deferred tax assets.....................................     245,195             --
    Deferred tax liabilities -- fixed assets depreciation and
      amortization..............................................     245,195             --
                                                                  ----------     ----------
    Net deferred tax assets (liabilities).......................  $       --     $       --
                                                                  ==========     ==========

     The valuation allowance for deferred tax assets as of July 1, 1994 was $2,375,327. The net change in the total valuation allowance for the year ended June 30, 1995 was an increase of $6,161,248. The valuation allowances at June 30, 1995 and 1994 are a result of the uncertainty of the ultimate utilization of the tax benefits related to the deferred tax assets. The utilization of the tax benefits associated with net operating losses of approximately $2,927,000 and $564,000 at June 30, 1995 and 1994, respectively, is dependent upon the Company's ability to generate future taxable income. The net operating loss carryforward period expires commencing in 2008 through the year 2010. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of the net operating loss carryforward may have occurred.

     No income tax provision has been provided for the years ended June 30, 1995 and 1994 as the aforementioned deferred tax assets have provided no tax benefit.

(11)  MAJOR CUSTOMERS

     During 1995, special access services provided by the Company to three long distance carriers accounted for 85 percent of total revenues. No revenues were recorded in 1994.

(12)  EXCHANGE OF STOCK

     On June 1, 1994, the Company entered into an agreement to exchange 548,387 shares of ACSI Common Stock for all 1,700 issued and outstanding shares of ACSI Preferred Stock. This transaction was completed in July 1994.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

(13)  ACQUISITION

     On September 12, 1994 the Company executed a Stock Purchase Agreement with Piedmont Teleport, Inc. under which the Company acquired certain assets, liabilities, and certain right-of-way agreements for $20,000 in cash and the issuance of 62,000 shares of the Company's common stock. The Company accounted for the acquisition as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at September 12, 1994. The seller has the right to put these shares back to the Company on November 1, 1996 for a price of $2.50 per share. Accordingly, this obligation is recorded as redeemable stock in the accompanying consolidated financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                                    JUNE 30,        MARCH 31,
                                                                      1995             1996
                                                                  ------------     ------------
                                                                                   (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.....................................  $ 20,350,791     $154,454,550
  Restricted cash...............................................       752,000        1,452,000
  Accounts receivable, net......................................       350,436          598,799
  Other current assets..........................................        92,325          729,719
                                                                  ------------     ------------
          Total current assets..................................    21,545,552      157,235,068
                                                                  ------------     ------------
Networks furniture and equipment, net...........................    15,567,290       42,737,680
Deferred financing fees and other assets........................       514,123        8,005,863
                                                                  ------------     ------------
          Total assets..........................................  $ 37,626,965     $207,978,611
                                                                  ============     ============
LIABILITIES, REDEEMABLE STOCK, OPTIONS AND WARRANTS, MINORITY
  INTEREST, AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..............................................  $  3,843,167     $  1,749,314
  Accrued liabilities...........................................     3,648,248        1,801,145
  Notes payable -- stockholders.................................       146,083          103,169
                                                                  ------------     ------------
          Total current liabilities.............................     7,637,498        3,653,628
                                                                  ------------     ------------
Long term liabilities
  Notes payable.................................................     3,652,085       14,054,484
  Senior discount notes (due 2005)..............................            --       64,571,366
  Senior discount notes (due 2006)..............................            --      100,452,832
  Other long term liabilities...................................            --          670,633
  Dividends payable.............................................     1,070,985        3,918,681
                                                                  ------------     ------------
          Total liabilities.....................................    12,360,568      187,321,624
                                                                  ------------     ------------
Redeemable stock, options and warrants..........................     2,930,778        2,457,337
                                                                  ------------     ------------
Minority interest...............................................       194,402          384,515
                                                                  ------------     ------------
Stockholders' equity
  Preferred stock, $1.00 par value, 186,664 shares designated as
     9% Series A-1 Convertible Preferred Stock, authorized,
     issued and outstanding.....................................       186,664          186,664
  Preferred stock, $1.00 par value, 277,500 shares authorized and designated as 9% Series B Convertible Preferred Stock;
     227,500 shares issued and outstanding......................       227,500          277,500
  Common stock, $0.01 par value, 75,000,000 shares authorized,
     5,744,782 and 6,555,455 shares, respectively, issued and
     outstanding at June 30, 1995 and March 31, 1996............        56,827           64,934
  Additional paid-in capital....................................    42,411,448       56,213,198
  Accumulated deficit...........................................   (20,741,222)     (38,927,161)
                                                                  ------------     ------------
          Total stockholders' equity............................    22,141,217       17,815,135
                                                                  ------------     ------------
Commitments and contingencies...................................
Total Liabilities, redeemable stock, options and warrants,
  minority interest and stockholders' equity....................  $ 37,626,965     $207,978,611
                                                                  ============     ============

  June 30, 1995, information was condensed from audited financial statements. See accompanying notes to unaudited condensed consolidated interim financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                         FOR THE THREE MONTH                 FOR THE NINE MONTH
                                            PERIODS ENDED                       PERIODS ENDED
                                     ---------------------------         ---------------------------
                                     MARCH 31,        MARCH 31,          MARCH 31,        MARCH 31,
                                        1995            1996                1995            1996
                                     ----------      -----------         ----------      -----------
Revenues...........................  $   87,385      $   816,639         $   95,631      $ 1,895,812
                                     -----------     -----------         ----------      -----------
Operating expenses:
  Network development and
     operations....................     585,431        1,954,514          1,220,125        4,796,067
  Selling, general and
     administrative................   1,373,368        2,650,263          2,615,921        5,929,996
  Noncash stock compensation.......   4,257,464        1,985,765          4,866,095        3,190,184
  Depreciation and amortization....     118,093          630,004            140,172        1,413,861
                                     -----------     -----------         ----------      -----------
Total operating expenses...........   6,334,356        7,220,546          8,842,313       15,330,108
Non-operating (income) expenses:
  Interest and other income........     (93,664)        (661,313)          (189,474)      (1,438,817)
  Interest and other expense.......      85,897        3,500,624            214,900        6,374,884
  Debt conversion cost.............       5,000                0            584,985                0
                                     -----------     -----------         ----------      -----------
Loss before minority interest......   6,244,204        9,243,218          9,357,093       18,370,363
Minority interest..................      (4,495)        (102,074)           (16,155)        (190,668)
                                     -----------     -----------         ----------      -----------
Net loss...........................   6,239,709        9,141,144          9,340,938       18,179,695
Preferred stock dividends and
  accretions.......................     628,644          955,489            628,644        2,847,696
                                     -----------     -----------         ----------      -----------
Net loss to common/common
  equivalent shareholders..........  $6,868,353      $10,096,633         $9,969,582      $21,027,391
                                     ===========     ===========         ==========      ===========
Net loss per common share..........  $    (1.31)     $     (1.54)        $    (2.17)     $     (3.48)
                                     ===========     ===========         ==========      ===========
Average number of common/common
  equivalent shares outstanding....   5,245,104        6,536,722          4,590,182        6,046,136
                                     ===========     ===========         ==========      ===========

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                    FOR THE THREE MONTH PERIOD           FOR THE NINE MONTH PERIOD
                                                               ENDED                               ENDED
                                                  -------------------------------      ------------------------------
                                                    MARCH 31,         MARCH 31,          MARCH 31,        MARCH 31,
                                                      1995              1996               1995             1996
                                                  -------------     -------------      -------------    -------------
Cash flows from operating activities
  Net loss.......................................  $(6,239,709)     $  (9,141,144)      $(9,340,938)    $ (18,179,695)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization................      118,093            630,044           140,172         1,413,861
    Noncash debt conversion expense..............        5,000                 --           584,985                --
    Noncash interest expense.....................           --          3,500,625                --         6,374,884
    Provision for doubtful accounts..............           --             30,691                --            59,697
    Loss attributable to minority interest.......       (4,495)          (102,074)          (16,155)         (190,668)
    Noncash compensation.........................    4,257,464          1,985,765         4,866,095         3,190,184
    Changes in operating assets and liabilities:
      Restricted cash related to operating
        activities...............................      104,069                                   --
      Trade accounts receivable..................      (76,003)           (72,826)          (83,499)         (308,060)
      Other current assets.......................           --           (184,526)               --          (637,394)
      Other assets...............................      (55,139)                --          (238,893)               --
      Accounts payable...........................      538,415         (3,296,545)        1,389,375        (2,093,853)
      Other accrued liabilities..................      292,335         (1,526,443)          528,051        (1,847,103)
                                                   -----------      -------------       -----------     -------------
Net cash provided by (used in) operating
  activities.....................................   (1,059,970)        (8,176,474)       (2,170,807)      (12,218,147)
                                                   -----------      -------------       -----------     -------------
Cash flows from investing activities:
  Purchase of net assets of Piedmont Teleport....           --                 --           (20,000)               --
  Investment in office equipment.................      (14,812)          (282,320)          (73,492)       (1,710,364)
  Investment in network, equipment and
    software.....................................   (4,047,986)       (10,297,369)      (10,059,373)      (26,526,520)
  Investment in Marketable Securities --
    available for sale...........................           --                 --                --                --
  Restricted cash related to network
    activities...................................           --                 --          (475,000)         (700,000)
                                                   -----------      -------------       -----------     -------------
Net cash used in investment activities...........   (4,062,798)       (10,579,689)      (10,627,865)      (28,936,884)
                                                   -----------      ==-----------       -----------     -------------
Cash flows from financing activities:
  Issuance of preferred stock, net of offering
    costs and conversion of bridge financing.....           --                 --        11,371,912         4,725,318
  Deferred financing fees........................           --         (2,588,305)               --        (7,839,110)
  Issuance of Senior discount notes and
    warrants.....................................           --         65,565,429                --       166,884,179
  Issuance of notes payable......................      752,501          2,997,811         1,640,784        11,176,201
  Warrant or stock option exercises..............       41,763             60,674           346,326            79,811
  Proceeds from sale of minority interest
    in subsidiaries..............................           --                 --           109,475           378,474
  Issuance of stockholder notes payable..........           --                 --           250,000                --
  Payment of notes payable.......................           --                 --        (1,633,973)         (146,083)
  Payments of capital lease obligation...........       (3,617)                --           (17,448)               --
                                                   -----------      -------------       -----------     -------------
Net cash flow from financing activities..........      790,647         66,035,609        12,067,076       175,258,790
                                                   -----------      -------------       -----------     -------------
Net increase/(decrease) in cash and cash
  equivalents....................................   (4,332,121)        47,279,446          (731,596)      134,103,759
Cash and cash equivalents -- beginning of
  period.........................................    6,870,922        107,175,104         3,270,397        20,350,791
                                                   -----------      -------------       -----------     -------------
Cash and cash equivalents -- end of period.......  $ 2,538,801      $ 154,454,550       $ 2,538,801     $ 154,454,550
                                                   ===========      =============       ===========     =============
Supplemental disclosure of cash flow information:
  Interest paid on all indebtedness..............      218,575                 --           346,273                --
Supplemental disclosure of noncash investing and
  financing activities:
  Excludes furniture acquired under capital
    leases.......................................           --                 --       $    50,785                --
                                                                                        ===========
  Dividends accrued in connection with
    preferred stock..............................  $   628,644      $     955,489       $   628,644     $   2,847,696
                                                   ===========      =============       ===========     =============
  Bridge financing converted to equity in
    connection with private placement............           --                 --       $ 4,080,079                --
                                                                                        ===========

  See accompanying notes to unaudited condensed consolidated interim financial statements.

                     AMERICAN COMMUNICATIONS SERVICES, INC.

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                              FINANCIAL STATEMENTS

(1)  BASIS OF PRESENTATION AND RELATED MATTERS

  Basis of Presentation

     As of the end of and for the three and nine month periods ended March 31, 1996, the accompanying unaudited condensed consolidated interim financial statements include the accounts of American Communications Services, Inc. and its subsidiaries, all of which, excluding the Louisville, Kentucky, Fort Worth and El Paso, Texas, and Columbia and Greenville, South Carolina subsidiaries, are wholly owned (the Louisville, Kentucky subsidiary was also not wholly owned for the three month period ending March 31, 1995). The Company has a 92.75 percent ownership interest in these subsidiaries. Such statements, including comparative information for the three and nine month periods ended March 31, 1995, where applicable, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and item 310(b) of Regulation S-B. The unaudited condensed consolidated statements should be read in conjunction with the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 1995 filed with the Securities and Exchange Commission (the "SEC") on October 13, 1995, as amended. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All material intercompany accounts and transactions have been eliminated in consolidation. Results for the interim periods are not indicative of the results to be expected for the full year.

  Business

     American Communications Services, Inc. ("ACSI" or the "Company") is a competitive local exchange carrier ("CLEC") that constructs and operates digital fiber optic networks and offers local telecommunications services to long distance companies (interexchange carriers or "IXCs") and business and government end users in the southern US.

     The Company currently provides non-switched dedicated services including special access, switched transport and private line services. These services generally are offered by the Company in competition with incumbent local exchange telephone companies ("ILECs") and are delivered with a high level of network reliability. The Company also offers high speed data services including ATM, high speed Local Area Network ("LAN") to LAN applications and multiple internet services. In addition to the data and non-switched dedicated services, the Company has begun offering on a limited basis enhanced voice messaging services to small and mid-size business and government end users. Successful marketing of these enhanced voice messaging and high-speed data services will not only provide the Company with increased revenues, but also with an expanded end user customer base and relevant marketing experience that can be leveraged into the offering of local switched services.

     As of March 31, 1996, ACSI had eleven operational networks and an additional nine networks under construction, most of which are expected to be operational by mid-1996. As of March 31, 1996, ACSI had applied for authority to provide switched local exchange telecommunications services in Alabama, Arizona, Arkansas, Georgia, Maryland, Nevada and New Mexico. Since March 31, 1996, the Company has filed for switched services authority in Texas. As of March 31, 1996, ACSI had received authority to provide intrastate dedicated services in Alabama, Arkansas, Georgia, Kentucky, New Mexico, Nevada, South Carolina and Texas and had an application pending in Mississippi. Since March 31, 1996, the Company has filed for intrastate dedicated services in Louisiana. In Tennessee, ACSI has received authority to provide intrastate telecommunications services including both switched local exchange and dedicated telecommunications services. The Company intends to have 30 networks in service or under construction during the third calendar quarter of 1996, with all 30 networks operational by mid-1997. To date, management believes that it has been able to deploy its capital most efficiently by constructing, rather than acquiring, fiber optic networks. By

                     AMERICAN COMMUNICATIONS SERVICES, INC.

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

(1) BASIS OF PRESENTATION AND RELATED MATTERS -- (CONTINUED) constructing all of its networks, ACSI believes it has realized significant cost savings, created considerable networking efficiencies and ensured quality, reliability and high operating standards.

  Financing Activities

     On March 26, 1996 the Company completed the private placement of $120,000,000 of 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes") under Rule 144A of the Securities Act of 1933, as amended (the "Act"). The Company received net proceeds of approximately $61,800,000 from the sale of the 2006 Notes. The Company has commenced an exchange offer pursuant to a registration statement on Form S-4 filed by the Company with the SEC pursuant to which the holders of the original 2006 Notes are entitled to exchange such 2006 Notes for newly-issued notes which are identical to the original 2006 Notes and which, with certain exceptions, are freely transferable under the Act. The exchange offer expires June 25, 1996. The 2006 Notes will accrete at a rate of 12 3/4% compounded semi-annually, to an aggregate principal amount of $120,000,000 by April 1, 2001. Thereafter, interest on the 2006 Notes will accrue at the annual rate of 12 3/4% and will be payable in cash semi-annually on April 1 and October 1, commencing on October 1, 2001. The Notes will mature on April 1, 2006.

     On November 14, 1995, the Company completed a private offering of 190,000 Units (the "Units") consisting of $190,000,000 principal amount of 13% Senior Discount Notes due 2005 (the "2005 Notes") and warrants to purchase 2,432,000 shares of the Company's common stock at a price of $7.15 per share (the "Warrants"). On March 27, 1996, the Company completed an exchange offer of newly-issued 2005 Notes for all of the original 2005 Notes pursuant to a registration statement on Form S-4 filed with the SEC. The new 2005 Notes are identical to the original 2005 Notes and, with certain exceptions, are freely transferable under the Act. Resale of the Warrants, and the issuance of common stock upon exercise of the Warrants, have been registered on a registration statement on Form S-3 filed with the SEC. The 2005 Notes will accrete to an aggregate principal amount of $190,000,000 by November 1, 2000, after which cash interest will be due on a semi-annual basis. The Company received net proceeds of approximately $96,826,000 from the sale of the Units. At the time of the closing of the Units, the Company also received net proceeds of approximately $4,725,000 from the private sale to ING Equity Partners, L.P.I. ("ING") of 50,000 shares of its 9% Series B-4 Convertible Preferred Stock (the "Series B-4 Preferred Stock") and the exercise by ING of warrants to purchase 214,286 shares of common stock pursuant to the June 1995 Series B Convertible Preferred Stock private placement. The Company will continue to use the proceeds from the sale of the 2005 Notes and Warrants and the Series B-4 Preferred Stock and the proceeds of the 2006 Notes to complete its 30 city business plan, as discussed below, and to fund negative operating cash flow until break-even.

  Other Information

     In February, 1996, the President signed into law comprehensive telecommunications reform legislation, The Telecommunications Act of 1996 ("1996 Act"). The new law requires all ILECs to unbundle their local network elements. Moreover, the 1996 Act requires all local exchange carriers ("LECs")to interconnect their facilities and equipment. Such provisions enable the Company to obtain critical connections to ILEC facilities. In addition, LECs are obligated to provide local telephone number portability and dialing parity upon request and make their local services available for resale by competitors. Under the legislation, LECs also have to allow competitors nondiscriminatory access to pole attachments, conduit space and other rights-of-way. Moreover, states are prohibited from disallowing local competition, although they are allowed to regulate such competition.

     The Company believes that each of these requirements is likely to enhance competition in the local telecommunications marketplace, and simplify the process of switching from ILEC services to those offered

                     AMERICAN COMMUNICATIONS SERVICES, INC.

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM
                      FINANCIAL STATEMENTS -- (CONTINUED)

(1) BASIS OF PRESENTATION AND RELATED MATTERS -- (CONTINUED) by CLECs. However, the legislation also offers important benefits to the ILECs. The ILECs are granted substantial new pricing flexibility and Regional Bell Operating Companies ("RBOCs") regain the ability to provide long distance services and obtain new rights to provide certain cable TV services. Management believes these changes enhance the competitive position of the ILECs.

(2)  SUBSEQUENT EVENTS

     On April 11, 1996, AT&T announced agreements with ACSI and four other companies allowing business customers in 70 cities to connect with AT&T's network for some services as an alternative to access provided by ILECs. Terms of the agreements were not disclosed, including the assignment of cities for service to the companies. ACSI expects to have networks in 22 of the 70 cities covered by the AT&T announcement.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Summary Consolidated Financial and
  Operating Data......................    8
Risk Factors..........................    9
Use of Proceeds.......................   16
Price Range of Common Stock...........   18
Dividend Policy.......................   18
Capitalization........................   19
Selected Consolidated Financial Data..   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   28
Management............................   48
Executive Compensation................   53
Certain Relationships and Related
  Transactions........................   62
Principal Stockholders................   66
Description of Certain Indebtedness...   68
Description of Capital Stock..........   70
Shares Eligible for Future Sale.......   72
Underwriting..........................   74
Legal Matters.........................   75
Experts...............................   75
Change in Independent Public
  Accountants.........................   75
Available Information.................   76
Glossary..............................   77
Index to Financial Statements.........  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                SHARES

                                 [ASCI LOGO]

                                 COMMON STOCK




                             ----------------------
                                   PROSPECTUS
                             ----------------------





 DONALDSON, LUFKIN & JENRETTE
    SECURITIES CORPORATION


     ALEX. BROWN & SONS
        INCORPORATED


  MONTGOMERY SECURITIES



           , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Certificate of Incorporation provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 194 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation and the By-laws further provide that directors and officers of the Company (as well as agents and employees of the Company at the discretion of the Board) shall, to the fullest extent authorized by the DGCL or any other applicable laws then in effect, be indemnified against liabilities arising from their service as directors and officers. The Company has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties.

     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:

        SEC Registration Fee...............................................  $46,121
        NASD Filing Fee....................................................   13,875
        Nasdaq Listing Fee.................................................     *
        Accounting Fees and Expenses.......................................     *
        Legal Fees and Expenses............................................     *
        Blue Sky Fees and Expenses.........................................     *
        Printing Fees......................................................     *
        Miscellaneous......................................................     *
                                                                             -------
        Total..............................................................  $
                                                                             =======

- ---------------
* To be completed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 1, 1992, the stockholders of Alabama Lightwave, Inc., North Carolina Lightwave, Inc., Chicago Lightwave, Inc., Delaware Lightwave Inc. and Virginia Lightwave, Inc. (collectively, the "ALI Subsidiaries") Russell T. Stern, Jr., Patrick J. Haynes and Willard McNitt entered into stock exchange agreements with ALI. Under these agreements, the stockholders of the ALI Subsidiaries received 650 shares of ALI mandatorily redeemable, non-voting, cumulative Series A Preferred Stock (the "ALI Preferred Stock") and 103,920 shares of ALI Common Stock (the "ALI Common Stock"). Additionally, ALI issued 363,720 shares of ALI Common Stock to existing stockholders for $0.0042 per share. The forgoing transactions were effected in private transactions under
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

     On July 1, 1992, pursuant to the terms of a stock subscription agreement (the "Subscription Agreement"), ALI sold 500 shares of ALI Preferred Stock and 181,860 shares of ALI Common Stock to Apex, Productivity and Brian Boyer for aggregate consideration of $500,875 in a private transaction in reliance on
Section 4(2) of the Securities Act.

     On December 15, 1992, ALI sold 100 additional shares of ALI Preferred Stock and 36,372 shares of ALI Common Stock to Apex, Productivity and Brian Boyer for an aggregate consideration of $100,175 pursuant to the terms of the Subscription Agreement. This transaction took the form of a private transaction under Section 4(2) of the Securities Act.

     On September 14, 1993, pursuant to an acquisition agreement and related documents, ALI was acquired by Golf Links, Ltd. ("GLL"), a dormant publicly held company. Under the acquisition agreement, each outstanding share of ALI Common Stock was exchanged for 207.84044 shares of GLL common stock and each outstanding share of ALI Preferred Stock was exchanged for one share of GLL Preferred Stock. Additionally, notes receivable for the purchase of common stock in the amount of $50,000 held by Russell T. Stern, Jr. and Patrick J. Haynes were forgiven as part of the acquisition transaction. After the acquisition, which resulted in the former shareholders of ALI owning a controlling interest in GLL, GLL changed its name to American Communication Services, Inc., a Colorado corporation. This transaction was completed in reliance on Section 4(2) of the Securities Act.

     Pursuant to an employment agreement dated August 23, 1993, the Company issued options to Anthony Pompliano, the Company's Chairman and Chief Executive Officer. Mr. Pompliano's employment agreement has been amended to provide for the grant of five year options to purchase 1,349,899 shares of Common Stock exercisable at $0.875 per share of which 899,932 have already vested and options to purchase up to 200,000 shares of Common Stock at $2.25 per share of which 50,000 have already vested. Pursuant to the third amendment to his employment agreement, Mr. Pompliano was also granted (i) options to purchase an additional 150,000 shares at an exercise price of $2.25 per share, all of which vested and became exercisable based upon the Company's achievement of certain performance goals, and (ii) options to purchase an additional 350,000 shares of Common Stock at exercise prices ranging from $2.25 per share to $2.80 per share, which will vest and become exercisable on August 24, 2001, if Mr. Pompliano is then employed by the Company or earlier, as to specified tranches of such shares, based upon the Company's achievement of certain performance goals related to each such tranche or upon a "change in control," as defined in the agreement. The Company has relied on Section 4(2) of the Securities Act in issuing these options.

     In September 1993, ALI issued $600,000 of senior unsecured promissory notes (the "ALI Notes") and warrants to purchase shares of ALI Common Stock to Shelby Goldring, Ronald Harris, Sandor Garfinkle, Morris Ades, Walter Lake, Ronald Mack IRA, Lamare Investments, Ltd. and Sabina, S.A. This offering was made in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. In addition, in September, 1993, Apex, Productivity and Brian Boyer converted 100 shares of ALI Preferred Stock, 36,372 shares of ALI Common Stock and 3,325 shares of one of the Company's former subsidiaries into ALI Notes with an original principal value of $135,175. Russell T. Stern, Jr. and Willard McNitt also converted $107,083 of short-term notes payable of ALI into ALI Notes. These transactions were undertaken as private resales in reliance on
Section 4(2) of the Securities Act. In July 1994, the Company repaid Willard McNitt the original principal amount of these notes plus accrued interest totalling $106,692. The notes were originally due on September 14, 1994, but the Company could, at its option, extend the maturity of these notes by one year in exchange for doubling the holder's warrant coverage. The Company elected to extend the maturity date of the remaining unpaid original principal amount of these notes held by Apex, Productivity, Brian Boyer and Russell T. Stern, Jr. In addition, upon the merger of ALI with and into the Company, the outstanding ALI Notes and accompanying warrants to purchase shares of ALI Common Stock became notes payable of the Company and warrants to purchase Common Stock of the Company. In connection therewith, $146,083 original principal amount of notes and warrants to purchase 247,715 shares of the Company's Common Stock remain outstanding and are held by Apex, Brian Boyer, Sandor Garfinkle, Shelby Goldring, Morris and Louis Ades, Ronald Harris, Walter Lake, Lamare Investments, Ltd., Ronald Mack IRA, Willard McNitt, Productivity, Sabina S.A., and Russell T. Stern, Jr. In connection with the October 1994 Private Placement, Apex and Productivity each exercised warrants received in connection with the ALI notes thereby purchasing 8,353 shares of Common Stock of the Company for an aggregate exercise price of $7,308.88. The issuance of the Common Stock upon exercise of the warrants was considered as part of the Private Placement and was effected pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. ALI paid a fee of $131,000 to Leveraged Capital Group Investments in connection with the original issuance of the ALI Notes. No fee was paid by the Company in connection with the conversion of ALI Preferred Stock, ALI Common Stock and ALI short-term notes payable into ALI Notes, the substitution of Company securities for ALI Notes and warrants or in connection with the issuance of Common Stock upon exercise of the warrants.

     In September 1993, the Company issued 151,588 shares of Common Stock to Deloitte & Touche, John J. Gaines, John L. Huff and The Thurston Group, Inc. in settlement of $136,636 in accrued liabilities for services rendered prior to that date. This issuance was treated as a private sale pursuant to Section 4(2) of the Securities Act.

     In June and July 1994 and October 1993, the Company issued options to purchase 50,000 shares of common stock to each of Russell T. Stern, Jr., William Salatich, George Middlemas and Steven Chrust, then all of its outside directors. The options vested immediately as to 20,000 shares and are exercisable for a period of five years at an exercise price of $0.875. The options with respect to the remaining 30,000 shares are exercisable at $3.10 and vest with respect to 10,000 shares on each of the first three anniversaries of the grant and expire on the fifth anniversary of the vesting date. 30,000 of these options were originally granted to each of Messrs. Stern, Salatich, Middlemas and Chrust at exercise prices ranging from $6.00 to $8.00 and such exercise prices were subsequently reduced to $3.10 on July 21, 1994. On December 13, 1994, the exercise prices of such options were further decreased from $3.10 to $2.25. Messrs. Stern and Salatich subsequently resigned from the Company's board of directors and pursuant to agreement with the Company all of their options vested upon such resignation. The Company has relied on
Section 4(2) of the Securities Act in issuing these options.

     In October 1993, the Company issued a warrant to purchase 300,000 shares of common stock at $0.875 per share to the Thurston Group, Inc. as compensation for a consulting agreement. These warrants became exercisable in October, 1994 and expire in October, 1995. The Company considers this a private sale pursuant to
Section 4(2) of the Securities Act.

     In October 1993, the Company approved the issuance of 5,000 shares of common stock to Dennis J. Ives as consideration for services performed. This transaction was considered a private sale pursuant to Section 4(2) of the Securities Act and the Company received no cash consideration and paid no fees in connection with this transaction. A non-cash compensation expense of $4,375 was recorded in connection with this transaction.

     In November 1993, the Company sold 400,000 shares of common stock at $2.50 per share to Louis Ades, Morris Ades, Louis and Morris Ades, Ronald Ades, Special Equity Associates, Lone Star Auto Partners, Inc., Corina Docteroff, Terivinn Enterprises, Inc., Thomas Joseph Fitzmaurice, Sandor A. Garfinkle, Shelby A. Goldring, Ronald I. Harris, Ronald Harris, Kenneth David Hecht, AMPM Enterprises, Alan Joseph Kaufman, M.D., Justin Products, Shelia N. Koch, Walter
J. Lake, Jr., Bruce L. Levenbrook, Ronald Liedel, Ronald Mack, Ronald S. Mack IRA, Salvatore D. Merlo, Andrew J. Panico, Stanley Associates, Allan Schneider, Leo Serrur, Siar Corp Money Purchase Pension Plan, Murray Slimowitz, Adams James Steiger, Andrew Robert Steiger, Alan Tabush, George James Vasilakos, Alan Warshak, and Gail Yamner. The Company received $850,000 in cash and retired $150,000 of its 10% senior unsecured promissory notes. This transaction was made in reliance on Section 4(2) of the Securities Act and Rule 504 promulgated thereunder. In connection with this transaction, the Company paid a fee of $171,000 to The Thurston Group, Inc., Huff & Gaines and Anthony Pompliano.

     Pursuant to an employment agreement dated November 1, 1993, the Company issued options to Richard Kozak its President and Chief Operating Officer. Mr. Kozak's employment agreement was amended to provide for the grant of five year options to purchase 899,932 shares of Common Stock at $0.875 per share of which 674,949 have vested and five year options to purchase up to 150,000 shares of Common Stock at $2.25 per share. Pursuant to his third amended and restated employment agreement dated as of June 30, 1995, with the Company, Mr. Kozak was granted options to purchase an additional 70,000 shares at an exercise price of $2.25 per share, all of which vested and became exercisable based upon the Company's achievement of certain performance goals, and (ii) options to purchase an additional 329,999 shares of Common Stock at exercise prices ranging from $2.25 per share to $2.80 per share, which will vest and become exercisable on November 1, 2001, if Mr. Kozak is then employed by the Company or earlier, as to specified tranches of such shares, based upon the Company's achievement of certain performance goals related to each such tranche or upon a change in control, as defined in the agreement (collectively, "Performance Stock Options"). Mr. Kozak's Performance Stock Options vested as to 40,000 shares in connection with the closing in November 1995 of the Private Placement. The Company considers these private transactions pursuant to Section 4(2) of the Securities Act.

     In December 1993, the Company entered into a consulting agreement with Ronald Hengen pursuant to which he received warrants to purchase 15,000 shares of common stock at an exercise price of $3.00 per share. These options expire December 31, 1998. The Company considers this a private transaction pursuant to
Section 4(2) of the Securities Act.

     In February 1994, the Company issued options to purchase 150,000 shares of common stock to George M. Tronsrue, III, its Executive Vice President for Strategic Planning and business Development. Of these options, 50,000 have already vested. The remaining options vest over a three-year period and all such options are exercisable at $2.25 per share and expire on the fifth anniversary of the vesting date. Pursuant to an amendment to his employment agreement, Mr. Tronsrue was granted five year options to purchase up to 100,001 shares of Common Stock at an exercise price of $2.25 per share. These options vested with respect to 16,667 shares on February 23, 1995, and will vest as to 16,667 shares on each of February 23, 1996, and February 23, 1997, and as to the remaining 50,000 shares on February 23, 1998. Mr. Tronsrue was granted Performance Stock Options to purchase 20,000 shares of Common Stock exercisable at a price of $2.25 per share through March 31, 2000, based upon the achievement of certain performance goals on the occurrence of certain events prior to December 31, 1994, and June 30, 1995. Upon the achievement of certain performance goals, Mr. Tronsrue also is entitled to receive five year Performance Stock Options to purchase up to 80,000 shares of Common Stock at an exercise price of $2.25 per share. Upon the occurrence of the respective performance criteria, the options will vest as to 20,000 shares on March 31, 1996, as to 20,000 on June 30, 1996, and as to 40,000 on September 1, 1996. On
July 6, 1995, pursuant to the agreement, Mr. Tronsrue was also granted Performance Stock Options to purchase 50,000 shares of Common Stock at an exercise price of $3.40 per share. These options will vest as to 25,000 shares on each of February 23, 1998, and February 23, 1999. None of the foregoing options granted to Mr. Tronsrue shall be deemed earned if, as to any given year, Mr. Tronsrue's employment is terminated for cause or if he voluntarily resigns. These were private transactions effected pursuant to Section 4(2) of the Securities Act.

     In April 1994, the Company issued options to purchase 150,000 shares of common stock to Riley M. Murphy, its Executive Vice President for Legal and Regulatory Affairs. Of these options, 25,000 have already vested and the remaining options vest over a three-year period and all such options are exercisable at $2.25 per share and expire on the fifth anniversary of the vesting date. Pursuant to an amendment to her employment agreement, Ms. Murphy also received options to purchase 100,002 shares which were granted on December 14, 1994, with an exercise price of $2.25. These options vested with respect to 14,584 shares on March 31, 1995, and will vest as to 14,584 shares on each of March 31, 1996, and March 31, 1997, and as to the remaining 56,250 shares on March 31, 1998. On July 6, 1995, pursuant to the agreement, Ms. Murphy was also granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.40 per share. These options will vest as to 25,000 shares on each of March 31, 1998, and March 31, 1999. None of the foregoing options granted to Ms. Murphy shall be deemed earned if, as to any given year, Ms. Murphy's employment is terminated for cause of if she voluntarily resigns. These were private transactions effected pursuant to Section 4(2) of the Securities Act.

     On April 5, 1994, the Company entered into a right of way agreement pursuant to which they granted the provider an option to the purchase 500,000 shares of common stock at 90% of the current market value at the time of exercise. This option expires on June 28, 1997. This transaction was considered a private sale pursuant to Section 4(2) of Securities Act.

     In May 1994, the Company granted options to purchase 150,000 shares of its common stock to Douglas R. Hudson, its Executive Vice President for Sales and Marketing. Of these options, 25,000 have already vested and the remaining options vest over a three-year period and all such options are exercisable at $2.25 per share and expire on the fifth anniversary of the vesting date. Pursuant to an amendment to his employment agreement, Mr. Hudson also received options to purchase 100,002 shares which were granted on December 14, 1994, with an exercise price of $2.25. These options vested with respect to 14,584 shares on May 31, 1995, and will vest as to 14,584 shares on each of May 31, 1996, and May 31, 1997, and as to the remaining 56,250 shares on May 31, 1998. On July 6, 1995, pursuant to the agreement, Mr. Hudson was also granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.40 per share. These options will vest as to 25,000 shares on each of May 31, 1998, and May 31, 1999. None of the foregoing options granted to Mr. Hudson shall be deemed earned if, as to any given year, Mr. Hudson's employment is terminated for cause or if he voluntarily resigns. These were private transactions effected pursuant to
Section 4(2) of the Securities Act.

     In May and June 1994, the Company sold notes to Apex, Productivity, Russell
T. Stern, Jr. and Siar Corp. Purchase Money Pension Plan ("Siar") in the original principal amount of $681,640. This transaction was effected as a private sale in reliance on Section 4(2) of the Securities Act. In connection with the purchase of its note, Siar was given 6,923 shares of common stock with a then current market value of approximately $22,500. The terms of the notes to Apex, Productivity and Stern provided that they were convertible into equity securities at the holder's option and that if the notes were so converted, the holders thereof would be entitled to conversion fees, also payable in equity securities of the Company. On October 25, 1994, the Company repaid Mr. Stern's note in the original principal amount of $77,281, along with accrued interest of $4,256 in cash. In connection with the October 1994 Private Placement, Apex and Productivity each converted their notes in the original principal amount of $264,679.50, along with accrued interest of $14,684.27 and a conversion fee of $77,250, into 3,962 shares of the Company's Series A Preferred Stock. In August 1994, Apex loaned the Company $250,000. The terms of this loan were 15% per annum interest on a note due December 31, 1994, the grant of a security interest in the tangible assets of the Company's operating subsidiary which was then constructing a CAP network and the issuance of the Company's warrants in the amount of $250,000 to purchase shares of Preferred Stock at $90 per share. Apex converted the principal of this loan into 2,778 shares of Series A Preferred Stock at $90 per share as part of the October 1994 Private Placement. In addition, Apex received warrants to purchase 3,333 shares of Common Stock at $1.125 per share and warrants to purchase 3,333 shares of Common Stock at $0.01 per share in connection with this conversion. All of these warrants were exercised. These transactions were considered a part of the October 1994 Private Placement and were effected in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

     On June 1, 1994, the Company entered into an agreement with Apex, Productivity, The Thurston Group, Inc., Brian Boyer and Russell T. Stern, Jr., to exchange 548,387 shares of common stock for all 1,700 of the Company's then currently issued and outstanding shares of preferred stock. The number of shares of common stock issued was computed by dividing the $1,700,000 face value of the preferred stock by $3.10, the average of the bid and ask price of the common stock for the five business days immediately preceding the transaction. This transaction was effected in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

     On June 28, 1994, the Company issued $4,300,720 principal amount of 15% convertible notes. These notes had warrants attached, however, the terms of exercise could not be determined except with reference to an anticipated equity financing on the part of the Company. The notes were sold by the Company to the following accredited investors in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder: Melco Developments Ltd., Pasquale J. Beldotti, Brad Peery Capital L.P., Barfield Nominees Limited, Apex, Productivity, William C. Miller, IV, Prime II Management, L.P., U.S. Signal Corporation, Ethos Partners L.P. and Global Opportunity Fund I Ltd. In connection with this transaction, the Company paid a fee of $554,900 to Gerard, Klauer, Mattison & Co.

     Effective July 1, 1994, the Company engaged SGC Advisory Services, Inc. ("SGC") as a financial and business consultant for three years. SGC is an affiliate of Steven G. Chrust, a director of the Company. Pursuant to the agreement, the Company will compensate SGC as follows: (1) a monthly fee of $5,000; (2) options to purchase up to 50,000 shares of the Company's Common Stock that vest on July 1, 1997, and are exercisable on or before July 1, 1999; and (3) a fee equal to 4% of the total aggregate consideration received by the Company or its shareholders in any transaction that the Company completes with a strategic partner, merger partner or buyer if SGC is the finder of such entity; or in the case where SGC is not the finder but proves instrumental in completing the transaction then a fee of 2% will be payable to SGC. In either case, 50% of the fee will be payable in cash at the time of closing and 50% will be payable in warrants to purchase securities or instruments similar to those received by the Company or its shareholders, unless the entire purchase price is paid in cash. In the latter case, the entire fee will be payable in cash at closing. Any warrants will have an exercise life of five years from date of issuance or vesting whichever is later and will be exercisable at the same price as established by the transaction that generates the warrant fee. At the end of each month of the term of the agreement, SGC earns a credit against the exercise price of the options referred to in (2) above equal to 1/36th of the exercise price. The shares issued upon exercise of the options were priced at the average of the high bid and low asked price on the closing date of the October 1994 Private Placement and have piggy-back registration rights.

     In August 1994, the Company entered into a consulting agreement with Richard Walko pursuant to which he was granted options to purchase 17,000 shares of common stock at $3.10 per share. These options are currently exercisable and expire on December 31, 1996. This transaction was considered a private sale pursuant to Section 4(2) of the Securities Act.

     Pursuant to an agreement dated as of September 9, 1994, as amended on May 12, 1995, the Company issued 62,000 shares of Common Stock to Randall Holcombe and Karen Grob Holcombe in partial payment of the purchase price for all of the outstanding shares of Piedmont Teleport, Inc. in a private transaction under
Section 4(2) of the Securities Act.

     On October 21, 1994, the Company sold 186,664 shares of Series A Preferred Stock and warrants to purchase an aggregate of 1,794,486 shares of common stock to Huff, Apex, Productivity, Ethos Partners L.P., Zelus International Ltd., Global Opportunity Fund I Ltd., William G. Salatich, Trustee William G. Salatich Consulting and U.S. Signal Corporation in a private transaction. The Company received aggregate consideration of approximately $16.8 million in connection with this transaction. In connection with this transaction, which was effectuated pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder, the Company paid Huff a commitment fee consisting of warrants to purchase 77,000 shares of common stock at $1.125 per share, Gerard, Klauer, Mattison and Co. a placement agent fee consisting of warrants to purchase 350,000 shares of common stock at $3.10 per share and a cash payment of $825,000 and Marvin Saffian a fee consisting of warrants to purchase 126,007 shares of common stock for $3.10 per share and a cash payment of $125,000.

     In November 1994, the Company issued options to purchase 100,000 shares of common stock to Ronald W. Kaiser, its Chief Financial Officer. Pursuant to an amendment to Mr. Kaiser's employment agreement, these options vest over a five-year period, are exercisable at $2.25 per share and expire on November 20, 1999. This was a private transaction effected pursuant to Section 4(2) of the Securities Act.

     Pursuant to an agreement dated as of November 28, 1994, the Company issued 10,636 shares of Common Stock to Jeffrey Corl and Leila Davis in partial payment of the purchase price for all of the outstanding shares of CitiLink Corp. in a private transaction under Section 4(2) of the Securities Act.

     On or about November 30, 1994, Huff exercised warrants to purchase 1,491,222 shares of common stock that it received in connection with the October 1994 Private Placement for an aggregate consideration of $100,767.22. This transaction was consummated as a private sale pursuant to Section 4(2) of the Securities Act.

     Between August 8 and November 1, 1994, the Company issued options to purchase 202,000 shares of Common Stock for $3.10 per share to nine employees of the Company. These were considered private transactions pursuant to Section 4(2) of the Securities Act.

     On March 20, 1995, the Company issued 25,000 shares of Common Stock to Suite 1025 Limited Partnership ("Suite 1025") pursuant to its exercise of certain warrants to purchase Common Stock at $.875 per share. On March 10, 1995, the Company issued 17,500 shares of Common Stock to Suite 1025 pursuant to its exercise of certain warrants to purchase Common Stock at $.875 per share. On March 23, 1995, the Company issued 5,000 shares of Common Stock to Suite 1025 pursuant to its exercise of certain warrants to purchase Common Stock at $.875 per share. On April 13, 1995, the Company issued 25,000 shares of Common Stock to Sabina International S.A. pursuant to its exercise of certain warrants to purchase Common Stock at $.875 per share. These transactions were completed in reliance on Section 4(2) of the Securities Act.

     In June 1995, the Company completed a private placement of its Series B-1, Series B-2, and Series B-3 Preferred Stock and warrants to purchase Common Stock for an aggregate purchase price of $22.75 million. ING purchased an aggregate of 100,000 shares of the Company's Series B-1 Preferred Stock, warrants to purchase 428,571 shares of Common Stock at an exercise price of $0.01 per share and a warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share. In June 1995, ING exercised its warrants to purchase 428,571 shares of Common Stock for an aggregate consideration of $4,286 and the remaining investors, with the exception of Huff, exercised warrants to purchase 117,854 shares of Common Stock for an aggregate consideration of $1,179 in July 1995. Huff and certain of its affiliates purchased an aggregate of 100,975 shares of Series B-2 Preferred Stock, a warrant to purchase 432,749 shares of Common Stock at an exercise price of $0.01 per share, a warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.79 and a warrant to purchase 100,000 shares at an exercise price of $2.50 per share. Apex and certain of its affiliates purchased an aggregate of 21,000 shares of Series B-3 Preferred Stock and warrants to purchase an aggregate of 90,000 shares of Common Stock at an exercise price of $.01 per share. The remaining investors in the June 1995 Private Placement purchased an aggregate of 1,525 shares of Series B-2 Preferred Stock and 4,000 shares of Series B-3 Preferred Stock and warrants to purchase 23,676 shares of Common Stock at an exercise price of $.01 per share. The price per unit in the private placement was $100 and the Company received aggregate proceeds of approximately $22.7 million. Pursuant to the Series B Purchase Agreement, ING purchased 50,000 shares of the Company's Series B-4 Preferred Stock and exercised a warrant entitling ING to purchase 214,286 shares of Common Stock at an exercise price of $0.01 per share, which purchases were consummated in November 1995 at a purchase price of $5.0 million. In connection with the private placement, the Series A Preferred Stock was exchanged for an identical number of shares of Series A-1 Preferred Stock and subsequently retired. In addition, GKM received $1,250,950 warrants to purchase 284,253 shares of Common Stock at an exercise price of $2.80 per share, and warrants to purchase 54 shares of Common Stock at an exercise price of $.01 per share and Marvin Saffian received warrants to purchase 25,000 shares of Common Stock at $2.80 per share. These were considered private transactions pursuant to Section 4(2) of the Securities Act.

     On July 7, 1995, the Company granted options to purchase 407,850 shares of Common Stock at an exercise price of $3.40 per share to various employees and consultants of the Company, which options will vest in various amounts over the next four years.

     On July 19, 1995, the Company issued 54 shares of Common Stock to GKM in connection with GKM's exercise of certain warrants received by GKM as partial payment of its placement fee relating to the June 1995 Private Placement. This transaction was completed in reliance on Section 4(2) of the Securities Act.

     On September 22, 1995, the Company granted options to purchase 136,500 shares of Common Stock at an exercise price of $4.00 per share to various employees and consultants of the Company, which options will vest in various amounts over the next four years.

     On November 14, 1995, the Company issued 12,500 shares of Common Stock to Walter Lake pursuant to his exercise of certain warrants to purchase Common Stock at $.875 per share and 676 shares of Common Stock to Brian Boyer pursuant to his exercise of certain warrants to purchase Common Stock at $.875 per share. These transactions were completed in reliance on Section 4(2) of the Securities Act.

     On November 14, 1995, the Company completed a private offering pursuant to Rule 144A of the Securities Act of 190,000 units (the "Units") consisting of $190,000,000 principal amount of 13% Senior Discount Notes (the "2005 Notes") due 2005, and warrants to purchase 2,432 shares of Common Stock at an exercise price of $7.15 per share (the "Warrants"), for which it received aggregate net proceeds of approximately $97.8 million (after deduction of underwriting discounts and commissions of $3.3 million and estimated offering expenses of $0.6 million). The Units were sold to Smith Barney Inc. and Salomon Brothers Inc (the "Initial Purchasers"). As part of the plan of distribution, the Initial Purchasers subsequently sold to the following persons, all of which were required to qualify as "Qualified Institutional Buyers" (as defined under Rule
144A):

                                                                           NUMBER OF
                           NAME/CLASS OF PURCHASER                      UNITS PURCHASED
        --------------------------------------------------------------  ---------------
        American Express Financial/IDS Financial Services.............       21,000
        Lutheran Brotherhood..........................................       30,000
        Manufacturers Life Insurance..................................       16,000
        Invesco Funds Group...........................................       11,000
        First Investors Management Co.................................       13,000
        T. Rowe Price Associates......................................       12,000
        Nomura Capital Management.....................................       10,000
        Northstar Investment Management...............................       12,500
        BEA Associates Inc............................................       13,050
        Loews Corp....................................................        7,200
        J&W Seligman & Co.............................................        5,000
        Massachusetts Financial Services..............................        4,000
        Fortis Advisers Inc...........................................        5,500
        Hampshire Management Company..................................        3,000
        Caywood-Scholl Capital Management.............................        2,750
        HighView Fund.................................................        1,000
        Brinson Partners Inc..........................................        2,000
        State Street Research & Management............................       10,000
        Aetna Life Insurance & Annuity................................        4,000
        Prospect Management Co........................................        2,000
        Smith Barney Inc..............................................        5,000
                                                                            -------
                                                                            190,000
                                                                            =======

     The Warrants and the shares of Common Stock underlying the Warrants, as well as Notes, substantially identical in terms to the 2005 Notes and into which the 2005 Notes were exchangeable, were registered under the Securities Act pursuant to Registration Statements declared effective in February 1996.

     In December 1995, the Company entered into the GKM Settlement Agreement, wherein the Company agreed to pay to GKM the GKM Settlement Expenses and issue the GKM Warrant I, which will allow GKM to purchase 96 shares of the Company's Common Stock at an exercise price of $0.01 per share at any time before June 28, 1996, and the GKM Warrant II, which will allow GKM to purchase 62,473 shares of the Company's Common Stock at an exercise price of $2.80 per share at any time after 5:00 p.m. New York City time on December 28, 1996, until 5:00 p.m. New York City time on December 28, 2000. The GKM Warrants were earned as a result of services that GKM performed in connection with the June 1995 private placement. The Common Stock issuable upon the exercise of the GKM Warrants have certain registration rights. The GKM Warrant I was exercised.

     On March 21, 1996, the Company completed a private offering pursuant to Rule 144A of the Securities Act of $120,000,000 in principal amount of 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes") for which it received net proceeds of approximately $61.8 million (after deduction of discounts and commissions of approximately $2.3 million and estimated offering expenses of $0.4 million). The 2006 Notes were sold to Smith Barney, Inc. and Bear, Stearns & Co. Inc. As part of the plan of distribution, the Initial Purchasers are in the process of offering the 2006 Notes to persons required to qualify as "Qualified Institutional Buyers" (as defined under Rule 144A).

ITEM 27. EXHIBITS.

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
    1.1       Form of Underwriting Agreement. ......................................      ++++++
    3.1       Amended and Restated Certificate of Incorporation of the Company. ....           0
    3.2       Certificate of Designations of the Company's 9% Series A-1, Series
              B-1, Series B-2, Series B-3 and Series B-4 Convertible Preferred
              Stock. ...............................................................          **
    3.3       Certificate of Elimination regarding the 9% Series A Preferred
              Stock. ...............................................................          **
    3.4       Amended and Restated By-Laws of the Company, as amended. .............           *
    3.5       Governance Agreement dated November 8, 1995, between the Company and
              the holders of its Preferred Stock. ..................................          ++
    3.8       Certificate of Correction dated March 11, 1996. ......................           0
    3.9       Supplemental Governance Agreement dated February 26, 1996. ...........           0
    4.1       Specimen Certificate of the Company's Common Stock. ..................           *
    4.2       Specimen Certificate of the Company's 9% Series A-1 Preferred
              Stock. ...............................................................        ****
    4.3       Specimen Certificate of the Company's 9% Series B-1 Preferred
              Stock. ...............................................................        ****
    4.4       Specimen Certificate of the Company's 9% Series B-2 Preferred
              Stock. ...............................................................        ****
    4.5       Specimen Certificate of the Company's 9% Series B-3 Preferred
              Stock. ...............................................................        ****
    4.6       Certificate of the Company's 9% Series B-4 Preferred Stock dated
              November 14, 1995. ...................................................          ++
    4.7       Indenture dated November 14, 1995, between the Company and Chemical
              Bank, as trustee, relating to $190,000,000 in principal amount of 13%
              Senior Discount Notes due 2005, including the form of global note. ...          ++
    4.8       Initial Global Note dated November 14, 1995. .........................          ++
    4.9       Warrant Agreement dated November 14, 1995, between the Company and
              Smith Barney Inc. and Salomon Brothers Inc. ..........................         +++
    4.10      Initial Global Warrant dated November 14, 1995. ......................         +++
    4.11      Indenture dated March 21, 1996, between the Company and Chemical Bank, as trustee, relating to $120,000,000 in principal amount of 12 3/4%
              Senior Discount Notes due 2006, including the form of global note. ...       +++++
    5.1       Opinion of Piper & Marbury L.L.P., counsel to the Company. ...........      ++++++
    9.1       Standstill Agreement dated June 26, 1995, between the Company and
              certain of its Preferred Stockholders. ...............................        ****
    9.2       Standstill Agreement dated November 8, 1995, between the Company and
              certain of its Preferred Stockholders. ...............................          ++
    9.3       Voting Rights Agreement dated November 8, 1995, between the Company
              and certain of its Preferred Stockholders. ...........................          ++
    9.4       Amendment to Voting Rights Agreement dated December 14, 1995. ........           0

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
   10.1       Exchange Agreement, dated June 1, 1994, between the Company and
              certain of its Preferred Shareholders. ...............................           *
   10.2       Exchange Agreement, dated June 26, 1995, between the Company and its
              9% Series A Preferred Shareholders. ..................................          **
   10.3       Company's 1994 Stock Option Plan. ....................................           *
   10.4       Registration Rights Agreement dated July 1, 1992, between American
              Lightwave, Inc. and persons named therein. ...........................           *
   10.5       Supplemental Registration Rights Agreement dated June 26, 1995. ......        ****
   10.6       Management Registration Rights Agreement dated June 30, 1995. ........        ****
   10.7       Registration Rights Agreement dated June 26, 1995, between the Company
              and certain Preferred Stockholders. ..................................          **
   10.8       Form of Warrant Agreement issued to certain Preferred Stockholders on
              June 26, 1995. .......................................................        ****
   10.9       Form of $.01 Warrant Agreement. ......................................        ****
   10.10      Form of $1.79 Warrant Agreement. .....................................        ****
   10.11      Form of $2.25 Warrant Agreement. .....................................        ****
   10.12      Stockholders Agreement dated June 26, 1995, between the Company and
              certain Preferred Stockholders. ......................................        ****
   10.13      Third Amended and Restated Employment Agreement between the Company
              and Anthony J. Pompliano. ............................................        ****
   10.14      Third Amended and Restated Employment Agreement between the Company
              and Richard A. Kozak. ................................................        ****
   10.15      Third Amended and Restated Employment Agreement between the Company
              and George M. Tronsrue, III. .........................................        ****
   10.16      Third Amended and Restated Employment Agreement between the Company
              and Riley M. Murphy. .................................................        ****
   10.17      Third Amended and Restated Employment Agreement between the Company
              and Douglas R. Hudson. ...............................................        ****
   10.18      Second Amended and Restated Employment Agreement between the Company
              and Ronald W. Kaiser. ................................................        ****
   10.19      Employment Agreement between the Company and Robert Ottman. ..........        ****
   10.20      Form of Non-Qualified Stock Option Certificate, as amended, issued to
              Richard A. Kozak. ....................................................        ****
   10.21      Form of Stock Option Certificates, as amended, issued to George M.
              Tronsrue, III under employment agreement. ............................        ****
   10.22      Form of Stock Option Certificates, as amended, issued to Riley M.
              Murphy under employment agreement. ...................................        ****
   10.23      Form of Stock Option Certificates, as amended, issued to Douglas R.
              Hudson under employment agreement. ...................................        ****
   10.24      Form of Stock Option Certificates, as amended, issued to Ronald W.
              Kaiser under employment agreement. ...................................        ****
   10.25      Form of Stock Option Certificates, as amended, issued to Robert
              Ottman. ..............................................................        ****
   10.26      Agreement, dated March 2, 1994, between the Company and Gerard Klauer
              Mattison & Co., as amended. ..........................................           *

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
   10.27      Agreement, dated March 20, 1995, between the Company and Gerard Klauer
              Mattison & Co., as amended. ..........................................        ****
   10.28      Agreement, dated October 19, 1994, between the Company and Marvin
              Saffian & Company. ...................................................           *
   10.29      Lease Agreement for the Company's executive offices at 131 National
              Business Parkway, Suite 100, Annapolis Junction, Maryland, as
              amended. .............................................................        ****
   10.30      Loan and Security Agreement, dated October 17, 1994, between AT&T
              Credit Corporation and American Communication Services of Louisville,
              Inc. .................................................................           *
   10.31      Loan and Security Agreement, dated February 28, 1995, between AT&T
              Credit Corporation and American Communication Services of Fort Worth,
              Inc. .................................................................        ****
   10.32      Loan and Security Agreement, dated June 30, 1995, between AT&T Credit
              Corporation and American Communication Services of Greenville, Inc.
              and American Communication Services of Columbia, Inc. ................        ****
   10.33      Amendment No. 1 to Parent Support and Pledge Agreement (Louisville)
              between the Company and AT&T Credit Corporation. .....................        ****
   10.34      Amendment No. 1 to Parent Support and Pledge Agreement (Fort Worth)
              between the Company and AT&T Credit Corporation. .....................        ****
   10.35      Amendment No. 1 to Loan and Security Agreement between American
              Communications Services of Louisville, Inc. and AT&T Credit
              Corporation. .........................................................        ****
   10.36      Consulting Agreement, dated October 25, 1993, between the Company and
              Thurston Partners, Inc.. .............................................           *
   10.37      Consulting Agreement, effective July 1, 1994, between the Company and
              SGC Advisory Services, Inc. ..........................................           *
   10.38      Consulting Agreement, dated June 16, 1994, between the Company and
              Thurston Partners, Inc. and Global Capital, Inc. .....................           *
   10.39      Note Purchase Agreement, dated June 28, 1994. ........................           *
   10.40      Investment Agreement dated October 21, 1994, between the Company and
              the Purchasers named therein. ........................................           *
   10.41      Stock Purchase Agreement, dated October 17, 1994, between the Company
              and AT&T Credit Corporation. .........................................           *
   10.41      American Communication Services of Louisville, Inc. Common Stock
              Purchase Agreement, dated October 17, 1994. ..........................           *
   10.42      Stock Purchase Agreement, dated November 28, 1994, by and among the
              Company, CitiLink Corp., and the former directors and shareholders of
              CitiLink Corp., as amended August 3, 1995. ...........................        ****
   10.43      Stock Purchase Agreement, dated May 12, 1995, by and among the
              Company, Piedmont Teleport, Inc., Randal Holcombe and Karen Holcombe,
              as amended. ..........................................................        ****
   10.44      Stock and Warrant Purchase Agreement, dated June 26, 1995, between the
              Company and the Purchasers named therein. ............................          **
   10.45      Form of Indemnity Agreement between the Company and its Directors, as
              amended. .............................................................        ****
   10.46      Assignment and Assumption Agreement dated June 21, 1995, between the
              Company and Apex Investment Fund II, L.P. ............................        ****
   10.47      Registration Agreement dated November 9, 1995, between the Company and
              the Initial Purchasers. ..............................................          ++

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
   10.48      Loan and Security Agreement, dated September 8, 1995, between AT&T
              Credit Corporation and American Communications Services of El Paso,
              Inc. .................................................................          ++
   10.49      Parent Support and Pledge Agreement (El Paso) dated September 8, 1995,
              between the Company and AT&T Credit Corporation. .....................          ++
   10.50      Letter Agreement dated November 14, 1995, between the Company and ING
              Equity Partners, L.P. I, with respect to the purchase of 50,000 shares of the Company's 9% Series B-4 Convertible Preferred Stock and
              warrants to purchase 214,286 shares of Common Stock. .................          ++
   10.51      Warrant to Purchase Shares of American Communications Services, Inc.
              Common Stock dated December 28, 1995, between the Company and Gerard
              Klauer, Mattison & Co. ("GKM Warrant I")..............................          ++
   10.52      Warrant to Subscribe For and Purchase Common Stock of American
              Communications Services, Inc. dated December 28, 1995, between the
              Company and Gerard Klauer, Mattison & Co. ("GKM Warrant II")..........          ++
   10.53      Amended 1994 Stock Option Plan of the Company.........................          ++
   10.54      Parent Pledge and Support Agreement dated as of October 17, 1994
              between the Company and AT&T Credit Corporation. .....................           *
   10.55      American Communication Services of El Paso Inc. Common Stock Purchase
              Agreement dated September 8, 1995. ...................................           0
   11.1       Statement re: computation of per share earnings (loss). ..............           +
   16.1       Letter re: change in certifying accountant. ..........................         ***
   21.1       Subsidiaries of the Registrant. ......................................      ++++++
   23.1       Consent of KPMG Peat Marwick LLP. ....................................        ++++
   23.2       Consent of Coopers & Lybrand L.L.P. ..................................        ++++
   23.3       Consent of Piper & Marbury L.L.P. (contained in Exhibit 5.1)..........      ++++++
   24.1       Power of Attorney (included on page II-15). ..........................        ++++

- ---------------
     * Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-87200) and incorporated herein by reference thereto.

    ** Previously filed as an exhibit to the Company's Current Report on Form
       8-K dated June 26, 1995, and incorporated herein by reference thereto.

   *** Previously filed as an exhibit to the Company's Quarterly Report on Form
       10-QSB for the fiscal quarter ended March 31, 1995, and incorporated herein by reference thereto.

  **** Previously filed as an exhibit to the Company's Annual Report on Form
       10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference thereto.

     + Previously filed as an exhibit to the Company's Annual Report on Form
       10-QSB for the fiscal year ended June 30, 1995, and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995, both of which are incorporated herein by reference thereto.

    ++ Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 33-80305) and incorporated herein by reference thereto.

   +++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-80673) and incorporated herein by reference thereto.

  ++++ Filed herewith.

 +++++ Previously filed as an exhibit to the Company's Current Report on Form
       8-K dated March 26, 1996 and incorporated herein by reference thereto.

++++++ To be filed by amendment.

     0 Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-3632) and incorporated herein by reference thereto.

ITEM 28. UNDERTAKINGS.

     REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     RULE 430A INFORMATION. For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under rule 424(b) (1), or (4) or 497(h) under the Securities Act (sec.sec. 230.424(b) (1),
(4) or 230.497(h) as part of this Registration Statement as of the time the Commission declared it effective.

     For purposes of determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, American Communications Services, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis Junction, Maryland, on June 13, 1996.

                                       AMERICAN COMMUNICATIONS SERVICES, INC.,
                                       Registrant

                                       By:    /s/  RICHARD A. KOZAK
                                         ------------------------------------
                                                   Richard A. Kozak
                                            President and Chief Executive
                                                        Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard
A. Kozak and Anthony J. Pompliano his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES
INDICATED:

               SIGNATURE                                  TITLE                       DATE
- ----------------------------------------  -------------------------------------  ---------------
     /s/  ANTHONY J. POMPLIANO                  Chairman of the Board of           June 13, 1996
- ----------------------------------------                Directors
          Anthony J. Pompliano

       /s/  RICHARD A. KOZAK              President and Chief Executive Officer    June 13, 1996
- ----------------------------------------      (Principal Executive Officer)
            Richard A. Kozak

      /s/  HARRY J. D'ANDREA                     Chief Financial Officer           June 13, 1996
- ----------------------------------------        (Principal Financial and
           Harry J. D'Andrea                       Accounting Officer)

     /s/  GEORGE M. MIDDLEMAS                           Director                   June 13, 1996
- ----------------------------------------
          George M. Middlemas

        /s/  EDWIN M. BANKS                             Director                   June 13, 1996
- ----------------------------------------
             Edwin M. Banks

   /s/  CHRISTOPHER L. RAFFERTY                         Director                   June 13, 1996
- ----------------------------------------
        Christopher L. Rafferty

               SIGNATURE                                  TITLE                       DATE
- ----------------------------------------  -------------------------------------  ---------------
      /s/  BENJAMIN P. GIESS                            Director                   June 13, 1996
- ----------------------------------------
           Benjamin P. Giess

     /s/  OLIVIER L. TROUVEROY                          Director                   June 13, 1996
- ----------------------------------------
          Olivier L. Trouveroy

        /s/  PETER C. BENTZ                             Director                   June 13, 1996
- ----------------------------------------
             Peter C. Bentz

                                 EXHIBIT INDEX

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
    1.1       Form of Underwriting Agreement. ......................................      ++++++
    3.1       Amended and Restated Certificate of Incorporation of the Company. ....           0
    3.2       Certificate of Designations of the Company's 9% Series A-1, Series
              B-1, Series B-2, Series B-3 and Series B-4 Convertible Preferred
              Stock. ...............................................................          **
    3.3       Certificate of Elimination regarding the 9% Series A Preferred
              Stock. ...............................................................          **
    3.4       Amended and Restated By-Laws of the Company, as amended. .............           *
    3.5       Governance Agreement dated November 8, 1995, between the Company and
              the holders of its Preferred Stock. ..................................          ++
    3.8       Certificate of Correction dated March 11, 1996. ......................           0
    3.9       Supplemental Governance Agreement dated February 26, 1996. ...........           0
    4.1       Specimen Certificate of the Company's Common Stock. ..................           *
    4.2       Specimen Certificate of the Company's 9% Series A-1 Preferred
              Stock. ...............................................................        ****
    4.3       Specimen Certificate of the Company's 9% Series B-1 Preferred
              Stock. ...............................................................        ****
    4.4       Specimen Certificate of the Company's 9% Series B-2 Preferred
              Stock. ...............................................................        ****
    4.5       Specimen Certificate of the Company's 9% Series B-3 Preferred
              Stock. ...............................................................        ****
    4.6       Certificate of the Company's 9% Series B-4 Preferred Stock dated
              November 14, 1995. ...................................................          ++
    4.7       Indenture dated November 14, 1995, between the Company and Chemical
              Bank, as trustee, relating to $190,000,000 in principal amount of 13%
              Senior Discount Notes due 2005, including the form of global note. ...          ++
    4.8       Initial Global Note dated November 14, 1995. .........................          ++
    4.9       Warrant Agreement dated November 14, 1995, between the Company and
              Smith Barney Inc. and Salomon Brothers Inc. ..........................         +++
    4.10      Initial Global Warrant dated November 14, 1995. ......................         +++
    4.11      Indenture dated March 21, 1996, between the Company and Chemical Bank, as trustee, relating to $120,000,000 in principal amount of 12 3/4%
              Senior Discount Notes due 2006, including the form of global note. ...       +++++
    5.1       Opinion of Piper & Marbury L.L.P., counsel to the Company. ...........        ++++
    9.1       Standstill Agreement dated June 26, 1995, between the Company and
              certain of its Preferred Stockholders. ...............................        ****
    9.2       Standstill Agreement dated November 8, 1995, between the Company and
              certain of its Preferred Stockholders. ...............................          ++
    9.3       Voting Rights Agreement dated November 8, 1995, between the Company
              and certain of its Preferred Stockholders. ...........................          ++
    9.4       Amendment to Voting Rights Agreement dated December 14, 1995. ........           0
   10.1       Exchange Agreement, dated June 1, 1994, between the Company and
              certain of its Preferred Shareholders. ...............................           *
   10.2       Exchange Agreement, dated June 26, 1995, between the Company and its
              9% Series A Preferred Shareholders. ..................................          **
   10.3       Company's 1994 Stock Option Plan. ....................................           *
   10.4       Registration Rights Agreement dated July 1, 1992, between American
              Lightwave, Inc. and persons named therein. ...........................           *

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
   10.5       Supplemental Registration Rights Agreement dated June 26, 1995. ......        ****
   10.6       Management Registration Rights Agreement dated June 30, 1995. ........        ****
   10.7       Registration Rights Agreement dated June 26, 1995, between the Company
              and certain Preferred Stockholders. ..................................          **
   10.8       Form of Warrant Agreement issued to certain Preferred Stockholders on
              June 26, 1995. .......................................................        ****
   10.9       Form of $.01 Warrant Agreement. ......................................        ****
   10.10      Form of $1.79 Warrant Agreement. .....................................        ****
   10.11      Form of $2.25 Warrant Agreement. .....................................        ****
   10.12      Stockholders Agreement dated June 26, 1995, between the Company and
              certain Preferred Stockholders. ......................................        ****
   10.13      Third Amended and Restated Employment Agreement between the Company
              and Anthony J. Pompliano. ............................................        ****
   10.14      Third Amended and Restated Employment Agreement between the Company
              and Richard A. Kozak. ................................................        ****
   10.15      Third Amended and Restated Employment Agreement between the Company
              and George M. Tronsrue, III. .........................................        ****
   10.16      Third Amended and Restated Employment Agreement between the Company
              and Riley M. Murphy. .................................................        ****
   10.17      Third Amended and Restated Employment Agreement between the Company
              and Douglas R. Hudson. ...............................................        ****
   10.18      Second Amended and Restated Employment Agreement between the Company
              and Ronald W. Kaiser. ................................................        ****
   10.19      Employment Agreement between the Company and Robert Ottman. ..........        ****
   10.20      Form of Non-Qualified Stock Option Certificate, as amended, issued to
              Richard A. Kozak. ....................................................        ****
   10.21      Form of Stock Option Certificates, as amended, issued to George M.
              Tronsrue, III under employment agreement. ............................        ****
   10.22      Form of Stock Option Certificates, as amended, issued to Riley M.
              Murphy under employment agreement. ...................................        ****
   10.23      Form of Stock Option Certificates, as amended, issued to Douglas R.
              Hudson under employment agreement. ...................................        ****
   10.24      Form of Stock Option Certificates, as amended, issued to Ronald W.
              Kaiser under employment agreement. ...................................        ****
   10.25      Form of Stock Option Certificates, as amended, issued to Robert
              Ottman. ..............................................................        ****
   10.26      Agreement, dated March 2, 1994, between the Company and Gerard Klauer
              Mattison & Co., as amended. ..........................................           *
   10.27      Agreement, dated March 20, 1995, between the Company and Gerard Klauer
              Mattison & Co., as amended. ..........................................        ****
   10.28      Agreement, dated October 19, 1994, between the Company and Marvin
              Saffian & Company. ...................................................           *
   10.29      Lease Agreement for the Company's executive offices at 131 National
              Business Parkway, Suite 100, Annapolis Junction, Maryland, as
              amended. .............................................................        ****

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
   10.30      Loan and Security Agreement, dated October 17, 1994, between AT&T
              Credit Corporation and American Communication Services of Louisville,
              Inc. .................................................................           *
   10.31      Loan and Security Agreement, dated February 28, 1995, between AT&T
              Credit Corporation and American Communication Services of Fort Worth,
              Inc. .................................................................        ****
   10.32      Loan and Security Agreement, dated June 30, 1995, between AT&T Credit
              Corporation and American Communication Services of Greenville, Inc.
              and American Communication Services of Columbia, Inc. ................        ****
   10.33      Amendment No. 1 to Parent Support and Pledge Agreement (Louisville)
              between the Company and AT&T Credit Corporation. .....................        ****
   10.34      Amendment No. 1 to Parent Support and Pledge Agreement (Fort Worth)
              between the Company and AT&T Credit Corporation. .....................        ****
   10.35      Amendment No. 1 to Loan and Security Agreement between American
              Communications Services of Louisville, Inc. and AT&T Credit
              Corporation. .........................................................        ****
   10.36      Consulting Agreement, dated October 25, 1993, between the Company and
              Thurston Partners, Inc.. .............................................           *
   10.37      Consulting Agreement, effective July 1, 1994, between the Company and
              SGC Advisory Services, Inc. ..........................................           *
   10.38      Consulting Agreement, dated June 16, 1994, between the Company and
              Thurston Partners, Inc. and Global Capital, Inc. .....................           *
   10.39      Note Purchase Agreement, dated June 28, 1994. ........................           *
   10.40      Investment Agreement dated October 21, 1994, between the Company and
              the Purchasers named therein. ........................................           *
   10.41      Stock Purchase Agreement, dated October 17, 1994, between the Company
              and AT&T Credit Corporation. .........................................           *
   10.41      American Communication Services of Louisville, Inc. Common Stock
              Purchase Agreement, dated October 17, 1994. ..........................           *
   10.42      Stock Purchase Agreement, dated November 28, 1994, by and among the
              Company, CitiLink Corp., and the former directors and shareholders of
              CitiLink Corp., as amended August 3, 1995. ...........................        ****
   10.43      Stock Purchase Agreement, dated May 12, 1995, by and among the
              Company, Piedmont Teleport, Inc., Randal Holcombe and Karen Holcombe,
              as amended. ..........................................................        ****
   10.44      Stock and Warrant Purchase Agreement, dated June 26, 1995, between the
              Company and the Purchasers named therein. ............................          **
   10.45      Form of Indemnity Agreement between the Company and its Directors, as
              amended. .............................................................        ****
   10.46      Assignment and Assumption Agreement dated June 21, 1995, between the
              Company and Apex Investment Fund II, L.P. ............................        ****
   10.47      Registration Agreement dated November 9, 1995, between the Company and
              the Initial Purchasers. ..............................................          ++
   10.48      Loan and Security Agreement, dated September 8, 1995, between AT&T
              Credit Corporation and American Communications Services of El Paso,
              Inc. .................................................................          ++
   10.49      Parent Support and Pledge Agreement (El Paso) dated September 8, 1995,
              between the Company and AT&T Credit Corporation. .....................          ++

                                                                                      INCORPORATION
EXHIBIT NO.                                DESCRIPTION                                BY REFERENCE
- -----------   ----------------------------------------------------------------------  -------------
   10.50      Letter Agreement dated November 14, 1995, between the Company and ING
              Equity Partners, L.P. I, with respect to the purchase of 50,000 shares of the Company's 9% Series B-4 Convertible Preferred Stock and
              warrants to purchase 214,286 shares of Common Stock. .................          ++
   10.51      Warrant to Purchase Shares of American Communications Services, Inc.
              Common Stock dated December 28, 1995, between the Company and Gerard
              Klauer, Mattison & Co. ("GKM Warrant I")..............................          ++
   10.52      Warrant to Subscribe For and Purchase Common Stock of American
              Communications Services, Inc. dated December 28, 1995, between the
              Company and Gerard Klauer, Mattison & Co. ("GKM Warrant II")..........          ++
   10.53      Amended 1994 Stock Option Plan of the Company.........................          ++
   10.54      Parent Pledge and Support Agreement dated as of October 17, 1994
              between the Company and AT&T Credit Corporation. .....................           *
   10.55      American Communication Services of El Paso Inc. Common Stock Purchase
              Agreement dated September 8, 1995. ...................................           0
   11.1       Statement re: computation of per share earnings (loss). ..............           +
   16.1       Letter re: change in certifying accountant. ..........................         ***
   21.1       Subsidiaries of the Registrant. ......................................      ++++++
   23.1       Consent of KPMG Peat Marwick LLP. ....................................        ++++
   23.2       Consent of Coopers & Lybrand L.L.P. ..................................        ++++
   23.3       Consent of Piper & Marbury L.L.P. (contained in Exhibit 5.1)..........      ++++++
   24.1       Power of Attorney (included on page II-15). ..........................        ++++

- ---------------
     * Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-87200) and incorporated herein by reference thereto.

    ** Previously filed as an exhibit to the Company's Current Report on Form
       8-K dated June 26, 1995, and incorporated herein by reference thereto.

   *** Previously filed as an exhibit to the Company's Quarterly Report on Form
       10-QSB for the fiscal quarter ended March 31, 1995, and incorporated herein by reference thereto.

  **** Previously filed as an exhibit to the Company's Annual Report on Form
       10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference thereto.

     + Previously filed as an exhibit to the Company's Annual Report on Form
       10-QSB for the fiscal year ended June 30, 1995, and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995, both of which are incorporated herein by reference thereto.

    ++ Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 33-80305) and incorporated herein by reference thereto.

   +++ Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-80673) and incorporated herein by reference thereto.

  ++++ Filed herewith.

 +++++ Previously filed as an exhibit to the Company's Current Report on Form
       8-K dated March 26, 1996 and incorporated herein by reference thereto.

++++++ To be filed by amendment.

     0 Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-3632) and incorporated herein by reference thereto.

                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Stockholders and Board of Directors
American Communications Services, Inc.:

     We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.

                                          /s/  KPMG PEAT MARWICK LLP

                                          KPMG Peat Marwick LLP

Washington, D.C.
June 14, 1996

                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form SB-2 of our report dated August 29, 1994, except for matters discussed in the third paragraph of that report, as to which the date is September 15, 1995, on our audit of the financial statements and financial statement schedules of American Communication Services, Inc. (a development stage company) as of and for the year ended June 30, 1994. We also consent to the reference to our firm under the captions "Experts" and "Change in Independent Public Accountants".

/s/ COOPERS & LYBRAND L.L.P.

Chicago, Illinois
June 13, 1996